     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SYSCO CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          5140                         74-1648137
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of                 Classification Code Number)         Identification No.)
incorporation or organization)

                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
      (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                                 KENT R. BERKE
             ASSISTANT VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

         B. JOSEPH ALLEY, JR., ESQ.                      WILLIAM R. WADDELL, ESQ.
        ARNALL GOLDEN & GREGORY, LLP                 MCGUIRE WOODS BATTLE & BOOTHE LLP
          2800 ONE ATLANTIC CENTER                        9000 WORLD TRADE CENTER
         1201 WEST PEACHTREE STREET                        101 WEST MAIN STREET
         ATLANTA, GEORGIA 30309-3450                      NORFOLK, VIRGINIA 23510
               (404) 873-8500                                 (757) 640-3700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger of Doughtie's Foods, Inc., a Virginia corporation ("Doughtie's"), with and into SYSCO Food Services of Eastern Virginia, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of SYSCO Corporation, a Delaware corporation ("SYSCO" or the "Registrant") as described in the Agreement and Plan of Merger among SYSCO, Merger Sub and Doughtie's dated as of May 5, 1999 (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF SECURITIES         AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING    AMOUNT OF REGISTRATION
    TO BE REGISTERED         REGISTERED(1)          PER SHARE(2)            PRICE(2)                 FEE(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
  value per share.......    1,210,257 Shares           $13.25            $16,035,905.25            $4,457.98
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of the Registrant, $1.00 par value per share, estimated to be issuable upon the completion of the merger of Doughtie's with and into Merger Sub based on the issuance of approximately .8095 shares of common stock of the Registrant in exchange for each share of common stock of Doughtie's, $1.00 par value per share (based on 1,495,023 shares of Doughtie's common stock outstanding as of July 21,
    1999). This calculation assumes that no cash elections are made.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the Doughtie's common stock to be cancelled in the merger, assuming that 1,495,023 shares of Doughtie's common stock are outstanding at the time of the merger, and is based upon $13.25, the average of the high and low prices of Doughtie's common stock as reported by the Nasdaq SmallCap Market on July 21, 1999

(3) A fee of $5,171.15 was paid in connection with the filing of the preliminary proxy statement/prospectus on May 28, 1999 pursuant to Rule 14a-6(i) promulgated under the Securities Exchange Act of 1934. Accordingly, pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DOUGHTIE'S FOODS, INC.                                         SYSCO CORPORATION

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     You are cordially invited to attend a special meeting of shareholders of Doughtie's Foods, Inc. to be held on August 23, 1999, at 10:00 a.m. local time, at the Crestar Bank Board Room, 500 Main Street, Norfolk, Virginia 23510.

     At this important meeting, Doughtie's will ask you to approve the merger between Doughtie's and a wholly-owned subsidiary of SYSCO Corporation. If the merger is completed, you will receive a maximum amount ranging from approximately $14.03 to $14.83 per share immediately following closing of the merger. In addition, you may receive an additional amount ranging from approximately $2.07 to $2.87 per share, depending on whether Doughtie's will be able to contract to sell and/or leaseback two properties prior to closing and whether additional amounts will be released from an escrow account and a shareholder representative fund established at closing. These amounts are also subject to a possible net worth adjustment at closing. The maximum amount that Doughtie's shareholders will receive, assuming no net worth adjustment and that all available amounts will be released from escrow and the shareholders representative fund, is approximately $16.90 per share. After the merger, SYSCO will operate the Doughtie's business as a wholly-owned subsidiary of SYSCO.

     The merger cannot be completed unless more than two-thirds of Doughtie's shareholders approve it. 61.87% of the vote is controlled by directors and executive officers of Doughtie's, and their family members. Your Board of Directors unanimously recommends that you vote for approval of the merger, which it believes is in Doughtie's and your best interests. YOUR VOTE IS VERY IMPORTANT.

     Doughtie's has also enclosed a proxy card and cash election form so you can vote on the merger without attending the special meeting and make an election as to the kind of consideration you choose to receive in exchange for your stock. You will have the option to receive all SYSCO common stock, all cash or a combination of cash and SYSCO common stock.

     This proxy statement/prospectus provides you with detailed information about the proposed merger. Doughtie's encourages you to read this document carefully. In addition, please see "Where You Can Find More Information" on page 63 for additional information about SYSCO and Doughtie's on file with the Securities and Exchange Commission.

                                                  /s/ STEVEN C. HOUFEK
                                            ------------------------------------
                                                     Steven C. Houfek,
                                               President and Chief Executive
                                                          Officer
                                                   Doughtie's Foods, Inc.

     SYSCO and Doughtie's have mailed this proxy statement/prospectus and accompanying proxy card and cash election form to shareholders of Doughtie's on or about July 23, 1999. AN INVESTMENT IN SYSCO COMMON STOCK IS SUBJECT TO RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SYSCO COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 23, 1999.

                             DOUGHTIE'S FOODS, INC.
                               2410 WESLEY STREET
                           PORTSMOUTH, VIRGINIA 23707

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                  TO BE HELD:
                                AUGUST 23, 1999
                             10:00 A.M. LOCAL TIME
                           BOARD ROOM OF CRESTAR BANK
                                500 MAIN STREET
                            NORFOLK, VIRGINIA 23510

TO THE SHAREHOLDERS OF DOUGHTIE'S FOODS, INC.:

     The Board of Directors of Doughtie's asks you to attend this special meeting for the following purposes:

     1. Proposed Merger. To consider and vote upon a proposal to adopt the agreement and plan of merger dated May 5, 1999 describing Doughtie's proposed merger with and into a wholly-owned subsidiary of SYSCO Corporation. If the merger is completed, SYSCO will pay to each holder of outstanding shares of common stock of Doughtie's, for each share of Doughtie's common stock owned:

     - up to a maximum of approximately $16.90 in cash,

     - the equivalent value paid in shares of SYSCO common stock, or

     - a combination of cash and SYSCO common stock,

all subject to possible adjustment as described in the proxy statement/prospectus. After the merger, SYSCO will operate the Doughtie's business as a wholly-owned subsidiary of SYSCO. SYSCO and Doughtie's have attached the agreement and plan of merger, which describes the terms of the merger in detail, as Appendix A to the accompanying proxy statement/prospectus; and

     2. Other Business. To consider and vote on any incidental matters to the business to be conducted at the special meeting or any adjournments or postponements thereof.

     Because of the merger which is the subject of the special meeting, there will be no annual meeting of Doughtie's shareholders, unless the merger is not approved, in which event, notice of an annual meeting will thereafter be given.

     Only shareholders who hold their Doughtie's stock at the close of business on July 19, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

     We invite you to attend the special meeting because it is important that your shares be represented at the special meeting. Please sign and date the enclosed proxy card and return it to us in the accompanying blue postage-prepaid envelope. Please complete and return the cash election form, along with your stock certificates, to the exchange agent in the additional accompanying white envelope only if you would like to receive cash or a combination of cash and SYSCO common stock. If you attend the special meeting, you may revoke your proxy and vote in person. In addition, you may revoke your election to receive cash in the merger at any time prior to 5:00 p.m. eastern time on the date of the special meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ MICHAEL S. LAROCK
                                            ------------------------------------
                                            Michael S. LaRock
                                            Secretary

Portsmouth, Virginia
July 23, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
  QUESTIONS AND ANSWERS ABOUT THE MERGER....................     1
  ADDITIONAL SUMMARY INFORMATION............................     4
     The Companies..........................................     4
     Reasons for the Merger.................................     5
     Recommendation to Doughtie's Shareholders..............     5
     Other Interests of Doughtie's Officers and Directors in
      the Merger............................................     5
     Opinion of Doughtie's Financial Advisor................     5
     What Will Happen to Doughtie's.........................     5
     Record Date............................................     6
     Risk Factors...........................................     6
     Differences In The Rights Of Shareholders..............     6
     Important Federal Income Tax Consequences..............     6
     Conditions To The Merger...............................     6
     Termination Of The Merger Agreement....................     6
     Regulatory Approvals...................................     7
     Accounting Treatment...................................     7
     Pro Forma Financial Information........................     7
     Dividends After The Merger.............................     7
     Comparative Per Share Data.............................     7
     Comparative Per Share Market Price Information.........     8
     Historical Market Prices of SYSCO and Doughtie's.......     9
     SYSCO Selected Consolidated Financial Information......    10
     Doughtie's Selected Consolidated Financial
      Information...........................................    11
RISK FACTORS................................................    12
  RISKS RELATING TO THE MERGER..............................    12
  RISKS RELATING TO THE BUSINESS OF SYSCO AND THE COMBINED
     COMPANY................................................    14
  RISKS RELATING TO THE BUSINESS OF DOUGHTIE'S..............    15
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    17
THE MERGER..................................................    18
  Background of the Merger..................................    18
  Reasons for the Merger; Recommendation of The Doughtie's
     Board..................................................    20
  Potential Conflicts of Interest of Directors and Executive
     Officers in The Merger.................................    21
  Opinion of Doughtie's Financial Advisor...................    22
  Effective Time............................................    26
  Material Federal Income Tax Consequences..................    26
  Accounting Treatment......................................    30
  Regulatory Matters; Approvals and Consents................    31
  New York Stock Exchange Listing...........................    31
  Federal Securities Law Consequences.......................    31
  Board of Directors and Management Following Merger........    32
  Appraisal or Dissenters' Rights...........................    32
THE SPECIAL MEETING.........................................    33
  Purpose, Time And Place...................................    33
  Record Date; Voting Power.................................    33
  Share Ownership of Management.............................    33
  Voting of Proxies.........................................    33
  Revocability of Proxies...................................    34
  Solicitation of Proxies...................................    34
MATERIAL PROVISIONS OF THE MERGER AGREEMENT.................    35
  Structure of the Merger; Closing Date.....................    35
  Merger Consideration......................................    35
  Escrow Amounts............................................    37

                                                              PAGE
                                                              ----
  Shareholder Representative Fund...........................    39
  Shareholder Representative................................    40
  Cash Election Form and Procedures.........................    40
  Procedure For Surrendering Doughtie's Common Stock
     Certificates After the Effective Time..................    41
  Conditions To Completion of The Merger....................    42
  Environmental Condition...................................    43
  Conduct of Business Pending The Merger....................    43
  Termination...............................................    44
  Fees and Expenses.........................................    45
  Representations And Warranties............................    45
  Other Covenants...........................................    46
  Amendment And Waiver......................................    46
  No Solicitation By Doughtie's.............................    47
BUSINESS OF SYSCO...........................................    48
BUSINESS OF DOUGHTIE'S......................................    50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF DOUGHTIE'S...................    51
  Results of Operations.....................................    51
  Liquidity and Capital Resources...........................    53
  New Accounting Pronouncements.............................    54
  Year 2000 Compliance......................................    54
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................    55
PRINCIPAL DOUGHTIE'S SHAREHOLDERS...........................    56
COMPARISON OF SHAREHOLDER RIGHTS............................    57
  Authorized Capital Stock..................................    57
  Number and Term of Directors..............................    57
  Removal of Directors......................................    58
  Special Meeting of Shareholders...........................    58
  Notice For Meetings.......................................    58
  Charter Amendments........................................    58
  Amendments To Bylaws......................................    58
  Advance Notice Bylaw Provisions for Election of
     Directors..............................................    59
  Shareholder Proposals.....................................    59
  State Takeover Laws Applicable To The Companies...........    60
  Inspection Of Books And Records...........................    60
  Vote Required For Mergers And Similar Fundamental
     Corporate Transactions.................................    61
  Vote Required For Sales Of All Or Substantially All Of The
     Corporate Assets.......................................    61
  Dividends.................................................    61
  Dissenters' Appraisal Rights..............................    61
  SYSCO Rights Plan.........................................    62

EXPERTS.                                                        62
LEGAL MATTERS...............................................    63
SHAREHOLDER PROPOSALS.......................................    63
OTHER MATTERS...............................................    63
WHERE YOU CAN FIND MORE INFORMATION.........................    63
DOUGHTIE'S FOODS, INC. INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS................................................   F-1

APPENDIX A--    Agreement and Plan of Merger dated as of May 5, 1999, among
                SYSCO, SYSCO Food Services of Eastern Virginia, Inc.,                A-1
                Doughtie's and Doughtie's Shareholder Representative........
APPENDIX B--    Opinion of Mann, Armistead & Epperson, Ltd. ................         B-1

                                    SUMMARY

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 1. WHAT AM I BEING ASKED TO VOTE UPON?

    You are being asked to approve a merger agreement which provides that Doughtie's will merge into a wholly-owned subsidiary of SYSCO.

 2. HOW DO I VOTE?

    After reading this proxy statement/prospectus, please fill out and sign your proxy card. Then mail your signed proxy card in the blue enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

 3. WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

    Your failure to return your proxy card will have the same effect as voting against the merger.

 4. MAY I VOTE IN PERSON?

    Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

 5. MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    Yes. You may change your vote at any time before your proxy is voted at the special meeting. To do so, you can attend the special meeting and vote in person or you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to Doughtie's Foods, Inc., 2410 Wesley Street, Portsmouth, Virginia 23707, Attention:
    Michael S. LaRock. However, simply attending the meeting, without casting your vote, will not revoke your proxy.

 6. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM FOR ME?

    Yes, but your broker will vote your shares only if you provide instructions on how to vote. Otherwise, without instructions, your shares will not be voted. Shares that are not voted will have the same effect as shares voted against the merger.

 7. AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

    No. Holders of Doughtie's common stock are not entitled to appraisal or dissenters' rights under Virginia law.

 8. WHAT IS THE MERGER PRICE?

    The merger price contained in the merger agreement is $17.00 per share of Doughtie's stock, to be paid in cash and/or SYSCO common stock. However, there are several potential and expected deductions from this amount which are described in question 9 below. As a result, the maximum amount that Doughtie's shareholders will receive is approximately $16.90 per share. See "Material Provisions of the Merger Agreement -- Merger Consideration" on page 35.

 9. WHAT ARE THE ADJUSTMENTS TO THE MERGER PRICE?

     - Net Worth Adjustment. If Doughtie's net worth at closing is less than $9,853,617, then SYSCO will have the right to either make an adjustment to the per share merger price in an amount that reflects the difference in the net worth, or to terminate the merger agreement. See "Material Provisions of the Merger Agreement -- Merger Consideration" on page 35.

     - Escrows. $3 million will be placed in escrow at closing to cover purchase price adjustments which may need to be made in the event of breaches of representations and warranties given by Doughtie's to SYSCO regarding Doughtie's business and financial matters. Additionally, up to $1.2 million may also be placed in escrow depending on the status at closing of the sale of two pieces of property owned by Doughtie's. See "Material Provisions of the Merger Agreement -- Escrow Amounts" on page 37.

     - Shareholder Representative Fund. At closing, a shareholder representative will be appointed. For a period of three years after closing, the shareholder representative will act on behalf of the former Doughtie's shareholders regarding the funds placed in escrow at closing, and will, for example, negotiate with SYSCO regarding any claims SYSCO may make against the escrow funds. Approximately $305,000 (or $0.20 per share) of the merger price will be set aside at closing to establish a shareholder representative fund. This fund will be used to pay a salary to the shareholder representative in the total amount of $150,000 over the three years. The remainder of the shareholder representative fund will be used, if necessary, to cover the shareholder representative's expenses. See "Material Provisions of the Merger Agreement -- Shareholder Representative Fund" on page 39.

10. HOW MUCH WILL I RECEIVE AT CLOSING, AND HOW MUCH MIGHT I RECEIVE AFTER CLOSING?

    Because of the potential and expected deductions described above, and assuming there is no net worth adjustment, at closing you will immediately receive a maximum amount ranging from approximately $14.03 to $14.83 per share in cash and/or SYSCO common stock. Subsequent to the closing, and after the escrow accounts are fully administered over the course of three years, you may receive an additional maximum amount ranging from approximately $2.07 to $2.87 per share, a portion of which may be paid approximately two years after the closing and the balance of which may be paid approximately three years after the closing. The decrease in the maximum amount payable to Doughtie's shareholders from $17.00 to $16.90 per share is due to the payment of $150,000 (or approximately $0.10 per share) of the $305,000 shareholder's representative fund to the shareholder representative as salary over three years, which amount will not be available for later distribution to the Doughtie's shareholders. See "Material Provisions of the Merger Agreement -- Merger Consideration" on page 35.

11. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    Yes, if you would like to receive cash or a combination of cash and SYSCO common stock. The stock certificates should be mailed to Bank Boston N.A., the exchange agent for SYSCO, in the accompanying white envelope along with the cash election form.

12. HOW DO I INDICATE WHETHER I WOULD PREFER TO RECEIVE CASH OR SHARES OF SYSCO COMMON STOCK?

    If you want all cash or a combination of stock and cash just complete the cash election form and return it with your stock certificates to the exchange agent in the white envelope. IN ORDER FOR YOUR CASH ELECTION TO BE EFFECTIVE, YOU MUST PROPERLY COMPLETE AND SIGN A CASH ELECTION FORM AND DELIVER IT TO THE EXCHANGE AGENT WITH YOUR STOCK CERTIFICATES SO THAT THEY ARE RECEIVED NO LATER THAN 5:00 P.M. EASTERN TIME ON THE DATE OF THE SPECIAL MEETING. IF YOUR CASH ELECTION FORM AND STOCK CERTIFICATES ARE NOT TIMELY RECEIVED, YOU WILL RECEIVE SYSCO COMMON STOCK ONLY. See "Material Provisions of The Merger Agreement -- Cash Election Form and Procedures" on page 40.

    IF YOU DO NOT WISH TO RECEIVE ANY CASH, DO NOT SEND IN THE CASH ELECTION FORM OR YOUR STOCK CERTIFICATES AT THIS TIME. You will receive instructions from the exchange agent shortly after the special meeting.

13. IF MY SHARES ARE IN "STREET NAME," HOW SHOULD I INDICATE WHETHER I WANT CASH OR STOCK?

    Your broker, or other person holding your stock, will need to send in the cash election form on your behalf. You should contact your broker for more information.

14. WHAT WILL I RECEIVE IF THE AMOUNT OF CASH ELECTED BY THE OTHER SHAREHOLDERS AND ME EXCEEDS THE MAXIMUM AMOUNT OF CASH AVAILABLE IN THE MERGER?

    SYSCO will reduce the amount of cash you will receive and the difference will be paid to you in shares of SYSCO common stock. See "Material Provisions of the Merger Agreement -- Merger Consideration" on page 35.

15. WHERE WILL MY SYSCO SHARES TRADE AFTER THE MERGER?

    Any SYSCO common stock received in connection with the merger will trade on the New York Stock Exchange under the symbol "SYY."

16. WHAT DO I NEED TO DO NOW?

    After you have carefully read this proxy statement/prospectus, just complete and sign your proxy card and cash election form, if you would like to receive cash or a combination of cash and SYSCO common stock, and mail them in the enclosed envelopes as soon as possible. That way, your shares can be represented at the Doughtie's shareholders special meeting. You must also send in your stock certificates with the cash election form.

17. WHO SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

    If you have questions about the merger you should contact:

Doughtie's Foods, Inc.                      SYSCO Corporation
Attn: Marion S. Whitfield, Jr., Investor    Toni Spigelmyer
  Relations                                 Assistant Vice President, Investor
2410 Wesley Street                          Relations
Portsmouth, Virginia 23707                  1390 Enclave Parkway
(757) 393-6007                              Houston, Texas 77077-2099
                                            (281) 584-1390

                         ADDITIONAL SUMMARY INFORMATION

     This additional summary information, together with the preceding
"Summary -- Questions and Answers About The Merger," highlights selected information from this document but may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 63. The merger agreement is included as Appendix A to this proxy statement/prospectus. It is the legal document that governs the merger. The page references in parentheses direct you to a more complete description of the topics presented in this summary.

THE COMPANIES (BEGINNING AT PAGE 48)

SYSCO Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

     SYSCO Corporation, together with its subsidiaries and divisions, is the largest U.S. distributor of food and related products to the foodservice or "away-from-home-eating" industry. SYSCO provides its products and services to approximately 300,000 customers, including:

     - restaurants;

     - healthcare and educational facilities;

     - lodging establishments; and

     - other foodservice customers throughout the entire continental United States, as well as portions of Alaska and Canada.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $15 billion in fiscal 1998. SYSCO's innovations in food technology, packaging and transportation provide customers with quality products delivered on time, in excellent condition and at reasonable prices.

Doughtie's Foods, Inc.
2410 Wesley Street
Portsmouth, Virginia
(757) 393-6007

     Doughtie's Foods, Inc. was incorporated in Virginia in November 1971 to sell and distribute a wide variety of meat and seafood products and other food items. Doughtie's has historically manufactured many of the meat and seafood products sold by it, while it has always purchased from other sources some food items that it sells, like fruits, vegetables, condiments, and seasonings. In 1997 Doughtie's completed its divestment of its unprofitable manufacturing operations. Following these divestitures, Doughtie's has been able to concentrate on its business of distributing food products to commercial and institutional customers, including:

     - supermarkets;

     - restaurants;

     - cafeterias;

     - independent food distributors;

     - schools;

     - hospitals; and

     - other public and private facilities.

     Doughtie's marketing area covers:

     - the central, northern, and eastern portions of Virginia;

     - Maryland;

     - Washington, D.C.;

     - portions of North Carolina; and

     - small areas of Delaware.

     Although Doughtie's is no longer engaged in the manufacture of food products, it continues to distribute its traditional "Doughtie's" label products through the buyers of the manufacturing businesses.

REASONS FOR THE MERGER (PAGE 20)

     SYSCO and Doughtie's believe that their combination will create value for both companies' shareholders for many reasons, including:

     - Doughtie's limited growth opportunities. Doughtie's may require substantial capital investments to significantly expand its business from an operating and marketing standpoint, and Doughtie's may be unable to obtain the required capital.

     - SYSCO's resources. SYSCO has the resources to develop Doughtie's growth opportunities and has offered a fair price to Doughtie's shareholders.

     - Consolidation. In the foodservice industry, consolidation with larger distribution networks sometimes offers an advantage in buying power, operating efficiency and technological development.

     - Liquid investment. The Doughtie's shareholders will receive SYSCO common stock that is listed on the New York Stock Exchange. In addition, most shareholders will be free to sell their SYSCO common stock and diversify into other investments.

RECOMMENDATION TO DOUGHTIE'S SHAREHOLDERS (PAGE 20)

     The Doughtie's Board of Directors believes that the merger is in the best interests of Doughtie's and its shareholders and unanimously recommends that you vote for the merger.

OTHER INTERESTS OF DOUGHTIE'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE 21)

     In considering the Doughtie's Board of Directors' recommendation that you vote for the merger, you should be aware that the officers and directors of Doughtie's have interests in the merger that are different from, or in addition to, their rights as Doughtie's shareholders. For example:

     - all options held by officers and directors will vest and become exercisable for cash when the merger becomes effective;

     - Mr. Vernon W. Mules, a director of Doughtie's, will be appointed as the shareholder representative and will receive a salary of $150,000 over three years for his services; and

     - SYSCO will employ the current officers of Doughtie's after the merger.

OPINION OF DOUGHTIE'S FINANCIAL ADVISOR (PAGE 22)

     Mann, Armistead & Epperson, Ltd. has delivered to the Doughtie's Board of Directors its written opinion, dated as of May 5, 1999, that the merger price per share to be received by the Doughtie's shareholders is fair from a financial point of view to the Doughtie's shareholders. This opinion is included as Appendix B to this proxy statement/prospectus. Shareholders of Doughtie's should read this opinion.

WHAT WILL HAPPEN TO DOUGHTIE'S

     If the merger is completed, Doughtie's will merge into a subsidiary of SYSCO and the Doughtie's business will be operated as a wholly-owned subsidiary of SYSCO. Individuals who owned stock in Doughtie's before the merger will own stock in SYSCO after the merger, unless they elect to receive only cash. Assuming no Doughtie's shareholders elect to receive cash in the merger, former Doughtie's shareholders will own less than 0.5% of SYSCO's common stock after the merger.

RECORD DATE (PAGE 33)

     You can vote at the special meeting of Doughtie's shareholders, in person or by proxy, if you owned Doughtie's common stock at the close of business on July 19, 1999.

RISK FACTORS (PAGE 12)

     The success of the merger will be influenced by many factors, including the risks with which each of SYSCO and Doughtie's contend and other risks which may impact their combined operations. See "Risk Factors" for a discussion of risk factors relating to the merger and the businesses of SYSCO and Doughtie's.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 57)

     Upon completion of the merger, the rights of Doughtie's shareholders who become shareholders of SYSCO in the merger will be governed by Delaware law, the Certificate of Incorporation of SYSCO and the Bylaws of SYSCO.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES (PAGE 26)

     It is expected that the merger will be tax-free for federal income tax purposes. No gain or loss will be recognized by Doughtie's or SYSCO by reason of the merger. Additionally, no gain or loss will be recognized by Doughtie's shareholders on their receipt of shares of SYSCO common stock in the merger. In general, however, Doughtie's shareholders will recognize taxable gain to the extent they receive cash in the merger. Doughtie's shareholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

CONDITIONS TO THE MERGER (PAGE 42)

     The completion of the merger depends upon meeting a number of conditions, including:

     - compliance with the rules and regulations of the:

          - Securities and Exchange Commission;

          - Federal Trade Commission; and

          - Department of Justice;

     - the approval of Doughtie's shareholders; and

     - the receipt of legal opinions that the merger will be treated as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT (PAGE 44)

     Either SYSCO or Doughtie's can terminate the merger agreement without completing the merger, if any of the following occurs:

     - the merger is not completed by September 30, 1999;

     - the holders of more than two-thirds of the stock of Doughtie's do not approve the merger;

     - the Boards of Directors of Doughtie's and SYSCO agree to terminate the merger agreement;

     - a court or governmental authority prevents the merger; or

     - the other party materially breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

     In addition, SYSCO can terminate the merger agreement without completing the merger if any one of the following occurs:

     - the Doughtie's Board of Directors withdraws its recommendations to approve the merger agreement;

     - the net worth of Doughtie's at closing is less than the net worth of Doughtie's as shown on its December 26, 1998 balance sheet; or

     - prior to the closing, SYSCO, in its sole discretion, is not satisfied with the results of an environmental due diligence investigation and with any issues which arise from that investigation.

REGULATORY APPROVALS (PAGE 31)

     SYSCO and Doughtie's have satisfied the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger.

ACCOUNTING TREATMENT (PAGE 30)

     The merger will be accounted for under the purchase method of accounting.

PRO FORMA FINANCIAL INFORMATION

     The purpose of pro forma financial information is to determine any effect the merger will have on the net income and earnings per share of SYSCO. Doughtie's net income will have a de minimis effect on SYSCO's results of operations.

     Unaudited pro forma combined basic and diluted earnings per share for the fiscal year ended June 27, 1998 and the thirty-nine weeks ended March 27, 1999, after giving effect to the merger were equal to SYSCO's reported earnings per share for those periods. The unaudited pro forma effect of the merger on SYSCO's net earnings for those periods and on total assets as of March 27, 1999 was de minimis. The unaudited pro forma combined financial information includes the estimated allocation of the purchase price to the assets acquired and liabilities assumed based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of the assets and liabilities becomes available. The unaudited pro forma purchase price assumes no net worth adjustment and that all amounts escrowed and subject to the shareholder representative fund will be subsequently released to Doughtie's shareholders and the shareholder representative.

DIVIDENDS AFTER THE MERGER

     SYSCO's current annualized dividend rate is $0.40 per share. Doughtie's current annualized dividend rate is $0.12 per share. The payment of dividends by SYSCO in the future, however, will depend on business conditions, its financial position, earnings and other factors. If the merger is approved, Doughtie's will not pay any further dividends.

COMPARATIVE PER SHARE DATA

     The comparative per share data shows how each share of Doughtie's stock that you hold would have participated in the income from continuing operations, cash dividends and book value of SYSCO if the merger had been effective as of the dates below, and should be taken into account in valuing the SYSCO stock to be received in the merger. However, these amounts do not necessarily reflect future per share levels of income from continuing operations, cash dividends and book value of SYSCO.

     SYSCO and Doughtie's have summarized below per share information for SYSCO and Doughtie's on a historical and equivalent pro forma basis. The Doughtie's earnings and cash dividends per share equivalents assume the merger had occurred as of June 29, 1997, and the book value per share equivalents assume the merger had occurred as of March 27, 1999, and are calculated by multiplying the SYSCO unaudited pro forma per share amounts by an exchange ratio of 0.5606, which assumes an average SYSCO closing price during the ten trading days ending two trading days prior to the closing of $30.325, no net worth adjustment, and that all amounts escrowed and subject to the shareholder representative fund will be subsequently released to Doughtie's shareholders and the shareholder representative. The average closing price was calculated assuming a May 25, 1999 closing date.

                        SYSCO CORPORATION -- HISTORICAL

                                                                             AT AND FOR THE   AT AND FOR THE
                                                                                39 WEEKS       FISCAL YEAR
                                                                                 ENDED            ENDED
                                                                             MARCH 27, 1999   JUNE 27, 1998
                                                                             --------------   --------------
Per Share Data:
  Income from continuing operations per common share -- Basic........             $0.74            $0.95
                                                     -- Diluted......              0.73             0.95
  Cash dividends per common share....................................              0.28             0.33
  Book value per common share........................................              4.22             4.05

                            DOUGHTIE'S FOODS, INC. -- HISTORICAL

Per Share Data:
  Income from continuing operations per common share -- Basic(1).....             $0.57            $0.60
                                                     -- Diluted(1)...              0.56             0.60
  Cash dividends per common share(1).................................              0.09             0.11
  Book value per common share........................................              6.62             6.14

                  DOUGHTIE'S FOODS, INC. -- PRO FORMA PER SHARE EQUIVALENTS

Per Share Data:
  Income from continuing operations per common share -- Basic........             $0.41            $0.53
                                                     -- Diluted......              0.41             0.53
  Cash dividends per common share....................................              0.16             0.18
  Book value per common share........................................              2.37             2.27

---------------

(1) Doughtie's fiscal year ended December 26, 1998. To conform Doughtie's historical information to SYSCO's fiscal year end, the applicable quarterly historical financial statements were combined to present the information for the fiscal year ended June 27, 1998 and the 39 weeks ended March 27, 1999.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of SYSCO common stock are listed on the New York Stock Exchange. Shares of Doughtie's common stock are listed on the Nasdaq SmallCap Market. On July 21, 1999, SYSCO common stock closed at $31.625 per share and Doughtie's common stock closed at $13.250 per share on that date. SYSCO and Doughtie's urge you to obtain current market quotations before making any decision with respect to the merger.

     The following table sets forth the closing sales price for a share of each of the indicated stocks on February 16, 1999, the last trading day preceding the announcement of the proposed merger, and the Doughtie's equivalent share value.

                                                               CLOSING SALES PRICE ON
                                                                 FEBRUARY 16, 1999
                                                               ----------------------
SYSCO.......................................................          $26.0625
Doughtie's Historical.......................................          $13.2500
Doughtie's Equivalent at an assumed Exchange Ratio of .5606, which assumes an average per share SYSCO price of
  $30.325...................................................          $14.6106

                HISTORICAL MARKET PRICES OF SYSCO AND DOUGHTIE'S

     The tables below set forth the (1) high and low sales prices per share for SYSCO common stock, as reported on the New York Stock Exchange Composite Tape, and the cash dividends paid on SYSCO common stock for the periods indicated, adjusted for the 2-for-1 stock split effected by a 100% stock dividend paid on March 20, 1998, and (2) the high and low sales prices per share for Doughtie's common stock, as reported by the Nasdaq SmallCap Market, and the cash dividends paid on Doughtie's common stock for the periods indicated, adjusted to reflect the 50% stock split effected on January 12, 1998.

                                            SYSCO
                                            -----
                                                              COMMON STOCK PRICE
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW        PAID
                                                              --------   --------   ---------
FISCAL YEAR ENDED JUNE 28, 1997
  First Quarter.............................................  $17.250    $13.563     $0.065
  Second Quarter............................................   17.750     15.813      0.065
  Third Quarter.............................................   17.813     14.625      0.075
  Fourth Quarter............................................   19.125     16.500      0.075
FISCAL YEAR ENDED JUNE 27, 1998
  First Quarter.............................................  $19.719    $17.094     $0.075
  Second Quarter............................................   23.406     17.906      0.075
  Third Quarter.............................................   26.750     21.625      0.085
  Fourth Quarter............................................   26.750     21.875      0.090
FISCAL YEAR ENDED JULY 3, 1999
  First Quarter.............................................  $25.938    $19.938     $0.090
  Second Quarter............................................   28.688     23.938      0.090
  Third Quarter.............................................   29.875     24.938      0.100
  Fourth Quarter............................................   31.875     25.000      0.100
FISCAL YEAR ENDING JULY 1, 2000
  First Quarter (through July 21)...........................   32.125     30.063         --

                                          DOUGHTIE'S
                                          ----------
                                                               COMMON STOCK PRICE
                                                               -------------------   DIVIDENDS
                                                                 HIGH       LOW        PAID
                                                               --------   --------   ---------
FISCAL YEAR ENDED DECEMBER 27, 1997
  First Quarter.............................................   $ 3.583    $ 2.667     $0.027
  Second Quarter............................................     3.667      2.500      0.027
  Third Quarter.............................................     5.083      3.583      0.027
  Fourth Quarter............................................     7.500      4.500      0.026
FISCAL YEAR ENDED DECEMBER 26, 1998
  First Quarter.............................................   $ 8.750    $ 6.125     $0.030
  Second Quarter............................................     8.500      7.125      0.030
  Third Quarter.............................................     7.875      4.875      0.030
  Fourth Quarter............................................     8.250      6.000      0.030
FISCAL YEAR ENDING DECEMBER 25, 1999
  First Quarter.............................................   $15.750    $ 6.813     $0.030
  Second Quarter............................................    15.000     13.000         --
  Third Quarter (through July 21)...........................    13.250     13.250         --

     As of June 30, 1999, there were 329,869,917 shares of SYSCO common stock outstanding, which were owned by 15,483 holders of record. As of that date there were 1,495,023 shares of Doughtie's common stock outstanding, which shares were owned by 228 holders of record.

               SYSCO SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of SYSCO. SYSCO derived this information from audited financial statements for fiscal years 1994 through 1998. The selected consolidated financial data for the 39 weeks ended March 27, 1999 and March 28, 1998 has been derived from SYSCO's unaudited consolidated financial statements and includes, in the opinion of management of SYSCO, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for these periods. The financial data included herein may not necessarily be indicative of the financial position or results of operations of SYSCO in the future. The information is only a summary and should be read in conjunction with SYSCO's historical financial statements and related notes contained in the annual reports and other information of SYSCO on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 63.

               SYSCO -- HISTORICAL SELECTED FINANCIAL INFORMATION

                               39-WEEKS ENDED                                  FISCAL YEAR ENDED
                          -------------------------                      (SATURDAY CLOSEST TO JUNE 30)
                           MARCH 27,     MARCH 28,    -------------------------------------------------------------------
                             1999          1998          1998          1997          1996          1995          1994
                          -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                 (UNAUDITED)
                                             (IN THOUSANDS EXCEPT FOR PER SHARE DATA AND PERCENTAGES)
Sales                     $12,604,182   $11,326,162   $15,327,536   $14,454,589   $13,395,130   $12,118,047   $10,942,499
Earnings before income
  taxes                       402,292       372,633       532,493       495,955       453,943       417,618       367,582
Income taxes                  156,894       145,327       207,672       193,422       177,038       165,794       150,830
                          -----------   -----------   -----------   -----------   -----------   -----------   -----------
Earnings before
  cumulative effect of
  accounting change           245,398       227,306       324,821       302,533       276,905       251,824       216,752
Cumulative effect of
  accounting change                --       (28,053)      (28,053)           --            --            --            --
                          -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net earnings              $   245,398   $   199,253   $   296,768   $   302,533   $   276,905   $   251,824   $   216,752
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Earnings before
  accounting change:(1)
  Basic earnings per
    share                 $      0.74   $      0.67   $      0.95   $      0.85   $      0.76   $      0.69   $      0.59
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted earnings per
    share                 $      0.73   $      0.66   $      0.95   $      0.85   $      0.75   $      0.68   $      0.58
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cumulative effect of
  accounting change:(1)
  Basic earnings per
    share                          --   $     (0.08)  $     (0.08)           --            --            --            --
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted earnings per
    share                          --   $     (0.08)  $     (0.08)           --            --            --            --
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net earnings:(1)
  Basic earnings per
    share                 $      0.74   $      0.58   $      0.87   $      0.85   $      0.76   $      0.69   $      0.59
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted earnings per
    share                 $      0.73   $      0.58   $      0.86   $      0.85   $      0.75   $      0.68   $      0.58
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per
  share(1)                $      0.28   $      0.24   $      0.33   $      0.28   $      0.24   $      0.20   $      0.16
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Total assets              $ 4,019,709   $ 3,600,014   $ 3,780,189   $ 3,433,823   $ 3,319,943   $ 3,097,161   $ 2,811,729
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Capital expenditures      $   211,154   $   179,014   $   259,353   $   210,868   $   235,891   $   201,577   $   161,485
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Long-term debt            $   913,632   $   747,803   $   867,017   $   685,620   $   581,734   $   541,556   $   538,711
Shareholders' equity        1,398,077     1,371,858     1,356,789     1,400,472     1,474,678     1,403,603     1,240,909
                          -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total capitalization      $ 2,311,709   $ 2,119,661   $ 2,223,806   $ 2,086,092   $ 2,056,412   $ 1,945,159   $ 1,779,620
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========
Ratio of long-term debt
  to capitalization              39.5%         35.3%         39.0%         32.9%         28.3%         27.8%         30.3%
                          ===========   ===========   ===========   ===========   ===========   ===========   ===========

---------------

(1) Per share information has been adjusted to reflect the 2-for-1 stock split effected on March 20, 1998.

             DOUGHTIE'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of Doughtie's. Doughtie's derived this information from audited financial statements for fiscal years 1994 through 1998. The selected consolidated financial data for the 13 weeks ended March 27, 1999 and March 28, 1998 has been derived from Doughtie's unaudited consolidated financial statements and includes, in the opinion of management of Doughtie's, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for these periods. The financial data included herein may not necessarily be indicative of the financial position or results of operation of Doughtie's in the future. The information is only a summary and should be read in conjunction with Doughtie's historical financial statements and related notes contained in the annual reports and other information of Doughtie's on file with the Securities and Exchange Commission and the audited financial statements of Doughtie's beginning on page F-1. See "Where You Can Find More Information" on page 63.

                 DOUGHTIE'S -- HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                   FISCAL YEAR ENDED
                                          13-WEEKS ENDED                      (LAST SATURDAY IN DECEMBER)
                                       ---------------------   ---------------------------------------------------------
                                       MARCH 27,   MARCH 28,
                                         1999        1998        1998        1997        1996        1995        1994
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net sales                              $ 19,063    $ 19,309    $  87,194   $  85,233   $  80,633   $  76,586   $  73,369
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss)                      $     82    $    181    $   1,197   $     947   $     928   $  (1,212)  $     364
                                       =========   =========   =========   =========   =========   =========   =========
Weighted average number of shares
  outstanding:
  Basic                                1,495,023   1,495,023   1,495,023   1,496,085   1,500,468   1,511,652   1,516,845
                                       =========   =========   =========   =========   =========   =========   =========
  Diluted                              1,507,112   1,495,053   1,495,023   1,496,085   1,500,468   1,511,652   1,516,845
                                       =========   =========   =========   =========   =========   =========   =========
Net earnings (loss) per share(1):
  Basic                                $   0.06    $   0.12    $    0.80   $    0.63   $    0.62   $   (0.80)  $    0.24
                                       =========   =========   =========   =========   =========   =========   =========
  Diluted                              $   0.05    $   0.12    $    0.80   $    0.63   $    0.62   $   (0.80)  $    0.24
                                       =========   =========   =========   =========   =========   =========   =========
Cash dividends per share(1)            $   0.03    $   0.03    $    0.12   $    0.11   $    0.11   $    0.11   $    0.11
                                       =========   =========   =========   =========   =========   =========   =========
Total assets                           $ 13,857    $ 15,289    $  15,223   $  16,445   $  15,932   $  16,086   $  16,798
                                       =========   =========   =========   =========   =========   =========   =========
Long-term debt, less current portion   $    550    $  2,034    $     683   $   2,738   $   5,065   $   6,688   $   5,032
                                       =========   =========   =========   =========   =========   =========   =========
Total shareholders' equity             $  9,891    $  8,972    $   9,854   $   8,836   $   8,055   $   7,303   $   8,700
                                       =========   =========   =========   =========   =========   =========   =========
Shareholders' equity per share(1)      $   6.62    $   6.00    $    6.59   $    5.91   $    5.38   $    4.86   $    5.75
                                       =========   =========   =========   =========   =========   =========   =========

---------------

(1) Per share information has been adjusted to reflect the 50% stock split effected on January 12, 1998.

                                  RISK FACTORS

     In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors in evaluating whether to approve the merger and adopt the merger agreement.

                          RISKS RELATING TO THE MERGER

IF THE TRADING PRICE OF SYSCO COMMON STOCK FALLS BELOW $21.00 PER SHARE, YOU MAY RECEIVE SYSCO STOCK WITH A VALUE OF LESS THAN $16.90 PER SHARE

     In the event that the average closing price of SYSCO common stock over the ten trading days ending two trading days prior to the closing date is less than $21.00 per share, then the shares of SYSCO common stock to be issued to each Doughtie's shareholder may have a value of less than $16.90 per share at the time of issuance. This is because SYSCO and Doughtie's have agreed that if the actual average closing price of SYSCO stock during the relevant trading period is less than $21 per share, it will nonetheless be deemed to be $21 per share for purposes of determining the exchange ratio. As of July 21, 1999, the closing sales price of SYSCO common stock on the New York Stock Exchange was $31.625. See "Material Provisions of the Merger Agreement -- Merger Consideration" on page 35.

BECAUSE OF DIFFERENCES BETWEEN THE CORPORATE LAWS OF VIRGINIA AND DELAWARE AND BETWEEN THE GOVERNING DOCUMENTS OF SYSCO AND DOUGHTIE'S, DOUGHTIE'S SHAREHOLDERS' RIGHTS COULD BE MATERIALLY ADVERSELY AFFECTED FOLLOWING THE MERGER

     If the merger is completed, shareholders of Doughtie's, a Virginia corporation, will, except to the extent cash is received, become shareholders of SYSCO, a Delaware corporation. There are significant differences between the corporate laws of Virginia and the corporate laws of Delaware and between the charter and other corporate governance documents of Doughtie's and SYSCO. These differences may materially adversely affect the rights of Doughtie's shareholders. For example, a charter amendment or merger requires the affirmative vote of two-thirds of the stockholders under Doughtie's corporate governance documents, but only requires the affirmative vote of a majority of the stockholders under SYSCO's corporate governance documents. This difference could make it easier for SYSCO to adopt a merger or other corporate change that a particular stockholder might not believe to be in the best interests of all stockholders, like the sale of corporate assets or the creation of preemptive rights. See "Comparison of Shareholder Rights" on page 57.

THE MERGER COULD RESULT IN POTENTIAL ADVERSE FEDERAL INCOME TAX CONSEQUENCES TO THE DOUGHTIE'S SHAREHOLDERS

     If the Internal Revenue Service determines that the merger is not a tax-free reorganization, the merger will be treated as a taxable sale of assets by Doughtie's, followed by a taxable liquidation of Doughtie's. Doughtie's shareholders generally would then recognize gain or loss equal to the difference between:

     - the value of the SYSCO stock plus the cash received, if any; and

     - the shareholders' basis in their Doughtie's stock.

     The merger is conditioned on the receipt of opinions of counsel to Doughtie's and counsel to SYSCO that the merger will be treated for federal income tax purposes as a tax-free reorganization. The merger agreement also provides that receipt of the opinions as a condition to the merger may be waived in writing by the party to receive the opinion. Neither SYSCO nor Doughtie's intends to waive this condition; however, opinions of counsel are subject to qualifications, assumptions and representations, and are not binding on the Internal Revenue Service or the courts.

     In addition, the tax treatment of the escrowed portion of the merger price is uncertain and it is possible that Doughtie's shareholders may have to pay tax on the escrowed amounts before the termination of the escrow. See "Material Federal Income Tax Consequences" on page 26.

THE AMOUNTS CONTAINED IN THE ESCROW AND THE SHAREHOLDER REPRESENTATIVE FUND ESTABLISHED AT CLOSING MAY NEVER BE PAID OUT TO DOUGHTIE'S SHAREHOLDERS SUBSEQUENT TO CLOSING

     SYSCO will pay between $3 million and $4.2 million of the aggregate merger consideration into escrow. In addition, $305,000 of the aggregate merger consideration will be used to establish a shareholder representative fund. There can be no guaranty that any of the amounts paid into escrow or any portion of the shareholder representative fund will be released to Doughtie's shareholders subsequent to the closing. In fact, $150,000 of the shareholder representative fund will be paid to compensate the shareholder representative and will therefore not be paid out to the Doughtie's shareholders subsequent to the closing. Also, if Doughtie's net worth at closing is not approximately $50,000 greater than $9,853,617, SYSCO intends to make a claim against the escrow fund at closing for the shortfall, in order to pay the cost of an environmental liability insurance policy. See, "Material Provisions Of The Merger
Agreement -- Escrow Amounts," "-- Shareholder Representative Fund," and
"-- Shareholder Representative" beginning at page 37.

IF THE SHAREHOLDER REPRESENTATIVE TAKES ACTIONS THAT HARM THE DOUGHTIE'S SHAREHOLDERS, DOUGHTIE'S SHAREHOLDERS WILL HAVE LIMITED RECOURSE

     Doughtie's shareholders will be bound by all actions taken by the shareholder representative in connection with the merger agreement and escrow agreement. If the shareholder representative fails to properly represent the Doughtie's shareholders, the Doughtie's shareholders may not be able to recover damages from the representative. Except for willful misconduct or gross negligence, the shareholder representative shall not be liable for any action taken in the performance of his duties and shall be entitled to indemnification for expenses and other liabilities incurred, to the extent escrow amounts are available after satisfaction of all claims made by SYSCO.

     Any indemnification will reduce amounts, if any, to be paid to Doughtie's shareholders from escrow. The shareholder representative could fail to perform his duties in the best interests of Doughtie's shareholders and optionholders or be diligent in the performance of his duties. See "Material Provisions of the Merger Agreement -- Shareholder Representative" on page 40.

IF DOUGHTIE'S NET WORTH AT CLOSING IS LESS THAN $9,853,617, THE AGGREGATE AND PER SHARE MERGER CONSIDERATION TO BE PAID TO DOUGHTIE'S SHAREHOLDERS WILL BE REDUCED

     If Doughtie's net worth as reflected on a balance sheet prepared as of closing is less than the net worth reflected on Doughtie's December 26, 1998 audited balance sheet of $9,853,617, then SYSCO will have the right to make a net worth adjustment to the aggregate merger price in an amount that equals the deficiency. This adjustment would reduce the per share amount received by a Doughtie's shareholder. For example, if the net worth of Doughtie's at closing is $9,000,000, the maximum per share amount received by you in the merger will be approximately $16.34. See "Material Provisions Of The Merger
Agreement -- Merger Consideration" on page 35.

                       RISKS RELATING TO THE BUSINESS OF
                         SYSCO AND THE COMBINED COMPANY

     The following is a discussion of risks which affect the business, financial condition or results of operations of SYSCO and will affect the combined company following the consummation of the merger.

SYSCO'S SIGNIFICANT INDEBTEDNESS COULD INCREASE ITS VULNERABILITY TO COMPETITIVE PRESSURES, NEGATIVELY AFFECT ITS ABILITY TO EXPAND AND DECREASE THE MARKET VALUE OF ITS COMMON STOCK

     Because historically a substantial part of SYSCO's growth has been the result of acquisitions and capital expansion, SYSCO's continued growth depends, in large part, on its ability to continue this expansion. As a result, its inability to finance acquisitions and capital expenditures through borrowed funds could restrict its ability to expand. Moreover, any default under the documents governing the indebtedness of SYSCO could have a significant adverse effect on the market value of SYSCO's common stock. Further, SYSCO's leveraged position may also increase its vulnerability to competitive pressures.

     As of March 27, 1999, SYSCO had approximately $914 million of long term indebtedness outstanding and approximately $1.4 billion of shareholders' equity. Also, SYSCO had available approximately $300 million of borrowing capacity under its revolving credit facility agreement, subject to the maintenance of financial ratios set forth in that agreement. Borrowings under this facility would increase SYSCO's indebtedness and magnify the above risks.

PROVISIONS IN SYSCO'S CHARTER AND STOCKHOLDER RIGHTS PLAN MAY INHIBIT A TAKEOVER OF SYSCO

     Under its Restated Certificate of Incorporation, SYSCO's Board of Directors is authorized to issue up to 1.5 million shares of preferred stock without stockholder approval. Issuance of these shares would make it more difficult for anyone to acquire SYSCO without approval of the Board of Directors because more shares would have to be acquired to gain control. If anyone attempts to acquire SYSCO without approval of the Board of Directors of SYSCO, the stockholders of SYSCO have the right to purchase preferred stock of SYSCO, which also means more shares would have to be acquired to gain control. Both of these devices may deter hostile takeover attempts that might result in an acquisition of SYSCO that would have been financially beneficial to SYSCO's stockholders. See "Comparison Of Shareholder Rights -- SYSCO Rights Plan" on page 62.

BECAUSE SYSCO SELLS FOOD PRODUCTS, IT FACES THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS

     SYSCO, like any other seller of food, including Doughtie's, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, SYSCO has primary or excess umbrella liability insurance with coverage limits in excess of $10 million. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. SYSCO generally seeks contractual indemnification and insurance coverage from parties supplying its products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If SYSCO does not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce SYSCO's net income and earnings per share.

BECAUSE SYSCO HAS FEW LONG-TERM CONTRACTS WITH SUPPLIERS AND DOES NOT CONTROL THE ACTUAL PRODUCTION OF ITS PRODUCTS, SYSCO MAY BE UNABLE TO OBTAIN ADEQUATE SUPPLIES OF ITS PRODUCTS

     SYSCO obtains all of its foodservice products from other suppliers. For the most part, SYSCO does not have long-term contracts with any supplier committing it to provide products to SYSCO. Although SYSCO's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the foodservice products and supplies needed by SYSCO in the quantities requested. Because SYSCO does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

     - job actions or strikes by employees of suppliers;

     - weather;

     - crop conditions;

     - transportation interruptions; and

     - natural disasters or other catastrophic events.

     The inability of SYSCO to obtain adequate supplies of its foodservice products as a result of any of the foregoing factors or otherwise could mean that SYSCO could not fulfill its obligations to customers, and customers may turn to other suppliers.

IF SYSCO FAILS TO ADEQUATELY ADDRESS THE YEAR 2000 ISSUE, IT MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000.

     As a result, SYSCO may suffer the following consequences:

     - SYSCO may experience a significant number of operational inconveniences and inefficiencies for it and its customers that may divert time and attention and financial and human resources from its ordinary business activities.

     - SYSCO may suffer serious system failures that may require significant efforts by it or its customers to prevent or alleviate material business disruptions.

     - SYSCO may experience a significant loss of revenues or incur a significant amount of unanticipated expenses.

IF SYSCO CANNOT INTEGRATE ACQUIRED COMPANIES WITH ITS BUSINESS, ITS PROFITABILITY MAY DECREASE

     If SYSCO is unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner its profitability may decrease. Integration of an acquired business may be more difficult when SYSCO acquires a business in a market in which it has limited or no expertise, or with a corporate culture different from SYSCO's. If SYSCO is unable to integrate acquired businesses successfully, it may incur substantial costs and delays in increasing its customer base. In addition, the failure to integrate acquisitions successfully may divert management's attention from SYSCO's existing business and may damage SYSCO's relationships with its key customers and suppliers. This risk is significant to SYSCO because historically it has acquired more businesses than many of its competitors.

                  RISKS RELATING TO THE BUSINESS OF DOUGHTIE'S

     If the merger is not approved, Doughtie's shareholders will continue to be subject to those risks which could adversely affect the business, financial condition and results of operation of Doughtie's. These risks include the following:

IF DOUGHTIE'S LOSES ITS LARGEST CUSTOMER, ITS PROFITS MAY DECREASE

     Doughtie's has a contract with the Department of Defense which produced 13.2% of net sales in 1998, 15.8% in 1997 and 11.5% in 1996. The contract expires in January, 2000. Doughtie's believes that it would have to settle for smaller profit margins in order to bid successfully on a new contract. Therefore, Doughtie's profits may decrease either as a result of the lost sales or renewal of the contract at lower profit margins.

DOUGHTIE'S MAY HAVE DIFFICULTY OBTAINING SUBSTANTIAL ADDITIONAL CAPITAL TO SIGNIFICANTLY EXPAND ITS BUSINESS

     In order to develop its markets and expand its business, Doughtie's would need substantial additional capital. Doughtie's current facilities are operating at capacity, and there is no available land for expansion at its present site. Since further fragmentation of its facilities would be inefficient, Doughtie's only practical option would be to build a new facility. As of June 26, 1999, Doughtie's available borrowing capacity under its credit facility was $6.8 million, which may not be sufficient to build a new facility or to support these growth opportunities.

DOUGHTIE'S MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH ITS COMPETITORS

     Because there are many food distribution companies, many of which operate nationally and have more assets and sales than Doughtie's, Doughtie's may not be able to increase its share of the market. Larger companies may be able to offer lower prices, a larger selection of products and greater flexibility in delivery schedules. In addition, larger food distribution companies may offer Doughtie's employees better compensation and benefits which may make it difficult for Doughtie's to retain those employees.

LOWER FOOD COSTS MAY REDUCE DOUGHTIE'S PROFIT LEVELS

     The food distribution industry has low profit margins. A significant portion of Doughtie's sales are made at prices based on product cost plus a percentage markup. If food prices decrease, Doughtie's profit may decrease even though the percentage markup stays the same.

IF DOUGHTIE'S SUPPLIES FOOD WHICH CAUSES INJURY, DOUGHTIE'S MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS

     Doughtie's has liability insurance coverage of $3,000,000. Doughtie's also has indemnification agreements with its suppliers regarding the safety of their products. However, if insurance coverage is inadequate or if the suppliers are insolvent, a successful product liability claim could result in a loss to Doughtie's.

BECAUSE DOUGHTIE'S HAS NO LONG-TERM SUPPLY CONTRACTS AND DOES NOT CONTROL PRODUCTION OF ITS PRODUCTS, SOME OF THE PRODUCTS IT NEEDS MAY NOT BE AVAILABLE

     Doughtie's obtains all of its food products from suppliers and has no long-term contracts with the suppliers. If suppliers are affected by weather, strikes, crop conditions, transportation problems or natural disasters, Doughtie's may not be able to obtain the products it needs.

CHANGES IN GOVERNMENTS REGULATIONS COULD NEGATIVELY AFFECT DOUGHTIE'S

     Because Doughtie's is in the food distribution industry, Doughtie's is subject to government regulations, including those relating to health and safety, labeling of products, weights and measures, transportation, environmental matters and labor matters. Changes in government regulations could increase Doughtie's costs or make Doughtie's products or services no longer economically feasible.

THE INCREASED NUMBER OF CHAIN BUSINESSES MAY CAUSE DOUGHTIE'S NET SALES TO DECREASE

     The trend in restaurants, supermarkets, hospitals and other private businesses which are potential customers of Doughtie's is toward chain businesses rather than independent operations which have historically been Doughtie's primary customers. Chain businesses may prefer to deal with one distributor which can supply their needs on a regional or nationwide basis and which may be in a position to supply more favorable volume discounts.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     SYSCO and Doughtie's have each made "forward-looking statements," as that term is defined in Section 27A of the Securities Act and in Section 20A of the Exchange Act, in this proxy statement/prospectus, and in documents that are incorporated by reference by SYSCO and Doughtie's in this proxy statement/prospectus, that are subject to risks and uncertainties. These statements are based on the current beliefs and assumptions of SYSCO's and Doughtie's management, and on information currently available to the management. Forward-looking statements include:

     - the information concerning possible or assumed future results of operations of SYSCO and Doughtie's set forth under "Summary -- Questions And Answers About The Merger," "-- Additional Summary Information," "The Merger -- Background of The Merger," "-- Reasons for The Merger; Recommendation of The Doughtie's Board," and "-- Opinion of Doughtie's Financial Advisor;"

     - statements made regarding the estimated net worth of Doughtie's at closing and the amount of the resulting anticipated net worth adjustment; and

     - other statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values of SYSCO and Doughtie's may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond SYSCO's and Doughtie's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this proxy statement/prospectus, and SYSCO and Doughtie's do not have any intention or obligation to update forward-looking statements after they distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, SYSCO and Doughtie's claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                   THE MERGER

     The following discussion describes the material aspects of the merger of Doughtie's with SYSCO Food Services of Eastern Virginia, Inc., a wholly-owned subsidiary of SYSCO. The detailed terms of the merger are contained in the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. The description in this proxy statement/prospectus is not complete, and you should refer to the merger agreement for more detail.

     As discussed below in "Reasons for The Merger; Recommendation of The Doughtie's Board," the Doughtie's Board believes that the merger and the merger agreement are fair to, and in the best interests of, Doughtie's and its shareholders.

BACKGROUND OF THE MERGER

  Early Consideration and Sale Process

     The Doughtie's Board of Directors historically has understood that Doughtie's would need substantial additional capital in order to fully develop the Tidewater, Virginia area and surrounding markets. It discussed on several occasions in 1997 and 1998 the various expansion, relocation and other alternatives available to it. Doughtie's existing facilities are at capacity, and there is no available land for expansion at its present site. Since further fragmentation of its facilities would be inefficient, its only practical options were to build a new facility or seek a buyer for its business.

     In July 1998, following a general discussion of an indication of interest that had been received by Doughtie's, Doughtie's counsel discussed with members of the Board of Directors the process involved in mergers and acquisitions of publicly held companies and suggested that a controlled auction process would probably result in the best maximization of value for the Doughtie's shareholders. Messrs. Vernon W. Mules, Steven C. Houfek and William R. Waddell met with representatives of Mann, Armistead & Epperson, Ltd., and with representatives of two other investment banking firms, on August 3, 1998. Each firm presented an overview of the current landscape for acquisitions of companies comparable to Doughtie's. The Board of Directors received a report from Messrs. Mules, Houfek and Waddell at the Board of Directors meeting on September 2, 1998. The Board also received an additional presentation from Mann, Armistead & Epperson. Mann, Armistead & Epperson recommended a phased exploration of Doughtie's alternatives, consisting of:

     - a preliminary evaluation of Doughtie's by Mann, Armistead & Epperson to establish whether the estimated probable selling price of Doughtie's would be acceptable to the Board;

     - canvassing the market for buyers; and

     - negotiating a sale.

     Messrs. Mules and Houfek were then instructed by the Board to finalize the selection of an investment banker, assuming an acceptable financial arrangement could be negotiated. On September 14, 1998, Doughtie's signed an engagement letter with Mann, Armistead & Epperson and instructed Mann, Armistead & Epperson to proceed with the first phase of valuing Doughtie's.

     The factors considered by the Board in deciding to engage Mann, Armistead & Epperson included its familiarity with the Southeastern marketplace, its emphasis on mergers and acquisitions, the number of transactions in which it has been involved, and its reputation and expertise.

     Between September 14, 1998 and October 8, 1998, Mann, Armistead & Epperson conducted an analysis of Doughtie's in order to finalize its opinion of the value of Doughtie's stock. This analysis included a review of available business and financial information relating to Doughtie's including the following:

     - Doughtie's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the two years ended December 27, 1997 and December 28, 1996;

     - Doughtie's Quarterly Reports on Form 10-Q for the quarterly periods ended March 28,1998; June 27, 1998 and September 26, 1998;

     - publicly available information with respect to historical market prices and trading activities for Doughtie's common stock;

     - publicly available information with respect to other foodservice industry companies; and

     - such other financial studies, analyses, inquiries and other matters as Mann, Armistead & Epperson deemed relevant.

     Mann, Armistead & Epperson worked with Doughtie's management in analyzing historical financial data of Doughtie's and making adjustments to that data to compensate for undervalued assets and for expenses which would not continue if a sale occurred.

     On October 8, 1998, Mann, Armistead & Epperson presented its valuation of Doughtie's, and after a further discussion of the alternatives available, including preliminary estimates of the cost of a new facility, the Board directed Mann, Armistead & Epperson to seek interested buyers.

     During October and November 1998, Mann, Armistead & Epperson prepared extensive descriptive material concerning Doughtie's, contacted financial and strategic buyers it thought were likely to be interested in acquiring Doughtie's, and distributed such material as an "offering memorandum" to certain of the prospective buyers. During October, November and December 1998, Mann, Armistead & Epperson met or discussed Doughtie's by telephone with 19 prospective acquirors, of which 13 requested and received offering memoranda after signing confidentiality agreements. The offering memorandum invited prospective buyers to submit preliminary indications regarding their level of interest by late December 1998. On January 4, 1999, Doughtie's announced publicly that it had engaged Mann, Armistead & Epperson and that it was considering alternatives, including a possible sale of Doughtie's.

     On January 8, 11 and 12, 1999, representatives of four prospective bidders (SYSCO and Companies "A," "B," and "C"), each of whom had indicated a serious interest in purchasing Doughtie's, attended meetings at which the senior management of Doughtie's and of the bidders made presentations regarding their respective interests. The bidders were also given an opportunity to tour Doughtie's facilities and review the data which had been assembled and made available at the offices of Doughtie's counsel. Based on potential interest from such prospective acquirors, Mann, Armistead & Epperson then asked for more formal proposals by late January 1999.

  The SYSCO Offer and Negotiations

     In October 1998, SYSCO was contacted by James M. Mann of Mann, Armistead & Epperson to inquire whether SYSCO would be interested in acquiring Doughtie's. SYSCO responded in the affirmative and a confidentiality agreement was entered into between the parties on November 17, 1998. Subsequently, SYSCO received the offering memorandum and other financial and operating information from Doughtie's, and on December 18, 1998 SYSCO provided Doughtie's with a preliminary indication that it might be interested in purchasing Doughtie's assets for a total consideration of approximately $25 to $30 million.

     During January 1999, SYSCO began its due diligence review and there were continuing discussions among representatives of SYSCO and Doughtie's. On January 20, 1999, SYSCO informed Doughtie's that it was seeking approval from its executive committee for an offer to Doughtie's shareholders of $16.00 per share for Doughtie's stock, which the Board of Doughtie's and Mann, Armistead & Epperson considered superior, because of tax considerations, to SYSCO's previous indication of interest in buying assets. Executive committee approval by SYSCO was obtained on January 25, 1999. SYSCO submitted its formal bid to Doughtie's on January 27, 1999 with an offer of $16.00 per share.

  Final Negotiations

     In late January 1999, Mann, Armistead & Epperson received, in addition to the SYSCO offer, proposals from three other potential acquirors (Companies "A," "B" and "C"). Doughtie's Board of Directors met on January 28, 1999 to consider the four proposals. Mann, Armistead & Epperson representatives led a discussion and detailed comparison of the features of each proposal. After discussing each proposal in detail, the Board directed Mann, Armistead & Epperson and Doughtie's counsel to ask for clarification with respect to a number of points from each of the four bidders. The offers from Companies "A," "B" and "C" were each expressed in terms of a stock for stock acquisition, with various valuation mechanisms. As expressed in its January 27, 1999 proposal, SYSCO's offer was for a transaction in which Doughtie's shareholders were to receive SYSCO common stock, with an implied value for Doughtie's stock of approximately $16.00. Although SYSCO's offer of $16.00 in stock was on its face superior to the other offers, it was subject to terms regarding escrows and purchase price adjustments which were unacceptable to Doughtie's.

     On January 28, 1999, Doughtie's responded to SYSCO, and Companies "A," "B" and "C", with comments regarding the structure of the proposed transactions and asked for "best and final" offers. Extensive discussions were held between Mann, Armistead & Epperson and each of SYSCO and Companies "A," "B" and "C" during the week of February 1, 1999. "Best and final" proposals were received from Companies "A" and "B" during that week. Company "C" declined to re-submit its bid. On February 1, 1999, SYSCO responded to the January 28, 1999 invitation by adjusting certain terms of its offer, including adding a cash option, but it did not increase its offer of $16.00 per share for Doughtie's stock. After considering all of the offers, Doughtie's informed SYSCO that it was inclined to regard SYSCO's offer as superior, but that it was unhappy with certain facets of the proposed structure of the transaction. SYSCO responded that it was not willing to change the proposed structure of the deal, but increased its offer to $17.00 per share for Doughtie's stock on February 5, 1999.

     A meeting of the Doughtie's Board was held on February 5, 1999 to consider these three final proposals and receive a further extensive analysis from Mann, Armistead & Epperson with respect to the comparative values of the proposals. As noted above, discussions between Mann, Armistead & Epperson and SYSCO resulted in an additional $1.00 per share being added to SYSCO's bid before the Board meeting. After discussing the three final bids in detail, Mann, Armistead & Epperson and counsel for Doughtie's were instructed to attempt to negotiate a formal letter of intent with SYSCO based upon the offered terms, and a letter of intent was entered into on February 8, 1999.

     The Doughtie's Board of Directors approved the merger agreement on April 28, 1999 and the merger agreement was executed on May 5, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF THE DOUGHTIE'S BOARD

     The Doughtie's Board of Directors believes that the merger is fair to, and in the best interests of, Doughtie's and its shareholders. The terms of the merger agreement, including the merger consideration, are the results of arms-length negotiations between representatives of SYSCO and Doughtie's. In considering the terms and conditions of the merger agreement, the material factors considered by the Doughtie's Board of Directors were:

     - The merger consideration was analyzed in relation to the market value, book value and earnings per share of the common stock of Doughtie's and was considered superior to each such measure;

     - Doughtie's may require substantial capital investments to significantly expand its business from an operating and marketing standpoint, and Doughtie's may be unable to obtain the required capital;

     - SYSCO has the resources to develop Doughtie's growth opportunities and has offered a fair price to Doughtie's shareholders;

     - In the foodservice industry, consolidation with larger distribution networks sometimes offers an advantage in buying power, operating efficiency, and technological development;

     - The Doughtie's shareholders will receive SYSCO common stock that is listed on the New York Stock Exchange. In addition, most shareholders will be free to sell their SYSCO common stock and diversify into other investments;

     - The expected, although not certain, treatment of the merger as a tax-free exchange of stock, with only the cash received being taxable;

     - The financial presentation of Mann, Armistead & Epperson and its opinion that the consideration to be received by the shareholders of Doughtie's pursuant to the merger agreement is fair to such shareholders from a financial point of view;

     - A review of strategic alternatives, including other possible business combinations, and based on such review, the belief that a transaction with another company may not offer terms with advantages comparable to those of a business combination with SYSCO;

     - Due diligence review of the financial condition, results of operations and business prospects of SYSCO, which revealed no significant factors to cause the Doughtie's Board of Directors to pursue other alternatives; and

     - The anticipated favorable impact of the merger on Doughtie's employees and customers and the communities served by Doughtie's.

     The Doughtie's Board of Directors believes that the merger is advisable because it is fair to, and in the best interests of, Doughtie's and its shareholders. The Doughtie's Board of Directors unanimously recommends that Doughtie's shareholders vote for the merger agreement and the merger.

     The foregoing discussion of the factors considered by Doughtie's Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by Doughtie's Board of Directors. In reaching its decision to approve the merger agreement and the merger, Doughtie's Board of Directors did not quantify or assign any relative weights to the factors considered or consider any one factor to be determinative, and individual directors may have given different weight to different factors.

POTENTIAL CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE
MERGER

     In considering the recommendation of the Doughtie's Board with respect to the merger, shareholders of Doughtie's should be aware that, as described below, members of Doughtie's management and Board may have interests in the merger that are different from, or in addition to, their rights as shareholders of Doughtie's, which may create conflicts of interest. The Doughtie's Board was aware of and considered these interests in reaching its conclusion that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Doughtie's and its shareholders.

     Stock Holdings. As of the record date, the directors and executive officers of Doughtie's and members of their family beneficially owned approximately 938,513 or 61.87% of the outstanding shares of common stock of Doughtie's.

     Voting Trust. Mary D. Houfek, wife of Steven C. Houfek, president and a director of Doughtie's, Barbara D. Horton, mother of Robert F. Horton, Vice President -- Business Development of Doughtie's, and Elsie D. Waddell are the owners of record of 747,743 shares as trustees of a trust, which was created under a voting trust agreement among Ms. Houfek, Ms. Horton, Ms. Waddell, and Mary H. Doughtie dated June 17, 1986. Ms. Houfek, Ms. Horton and Ms. Waddell share voting and investment power with respect to these shares. On February 23, 1995, the parties to the voting trust agreement agreed to extend the term of the voting trust until December 31, 2004.

     1998 Stock Incentive Plan. If the merger is completed, executive officers and directors of Doughtie's will receive in the aggregate approximately $441,000, subject to possible adjustments, in merger consideration in exchange for their Doughtie's options, assuming no net worth adjustment or required tax withholding.

     Under the terms of the 1998 Stock Incentive Plan and the merger agreement, all of the outstanding options granted to the executive officers and directors shall, notwithstanding any other provisions of this plan or any grant agreement to the contrary, become immediately vested and exercisable and convert into the right to receive cash.

     Counsel to Doughtie's. William R. Waddell, a Doughtie's director since 1996, is a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which has served as counsel to Doughtie's on a regular basis since 1974 and is currently representing Doughtie's in connection with the merger.

     Employment with SYSCO. It is anticipated that the current officers of Doughtie's will be employed after the merger by SYSCO; however, it is not anticipated that any of the officers so employed will have employment or severance agreements with SYSCO. None of the current directors of Doughtie's will become directors of SYSCO under the terms of the merger agreement.

     Shareholder Representative. Mr. Vernon W. Mules, a director of Doughtie's, will be appointed the shareholder representative for each Doughtie's shareholder and optionholder and receive compensation for his services in the amount of $50,000 per annum, plus expenses, for three years following the closing. Except for willful misconduct or gross negligence, Mr. Mules will not be liable for any action taken in the performance of shareholder representative duties and will be entitled to indemnification, to the extent escrowed amounts are available after satisfaction of all claims made by SYSCO against such amounts.

     Officer and Director Indemnification. The merger agreement provides that the surviving corporation will maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the date of the merger agreement for the current and former directors or officers of Doughtie's and its subsidiary.

     In addition, the merger agreement provides that, for a period of six years after the effective time, the surviving corporation will maintain officers and directors liability insurance covering current officers and directors of Doughtie's for acts or omissions occurring prior to the effective time. Additionally, the organizational documents of SYSCO Food Services of Eastern Virginia, Inc. will contain the provisions with respect to indemnification that are contained in Doughtie's organizational documents for the individuals who at the effective time were directors or officers of Doughtie's or its subsidiary which provisions will not be amended, repealed or otherwise modified, except as required by applicable law, for a period of six years from the effective date.

OPINION OF DOUGHTIE'S FINANCIAL ADVISOR

     Mann, Armistead & Epperson is a recognized investment banking firm regularly engaged in the valuation of private and public businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes, and acting as financial advisor in connection with other forms of strategic corporate transactions.

     On February 5, 1999, Mann, Armistead & Epperson delivered an oral opinion to the effect that, as of the date of such opinion and based upon and subject to matters stated in the opinion, the merger consideration as described in this proxy statement/prospectus was fair, from a financial point of view, to the shareholders of Doughtie's. Mann, Armistead & Epperson has subsequently delivered to the Doughtie's Board of Directors its written opinion dated as of May 5, 1999. Mann, Armistead & Epperson's opinion is addressed to the Doughtie's Board of Directors and does not constitute a recommendation as to how any shareholder of Doughtie's should vote with respect to the merger agreement. No limitations were imposed by the Doughtie's Board of Directors with respect to the procedures followed or the investigations made by Mann, Armistead & Epperson in rendering its opinion.

     The full text of Mann, Armistead & Epperson's written opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix B to this proxy statement/prospectus, and is incorporated herein by reference. The summary of the opinion of Mann, Armistead & Epperson contained in this proxy statement/prospectus does not describe every provision of the opinion, and you should therefore review the full text of the opinion attached. Mann, Armistead & Epperson's opinion is directed only to the fairness, from a financial point of view, of the merger consideration as described herein, to the shareholders of Doughtie's.

     In arriving at its opinion, Mann, Armistead & Epperson reviewed available business and financial information relating to Doughtie's and SYSCO and other information provided to it, including the following:

     - Doughtie's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the two years ended December 27, 1997 and December 26, 1998;

     - Doughtie's Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 1998, June 27, 1998 and September 26, 1998 and the press release announcing earnings for the quarterly period and year ended December 26, 1998;

     - SYSCO's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the two years ended June 27, 1998 and June 28, 1997;

     - SYSCO's Quarterly Reports on Form 10-Q and related financial information for the quarterly periods ended September 26, 1998 and December 26, 1998;

     - publicly available information with respect to historical market prices and trading activities for Doughtie's common stock, SYSCO common stock and for other publicly traded foodservice industry companies which Mann, Armistead & Epperson deemed relevant;

     - publicly available information with respect to selected foodservice industry companies;

     - other merger and acquisition transactions which Mann, Armistead & Epperson deemed relevant;

     - the form of merger agreement;

     - other financial information concerning the business and operations of Doughtie's, including financial analyses and forecasts for Doughtie's prepared by senior management; and

     - such other financial studies, analyses, inquiries and other matters as Mann, Armistead & Epperson deemed reasonable and appropriate.

     In addition, Mann, Armistead & Epperson discussed the business and prospects of Doughtie's and SYSCO with members of senior management of each respective company.

     In connection with its review, Mann, Armistead & Epperson relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of Doughtie's and SYSCO included in the form of merger agreement, and Mann, Armistead & Epperson has not assumed any responsibility for independent verification of such information. Mann, Armistead & Epperson relied upon the senior management of Doughtie's as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and basis therefor, provided to Mann, Armistead & Epperson, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of Doughtie's senior management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such senior management. Mann, Armistead & Epperson also assumed, without independent verification, that the aggregate reserves for losses, litigation and other contingencies for Doughtie's are adequate to cover such losses. Additionally, Mann, Armistead & Epperson did not undertake any independent valuation or appraisal of the real estate owned by Doughtie's.

     In rendering its opinion, Mann, Armistead & Epperson performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the merger consideration, from a financial point of view, to holders of the Doughtie's common stock was to some extent a subjective one based on the experience and judgment of Mann, Armistead & Epperson and not merely or only the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Mann, Armistead & Epperson believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors contained therein, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

     The following is a summary of the material analyses performed by Mann, Armistead & Epperson in connection with rendering its opinion:

     (A) Offer Valuation: Mann, Armistead & Epperson reviewed the terms of the merger proposal, including the exchange ratio and the cash option, based on a per share merger consideration value of $17.00 per share for each share of Doughtie's common stock outstanding, and determined that SYSCO's offer represented a premium, based on market closing stock prices for Doughtie's for the following dates as set forth in the table below:

                                        SIGNIFICANCE                      DOUGHTIE'S     AMOUNT
                                             OF                             STOCK          OF
         DATE                               DATE                            PRICE        PREMIUM
         ----                           ------------                      ----------     -------
September 14, 1998....  Date Mann, Armistead employed                       $ 6.50       161.5%
January 3, 1999.......  Last trading date prior to public                   $ 8.00       112.5%
                        announcement of employment of Mann, Armistead
February 5, 1999......  Date Doughtie's Board of Directors met to           $13.00        30.1%
                        consider the merger proposal

     The merger consideration value of $17.00 per share represents:

     - an earnings before interest and taxes ("EBIT") multiple of 13.0 times;

     - an earnings before interest, taxes and depreciation ("EBITDA") multiple of 11.4 times;

     - a net income multiple of 21.3 times based on the financial results of Doughtie's for the year ended December 26, 1998; and

     - a multiple of 2.65 times book value per share for Doughtie's as of December 26, 1998.

     Mann, Armistead & Epperson also considered the elements of the merger proposal providing that a net worth adjustment might be made to the per share merger price, and that funds would be placed in escrow to cover issues relating to representations and warranties to be contained in the merger agreement and relating to the sale of real estate. In consideration of the possibility that these amounts may not ultimately be available to the shareholders of Doughtie's, Mann, Armistead & Epperson determined that SYSCO's offer represented a premium for Doughtie's shareholders.

     (B) Liquidity Analysis: Mann, Armistead & Epperson analyzed the trading volume, market capitalization and related shareholder liquidity for the Doughtie's common stock and SYSCO common stock. The trading volume was reviewed for the 30 day period ended December 31, 1998, a period considered to be representative of Doughtie's normal trading activity. The average daily trading volume and market capitalization for each of SYSCO and Doughtie's over the period reviewed is contained in the table below:

                                                            SYSCO          DOUGHTIE'S
                                                            -----          ----------
Average Daily Trading Volume.......................     510,000 shares     850 shares
Approximate Market Capitalization..................     $9.4 billion       $12 million

     Additionally, as noted in the merger agreement, shareholders of Doughtie's may elect to receive a cash payment for their Doughtie's common stock as opposed to receiving SYSCO common stock, provided the aggregate cash consideration going to Doughtie's shareholders does not exceed 49.0% of the total merger consideration. The above noted trading volume activity and market capitalization values for Doughtie's and SYSCO, plus the shareholders' cash option as related to the merger consideration, provide, in the opinion of Mann, Armistead & Epperson, a significantly enhanced liquidity option to the shareholders of Doughtie's.

     (C) Discounted Cash Flow Analysis: Using a discounted cash flow analysis, Mann, Armistead & Epperson estimated the net present value of the future streams of after-tax cash flow that Doughtie's could produce on a stand alone basis for the periods 1999 and 2000 and a terminal multiple value was utilized to determine the residual value for the period thereafter. For this analysis, Mann, Armistead & Epperson considered various scenarios for the performance of the Doughtie's common stock using:

     - Doughtie's sales revenue;

     - net income and cash flow projections as supplied by Doughtie's senior management;

     - a range of 17.5 times to 21.5 times earnings as the terminal value of Doughtie's common stock; and

     - a range of discount rates from 9.0% to 11.0%.

     The estimates and ranges used in this analysis were chosen based upon what Mann, Armistead & Epperson, in its judgment, considered to be appropriate taking into account, among other things, Doughtie's past and current financial performance, the general level of inflation, and rates of return generally required in the marketplace for companies with similar risk profiles. In all of the scenarios considered, the present value of a share of Doughtie's common stock was calculated to be less than that of the merger consideration.

     (D) Analysis of Selected Foodservice Industry Acquisition
Transactions: Mann, Armistead & Epperson attempted to review publicly available information regarding selected acquisitions in the foodservice industry but was unable to complete such analysis due to the fact that a large number of the acquisitions occurring within the industry are those involving a private company and complete financial information was not generally available. Additionally, due to Doughtie's relatively small market capitalization value, Mann, Armistead & Epperson was not able to locate any comparable foodservice industry transactions of a public nature which it considered to be directly comparable.

     (E) Additional Analysis: Since Doughtie's shareholders will have the option to exchange their Doughtie's common stock for shares of SYSCO common stock, Mann, Armistead & Epperson also reviewed historical information relating to SYSCO's common stock. This review included a total return analysis and a comparison of trading multiple to net income. Lastly, Mann, Armistead & Epperson reviewed the impact of the merger on the amount of dividends a Doughtie's shareholder, electing to receive SYSCO's common stock, would receive on a post-merger basis versus a pre-merger basis. While Doughtie's trading multiple to net income may be more favorable than SYSCO's, the superior total return and enhanced dividend of SYSCO provide, in the opinion of Mann, Armistead & Epperson, an increased benefit to the shareholders of Doughtie's.

     The summary above does not purport to be a complete description of the analyses or data utilized by Mann, Armistead & Epperson in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Mann, Armistead & Epperson based its analyses on assumptions that it deemed reasonable, including assumptions concerning Doughtie's, general overall business and economic conditions, and industry related factors.

     Mann, Armistead & Epperson and Doughtie's have entered into a letter agreement relating to the services to be provided by Mann, Armistead & Epperson to Doughtie's. Doughtie's has agreed to pay Mann, Armistead & Epperson fees as follows:

     - a cash fee of $15,000, which was paid when Doughtie's initially engaged Mann, Armistead & Epperson;

     - an additional cash fee of $15,000, which was paid when Mann, Armistead & Epperson rendered a draft copy of its evaluation report on the expected value of Doughtie's; and

     - an additional cash fee of $418,000 payable upon completion of the merger.

     Doughtie's has also agreed to reimburse Mann, Armistead & Epperson for its reasonable and necessary out-of-pocket expenses and to indemnify Mann, Armistead & Epperson against liabilities, including liabilities under federal securities laws.

EFFECTIVE TIME

     On the closing date, the parties will file certificates of merger or other appropriate documents and will make all other filings or recordings required under the Delaware General Corporation Law and the Virginia Stock Corporation Act. The merger will become effective at such time as all such filings have been completed, or at such later time as SYSCO and Doughtie's specify in such filings. The filings will be made as promptly as practicable after satisfaction or waiver of the conditions to the merger contained in the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the merger to the Doughtie's shareholders. The actual tax consequences of the merger to specific shareholders may vary depending upon each shareholder's particular facts and circumstances. Further, shareholders, including, but not limited to:

     - tax-exempt organizations;

     - dealers in securities or currencies;

     - regulated investment companies;

     - real estate investment trusts;

     - real estate mortgage investment conduits;

     - financial asset securitization investment trusts;

     - financial institutions;

     - persons subject to alternative minimum tax;

     - insurance companies;

     - persons holding their stock as a part of a hedging, conversion, short sale, or integrated transaction or a straddle; or

     - shareholders who acquired their Doughtie's common stock pursuant to the exercise of an employee stock option or otherwise as compensation,

       may be subject to special rules not discussed below.

     In addition, this summary does not discuss the tax consequences of the merger under state, local, or foreign law, nor does it discuss the tax consequences to persons who are neither citizens nor residents of the United States, or persons who are or own their interests through foreign corporations, foreign partnerships or foreign estates or trusts.

     This summary is based upon the provisions of law and the regulations, administrative rulings, and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations. Any such changes could affect the accuracy of the statements and conclusions in this proxy statement/prospectus. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision as to whether to approve the merger or whether to elect to receive stock or cash as consideration in the merger. This summary is provided for general information purposes only, and does not constitute, and should not be considered as, legal or tax advice.

     ACCORDINGLY, ALL DOUGHTIE'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

     Arnall Golden & Gregory, LLP, counsel to SYSCO, and McGuire, Woods, Battle & Boothe LLP, counsel to Doughtie's, will each deliver an opinion that the description of the federal income tax consequences of the merger contained in this section is accurate. These tax opinions are based on certain assumptions and are subject to certain limitations and qualifications. These assumptions include the following:

     - that the merger will be completed as described in this proxy statement/prospectus and the merger agreement;

     - that the factual representations contained in letters delivered to such counsel by Doughtie's, SYSCO and SYSCO Food Services of Eastern Virginia, Inc. in connection with the tax opinions are true, correct and complete as of the date of the tax opinions; and

     - that such representations will remain true, correct and complete through the effective time.

     An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither SYSCO nor Doughtie's has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

     Tax consequences of the merger. Based upon and subject to the assumptions and limitations stated above, SYSCO and Doughtie's believe that the merger should constitute a tax-free reorganization within the meaning of Sections 368(a) and 368(a)(2)(D) of the Internal Revenue Code, and the material federal income tax consequences discussed below should result.

     To qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, the merger must satisfy, in addition to other requirements, a "continuity of interest" test. This test requires that the holders of Doughtie's common stock, as a group, retain a substantial proprietary interest in the Doughtie's business that will be conducted following the merger. The IRS's current ruling guidelines provide that this requirement will be satisfied if the holders of Doughtie's common stock, as a group, receive an amount of SYSCO common stock in the merger having a value equal to at least 50% of the value of the formerly outstanding Doughtie's common stock. However, these guidelines only describe the circumstances in which the IRS will issue a favorable ruling in advance of the completion of a transaction. They are not a statement of the substantive law regarding the qualification of a merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The case law is less restrictive than the IRS ruling guidelines in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the shareholders of the acquired company received stock of the acquiring company having a value of less than 45% of the value of the formerly outstanding stock of the acquired company.

     The merger agreement contains a mechanism for determining the number of shares of SYSCO common stock to be received by the Doughtie's shareholders. This number is determined by the average closing price of the SYSCO common stock over the ten trading days ending two trading days prior to closing. Assuming the economic value of the SYSCO common stock on the merger date is at least $21 per share, this value will equal at least 51% of the value of the formerly outstanding Doughtie's common stock. In this event, the continuity of interest test will be satisfied. However, if the economic value of SYSCO common stock drops below $21 per share, then the value of the SYSCO common stock received by the Doughtie's shareholders will be less than 51% of the value of the formerly outstanding Doughtie's common stock. This is because the valuation mechanism contained in the merger agreement limits the number of shares of SYSCO common stock to be issued in the merger if the stock trades at less than $21 per share. Therefore, if the SYSCO common stock drops to a value substantially below $21 per share, this could cause the merger to fail the continuity of interest test. In such an event the total merger consideration would become taxable. As of May 25, 1999, SYSCO common stock closed at $30.438 per share on the New York Stock Exchange. The following discussion assumes that SYSCO common stock does not drop in per share value substantially below $21 per share.

     Treatment of shareholders who exchange Doughtie's common stock solely for SYSCO common stock. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of Doughtie's common stock who receives solely SYSCO common stock in exchange for Doughtie's common stock in the merger will not recognize gain or loss upon such exchange. The aggregate tax basis of the SYSCO common stock received by such holder, including any fractional shares deemed received, as described below, will be equal to the aggregate tax basis of the Doughtie's common stock surrendered, and the holding period of the SYSCO common stock will include the holding period of the Doughtie's common stock surrendered.

     Treatment of shareholders who exchange Doughtie's common stock for a combination of SYSCO common stock and cash. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of Doughtie's common stock who receives a combination of SYSCO common stock and cash, other than cash in lieu of fractional shares, in exchange for Doughtie's common stock in the merger will recognize gain, but not loss, on the exchange. The gain, if any, that the holder will recognize will equal the lesser of:

     - the amount of cash received in the exchange; and

     - the amount of gain that the holder realizes in the exchange.

     The amount of gain that the holder realizes in the exchange will equal the excess of:

     - the sum of the cash plus the fair market value of the SYSCO common stock received in the exchange; over

     - the tax basis of the Doughtie's common stock surrendered.

     The aggregate tax basis of the SYSCO common stock received, including any fractional shares deemed received, as described below, will be equal to the aggregate tax basis of the Doughtie's common stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized. The holding period of the SYSCO common stock received will include the holding period of the Doughtie's common stock surrendered. Except as discussed below, any gain recognized by a holder with respect to the exchange will be capital gain. This capital gain will be long-term capital gain if the holding period of the Doughtie's common stock surrendered in the merger is more than one year as of the effective date.

     If the receipt of cash has the effect of a distribution of a dividend, however, a Doughtie's shareholder receiving a combination of SYSCO common stock and cash could be required to treat part or all of the holder's recognized gain as dividend income. In making this determination, such holders will be treated as receiving solely SYSCO common stock in the merger and, immediately thereafter, having SYSCO redeem a number of shares of SYSCO common stock equal in value to the cash consideration the holders actually received. The receipt of cash will not have the effect of a distribution of a dividend under this analysis if this hypothetical redemption satisfies the requirements for non-dividend treatment under Section 302 of the Internal Revenue Code. Generally, the requirements for non-dividend treatment under Section 302 of the Internal Revenue Code will be satisfied if:

     - a holder's percentage ownership of SYSCO common stock immediately after the redemption is less than 80% of the holder's percentage ownership of such stock immediately before the redemption;

     - the holder's ownership interest in SYSCO is completely terminated; or

     - the redemption is "not essentially equivalent to a dividend."

     If a holder's percentage ownership of SYSCO common stock is minimal and the holder exercises no control over the affairs of SYSCO, even a small reduction in the holder's percentage ownership should satisfy the "not essentially equivalent to a dividend" test. In determining whether any of these tests are satisfied, holders must generally take into account not only the stock they own or are deemed to own directly, but also stock that they are treated as owning constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code. This would include generally:

     - stock owned by certain family members;

     - stock issuable upon the exercise of options;

     - stock owned by certain estates and trusts of which the shareholder is a beneficiary; and

     - stock owned by certain affiliated entities.

     Doughtie's shareholders should consult with their own tax advisers as to application of this test to their particular circumstances, and as to other potential consequences of dividend treatment.

     Treatment of shareholders who exchange Doughtie's common stock solely for cash. A holder of Doughtie's common stock who receives solely cash in the merger in complete termination of that shareholder's stock interests will, except as set forth below, recognize gain or loss equal to the difference between the tax basis of the Doughtie's common stock surrendered and the amount of cash received. Generally, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Doughtie's common stock surrendered in the merger is more than one year as of the effective date.

     Receipt of cash in lieu of fractional shares. A holder of Doughtie's common stock who receives cash in lieu of fractional shares of SYSCO common stock will be treated as having received such fractional shares pursuant to the merger and then as having exchanged such fractional shares for cash in a redemption by SYSCO. The holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between:

     - the portion of the tax basis of the holder's Doughtie's common stock surrendered in the merger that is allocated to such fractional shares; and

     - the cash received in lieu of fractional shares.

     Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Doughtie's common stock surrendered in the merger is more than one year as of the effective date.

     Tax Treatment of SYSCO Stock Placed in Escrow. A portion of the merger consideration will be retained by SYSCO in escrow to cover various contingent purchase price adjustments. There is substantial uncertainty as to whether these assets will ever be paid to Doughtie's shareholders. See "Risk Factors -- The Amount Contained in the Escrow and the Shareholder Representative Fund Established at Closing May Never be Paid out to Doughtie's Shareholders Subsequent to Closing" above. Because the tax rules which apply to escrowed stock differ from the tax rules which apply to escrowed cash, the tax treatment of escrowed cash is discussed separately below.

     Shares of SYSCO common stock placed in escrow will not be taxable to Doughtie's shareholders. At closing, Doughtie's shareholders will allocate a portion of their aggregate tax basis in Doughtie's common stock to the SYSCO common stock held in escrow. This allocation will be made by reference to the maximum number of SYSCO shares that may be distributed ultimately to Doughtie's shareholders. Because any dividends paid by SYSCO on such stock will be retained in escrow to satisfy claims under the escrow agreement, the dividends will not be taxable to Doughtie's shareholders until distributed. Upon final distribution of SYSCO common stock from escrow, Doughtie's shareholders will adjust the tax basis of their SYSCO common stock to reflect any escrowed shares not distributed due to the occurrence of one or more stated contingencies.

     Tax Treatment of Cash Placed in Escrow. The federal income tax treatment of cash deposited by SYSCO into escrow is unclear under current law. Under the installment method of reporting, amounts placed into escrow with contingencies and other substantial restrictions are not taxable to the recipient until paid. However, the installment method does not apply to a sale of stock that is traded on an established securities market. Because Doughtie's common stock is traded on such a market, current law would prohibit the use of installment reporting for sales of such stock. Nevertheless, based on several recently issued private letter rulings, the current administrative position of the IRS appears to permit installment reporting for Doughtie's shareholders who currently are subject to securities law restrictions that impede their ability to sell their stock (such as "affiliate" limitations imposed by Rule 144 as promulgated by the Securities and Exchange Commission).

     Shareholders who are restricted in the public sale of their Doughtie's stock and who report their sale under the installment method may be subject to certain interest charge rules if such shareholders hold aggregate installment obligations arising during the year in excess of $5 million. In addition, a portion of the assets actually paid to Doughtie's shareholders from escrow may be taxable as interest income rather than capital gain for tax purposes.

     Shareholders who are not restricted in the public sale of their Doughtie's common stock will not be permitted to use the installment method. Instead, such shareholders are required to treat "all payments to be received" as having been received in the year of sale. Under current law, it is unclear how the amount of such payments should be determined when receipt is subject to substantial restrictions and contingencies. Several alternatives are possible:

     - The IRS may seek to tax Doughtie's shareholders on the full amount transferred to escrow. This approach assumes that all contingencies will be resolved in favor of the shareholders. If the ultimate distribution were less than such amount, Doughtie's shareholders would recognize a capital loss in the year of final distribution.

     - Alternatively, Doughtie's shareholders may be taxed currently on the fair market value of their rights to receive funds from escrow, after discounting to reflect the contingent nature of their rights. Funds distributed in excess of this current value would be taxable to Doughtie's shareholders in the year received. A portion of such excess funds may be taxable as interest, with the balance taxed as capital gain. If the aggregate distributions from escrow were less than the current value, the shareholders would be treated as incurring a capital loss in the year of final distribution.

     - As a third approach, Doughtie's shareholders may be allowed to delay reporting the escrowed funds as taxable income until such funds are actually received in the future. As payments are received from escrow, a portion may be taxable as interest, with the balance taxed as capital gain. This approach is termed the "open transaction" method.

     The open transaction method has been upheld by courts where taxpayers receive deferred payment obligations (such as contingent escrow rights), if such obligations have no ascertainable fair market value. Regulations promulgated by the Treasury Department also recognize the validity of the open transaction method, but limit its applicability to "rare and extraordinary" situations in which the value of the contingent obligation cannot reasonably be ascertained. Doughtie's shareholders may determine that the fair value of the escrowed assets cannot reasonably be ascertained due to the substantial contingencies imposed under the escrow agreement. This determination may be supported by the trading value of Doughtie's common stock immediately prior to closing. If the trading value of such stock does not exceed the merger consideration received at closing, it may reflect a market determination that the value of the escrowed assets cannot be ascertained.

     The parties intend to treat the income earned on the escrowed funds as taxable to SYSCO. This treatment is consistent with the open transaction method, and inconsistent with an assertion that the contingent funds should be taxable to Doughtie's shareholders when placed into escrow.

     Considering the relevant authorities, Doughtie's shareholders should have a reasonable basis for electing the open transaction method. Nevertheless, because of the lack of clear legal authority, counsel is unable to express an opinion as to whether Doughtie's shareholders can defer the recognition of gain with respect to cash placed in escrow. Consequently, each shareholder is urged to consult his or her tax advisor concerning the recognition of gain with respect to amounts placed in escrow.

     Opinions of Counsel. Completion of the merger is conditioned on the receipt of opinions of Arnall Golden & Gregory, LLP and McGuire, Woods, Battle & Boothe LLP, each dated as of the effective time, that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be based on certain assumptions and subject to certain limitations and qualifications similar to those set forth above with respect to the tax opinions delivered by Arnall Golden & Gregory, LLP and McGuire, Woods, Battle & Boothe LLP.

     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION IS NOT TAX ADVICE; IT IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under this method of accounting, the purchase price, including costs directly related to the merger, will be allocated to the assets acquired taking into account the liabilities assumed based on their fair value as of the date on which the merger is closed, with any excess consideration being allocated to goodwill. The operating results of Doughtie's will be included with those of SYSCO from the date on which the merger is closed.

REGULATORY MATTERS; APPROVALS AND CONSENTS

     The merger agreement provides that Doughtie's and SYSCO will use their reasonable good faith efforts and cooperate with one another:

     - in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the merger; and

     - in promptly making any such filings, in furnishing information required in such filings and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules, and regulations adopted under the Hart-Scott Act, the merger may not be completed until the requisite notifications and report forms have been filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the specified Hart-Scott Act waiting period requirements have been satisfied. The Hart-Scott Act waiting period is thirty days from the date both parties have filed their notification and report form, unless terminated earlier or extended by the Federal Trade Commission or the Department of Justice issuing a request for additional information or documentary materials. Thereafter, the waiting period may be extended only by court order or with the parties' consent. The expiration or earlier termination of the Hart-Scott Act waiting period does not preclude the Department of Justice or the Federal Trade Commission from challenging the merger on antitrust grounds either before or after completion of the merger. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws. On May 10, 1999, SYSCO and Doughtie's filed applicable documents with the Department of Justice and the Federal Trade Commission. The applicable waiting period expired on June 9, 1999.

     If the merger is not completed within twelve months after June 9, 1999, SYSCO and Doughtie's would be required to submit new filings to the Department of Justice and the Federal Trade Commission, and a new Hart-Scott Act waiting period would have to expire or be earlier terminated before the merger could be completed. The Federal Trade Commission and the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the merger. Neither SYSCO nor Doughtie's believes that the merger will violate federal antitrust laws. Nevertheless, there can be no assurance that a challenge to the merger will not be made on antitrust grounds or, if such a challenge is made, what the result would be.

NEW YORK STOCK EXCHANGE LISTING

     SYSCO will use its best efforts to cause the shares of SYSCO common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to notice of issuance, prior to the closing date. This listing is a condition to closing the merger.

     Effective at the closing date, Doughtie's common stock will be delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of SYSCO common stock received by Doughtie's shareholders in the merger will be freely transferable, except that shares of SYSCO common stock received by individuals and entities who are deemed to be "affiliates" of Doughtie's under the Securities Act before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of individuals and entities who become affiliates of SYSCO) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Doughtie's generally include individuals or entities that control, are controlled by, or are under common control with, Doughtie's and may include officers and directors of Doughtie's as well as principal shareholders of Doughtie's. The merger agreement also requires Doughtie's to cause each of its affiliates to execute and deliver to SYSCO a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of SYSCO common stock issued to such affiliate in or pursuant to the merger in violation of the Securities Act or the rules and regulations adopted by the SEC. The delivery of such agreements is also a condition to SYSCO's obligation to complete the merger.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING MERGER

     After the merger, SYSCO will continue to be managed by the same Board of Directors and officers of SYSCO as before the merger. Information relating to the management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to SYSCO is contained in or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended June 27, 1998. Such Annual Report is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 63 .

     The directors and officers of SYSCO Food Services of Eastern Virginia, Inc. shall be the directors and officers of Doughtie's SYSCO Food Services, Inc. and each such officer shall hold office in accordance with the Certificate of Incorporation and bylaws of Doughtie's SYSCO Food Services, Inc.

APPRAISAL OR DISSENTERS' RIGHTS

     Pursuant to Virginia law, Doughtie's shareholders do not have any appraisal or dissenters' rights with respect to the merger.

                              THE SPECIAL MEETING

PURPOSE, TIME AND PLACE

     This proxy statement/prospectus is being furnished to shareholders of Doughtie's in connection with the solicitation of proxies by the Doughtie's Board for use at the Doughtie's special meeting.

     The Doughtie's special meeting is to be held on August 23, 1999, at 10:00 a.m. local time at the Board Room of Crestar Bank, 500 Main Street, Norfolk, Virginia 23510. At the Doughtie's special meeting, holders of Doughtie's common stock will be asked to consider and vote upon a proposal to approve the merger agreement and the merger. Other than the proposal to approve the merger agreement and the merger, Doughtie's is not aware of any other matters that may come before the special meeting. However, you may be asked to consider and vote upon matters incidental to the business to be conducted at the special meeting.

RECORD DATE; VOTING POWER

     The Doughtie's Board has fixed the close of business on July 19, 1999 as the record date for determining the holders of Doughtie's common stock entitled to notice of, and to vote at, the Doughtie's special meeting. Only holders of record of Doughtie's common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Doughtie's special meeting.

     At the close of business on the record date, 1,495,023 shares of Doughtie's common stock were issued and outstanding and entitled to vote at the Doughtie's special meeting. Holders of record of Doughtie's common stock are entitled to one vote for each share of Doughtie's common stock held of record on the record date on any matter which may properly come before the Doughtie's special meeting. Votes may be cast at the Doughtie's special meeting in person or by proxy.

     The presence at the Doughtie's special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of the Doughtie's common stock is necessary to constitute a quorum in order to transact business at the Doughtie's special meeting. In the event that a quorum is not present at the Doughtie's special meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

     Approval of the proposal to adopt the merger agreement and the merger will require the affirmative vote of more than two-thirds of the outstanding shares of Doughtie's common stock entitled to vote.

     Abstentions and broker non-votes, i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote, will be considered as present for the purposes of establishing a quorum. Brokers who hold shares of Doughtie's common stock as nominees, in the absence of instructions from the beneficial owners, will not have discretionary authority to vote such shares for the approval and adoption of the merger agreement and the merger. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on the record date, Doughtie's directors and executive officers and their affiliates had the right to vote 938,513 outstanding shares of Doughtie's common stock, collectively representing approximately 61.87% of Doughtie's outstanding shares of common stock, which includes 747,743 shares held in a voting trust agreement among Mary D. Houfek, Barbara D. Horton, Elsie D. Waddell and Mary H. Doughtie. Doughtie's directors and executive officers are expected to vote for the approval of the merger.

VOTING OF PROXIES

     Shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by such proxies. You should be aware that, if your proxy is properly executed but does not contain voting instructions, your proxy will be voted for approval of the merger agreement and the merger. It is not expected that any matter other than as described in this proxy statement/ prospectus will be brought before the Doughtie's special meeting. If incidental matters are properly presented before the meeting, the persons named in your proxy will have authority to vote on such matters without consulting you. These matters may include a proposal to adjourn or postpone the meeting in order to solicit additional votes in favor of the merger.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Doughtie's proxy card does not preclude a shareholder from voting in person. A shareholder of Doughtie's may revoke a proxy at any time prior to its exercise by:

     - delivering, prior to the Doughtie's special meeting, to Doughtie's, 2410 Wesley Street, Portsmouth, Virginia 23707, Attention: Secretary, a written notice of revocation bearing a later date or time than the proxy;

     - delivering to the Secretary of Doughtie's a duly executed proxy bearing a later date or time than the revoked proxy; or

     - attending the Doughtie's special meeting and voting in person.

     Attendance at the Doughtie's special meeting will not by itself constitute revocation of a proxy, unless you cast your vote at the special meeting.

     Doughtie's does not expect to adjourn its special meeting for a period of time long enough to require the setting of a new record date for the special meeting. If an adjournment occurs, it will have no effect on the ability of Doughtie's shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

SOLICITATION OF PROXIES

     The Doughtie's Board is soliciting the accompanying proxy, and Doughtie's will bear the cost of the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Doughtie's common stock held of record by such persons and Doughtie's will reimburse such companies' custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of Doughtie's may solicit proxies from shareholders by telephone, telegram or in person. Such persons will not receive any additional compensation for their solicitation activities.

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. Other provisions of the merger agreement are summarized elsewhere in this proxy statement/prospectus. These summaries are not complete descriptions of every provision of the merger agreement, and you should refer to the merger agreement for more detail.

STRUCTURE OF THE MERGER; CLOSING DATE

     SYSCO formed its wholly-owned subsidiary, SYSCO Food Services of Eastern Virginia, Inc., a Delaware corporation, to effect the merger. The merger agreement provides that following the approval of the merger agreement by the shareholders of Doughtie's and the satisfaction or waiver of all other conditions to the merger, including regulatory approvals, Doughtie's will merge with and into SYSCO Food Services of Eastern Virginia, Inc. After the merger, SYSCO Food Services of Eastern Virginia, Inc. will continue as the surviving company under the name "Doughtie's SYSCO Food Services, Inc."

     SYSCO and Doughtie's anticipate that the effective time and closing of the merger will occur as soon as practicable after the approval of the merger by the shareholders of Doughtie's. SYSCO and Doughtie's currently expect the merger to be completed by August 31, 1999.

MERGER CONSIDERATION

     As a result of the merger, each outstanding share of Doughtie's common stock shall be automatically converted into the right to receive one of the following:

     - $17.00 in cash;

     - a number of shares of SYSCO common stock determined by dividing $17.00 by the average of the closing prices of SYSCO common stock as reported in the Wall Street Journal during the ten trading days ending two trading days prior to the closing date of the merger; provided, that SYSCO and Doughtie's have agreed that, for purposes of this calculation, such average shall not be greater than $31.00 per share nor less than $21.00 per share; or

     - a combination of cash and shares of SYSCO common stock;

all less the amount of any net worth adjustment and amounts required to be held in escrow and required to establish a shareholder representative fund, as set forth below.

     Because SYSCO and Doughtie's have agreed that the average closing price of SYSCO stock for purposes of calculation of the exchange ratio shall not be greater than $31.00 per share or less than $21.00 per share, if the actual average closing price of SYSCO common stock is less than $21.00, then the shares of SYSCO common stock to be issued to each Doughtie's shareholder may have a value of less than $17.00 per Doughtie's share at the time of issuance. Conversely, if the actual average closing price is greater than $31.00 per share, then the shares of SYSCO common stock to be issued to each Doughtie's shareholder may have a value of greater than $17.00 per Doughtie's share at the time of issuance.

     As a result of the $50,000 per annum payable to the shareholder representative for three years following the closing and other expenses, as discussed below, approximately $0.10 per share will be deducted from the merger price of $17.00. Thus, the maximum amount that any Doughtie's shareholder will receive for each share of Doughtie's common stock in cash and/or SYSCO common stock in the merger is approximately $16.90 per share.

     The holders of Doughtie's common stock may elect to receive approximately $16.90 in cash, as adjusted to reflect the net worth adjustment, if any, for all or any portion of the Doughtie's common stock held. However, the merger agreement provides that no more than 49% of the aggregate merger consideration will be paid in cash. In the event that shareholders elect to receive an amount which causes the aggregate amount of cash to be received to exceed 49% of the merger consideration, the number of shares a shareholder may exchange for cash will be reduced and converted on a pro rata basis into the right to receive cash based on the proportion that the maximum number of shares as to which cash consideration may be paid bears to the total number of shares of Doughtie's common stock as to which a cash election was actually made. This reduction will permit the merger to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code by ensuring that at least 51% of the value of the total consideration paid, including all cash paid in exchange for fractional shares, cash paid for options under Doughtie's 1998 Stock Incentive Plan and any other payments required to be considered for tax purposes, consists of SYSCO common stock. The remainder of the shareholder's Doughtie's common stock which he, she or it had requested to exchange for cash will be converted into the right to receive SYSCO common stock.

     The following table gives examples of how the allocations would work in various situations for a hypothetical Doughtie's shareholder holding 1,000 shares. These are only examples and the actual allocations will depend on the actual elections made by all shareholders.

TOTAL PERCENTAGE OF      IF YOU ELECT ALL CASH YOU WOULD RECEIVE:
AGGREGATE MERGER         -----------------------------------------
CONSIDERATION FOR WHICH    STOCK FOR THIS         CASH FOR THIS
CASH IS ELECTED(1)        NUMBER OF SHARES      NUMBER OF SHARES
-----------------------  -------------------   -------------------
         1%                        0                  1,000
         10                        0                  1,000
         20                        0                  1,000
         30                        0                  1,000
         40                        0                  1,000
         50                       20                    980
         60                      184                    816
         70                      300                    700
         80                      388                    612
         90                      456                    544
         100                     510                    490

---------------

(1) Including cash paid for fractional shares and options and other cash payments.

     No net worth adjustment will be made to the per share merger price as long as the closing net worth of Doughtie's, adjusted as provided in the merger agreement, is equal to or greater than the net worth of Doughtie's as shown on its December 26, 1998 audited balance sheet of $9,853,617. However, an adjustment to the per share merger price will be made in the event that the closing net worth is less than the 1998 net worth of Doughtie's and SYSCO decides to proceed with closing the merger. Doughtie's does not expect that a net worth adjustment will be made to the per share merger price; however, Doughtie's shareholders should note that this expectation is an estimate and that a net worth adjustment may be made.

     Assuming that Doughtie's closing net worth is less than $9,853,617 and that SYSCO does not terminate the merger agreement as a result, the table below contains examples of how the merger price per share would be impacted by a net worth adjustment over the Doughtie's net worth range presented. The actual net worth adjustment, if any, may be greater or less than any presented in the table below.

                                                             NET WORTH
CLOSING NET WORTH                                            ADJUSTMENT      MERGER PRICE
OF DOUGHTIE'S                                                AMOUNT(1)        PER SHARE
-----------------                                            ----------      ------------
$9,853,617 and above                                           $0.00            $16.90
9,000,000                                                       0.56             16.34
8,500,000                                                       0.89             16.01
8,000,000                                                       1.22             15.68
7,500,000                                                       1.55             15.35
7,000,000                                                       1.88             15.02
6,500,000                                                       2.20             14.70
6,000,000                                                       2.53             14.37
5,500,000                                                       2.86             14.04
5,000,000                                                       3.19             13.71

---------------

(1) Calculated as the difference between the December 31, 1998 net worth of $9,853,617 and the net worth of Doughtie's at closing, divided by 1,520,927, which includes 1,495,023 issued and outstanding shares of Doughtie's common stock as of the record date, and 25,904 equivalent shares. (The number of equivalent shares is calculated by multiplying the 42,100 options outstanding under the 1998 Doughtie's Stock Incentive Plan by (1) ($17.00 less $6.54, the weighted average exercise price of the options) divided by
    (2) $17.00, which equals 25,904.)

     No fractional shares of SYSCO common stock will be issued in the merger. Instead of fractional shares, holders will receive cash in an amount equal to the value of their fractional shares based on the average closing prices of SYSCO common stock as reported in the Wall Street Journal during the ten trading days ending two trading days prior to the closing date of the merger, provided that SYSCO and Doughtie's have agreed that, for purposes of this calculation, such average shall not be greater than $31.00 per share nor less than $21.00 per share. As of the effective time, by virtue of the merger, the outstanding shares of Doughtie's common stock will not represent any ownership interest in Doughtie's but will only represent the right to receive cash, SYSCO common stock or a combination of cash and SYSCO common stock.

ESCROW AMOUNTS

     $3 million of the total merger consideration in SYSCO common stock and cash will be placed into escrow at the closing of the merger. Also, approximately $305,000 of the total merger consideration in SYSCO common stock and cash will be placed in a shareholder representative fund at the closing of the merger, as described below. In addition, up to an additional $1.2 million of the merger consideration in SYSCO common stock and cash will be placed into escrow as follows:

     - $1.13 million, if the sale and leaseback by Doughtie's of its warehouse and associated realty located in Portsmouth, Virginia has not been completed, or is not subject to a fully executed, specifically enforceable contract to effectuate the sale and leaseback of such warehouse and associated realty in which all conditions to the performance of the purchaser have been satisfied or waived, at or prior to the closing of the merger; and

     - $70,000, if the sale by Doughtie's of its annex property located in Portsmouth, Virginia has not been completed, or is not subject to a fully executed, specifically enforceable contract to effectuate the sale of such annex property in which all conditions to the performance of the purchaser have been satisfied or waived, at or prior to the closing of the merger.

     Thus, the amount to be paid to the Doughtie's shareholders immediately following the closing will be approximately one of the following:

     - if both properties are either sold or placed under contract, then $14.83 per share will be paid at closing;

     - if only the warehouse and associated realty is sold or placed under contract, then $14.78 per share will be paid at closing;

     - if only the annex property is sold or placed under contract, then $14.08 per share will be paid at closing; or

     - if neither property is sold or placed under contract, then $14.03 per share will be paid at closing,

without giving effect to any possible adjustment based on Doughtie's net worth at closing. The actual amount to be paid to Doughtie's shareholders will depend upon the total funds placed in escrow. Each individual Doughtie's shareholder will receive his or her pro rata share of cash and/or SYSCO common stock released from escrow, if any, as determined by his or her election in the merger.

     The $3 million will be placed in escrow to cover purchase price adjustments which may need to be made for breaches of representations and warranties given by Doughtie's to SYSCO regarding its business and financial matters. The $3 million will be released to former shareholders of Doughtie's, less any claims made by SYSCO, as follows:

     - promptly after the second anniversary of closing, the balance of any escrowed amount remaining in escrow, less $300,000 in SYSCO common stock and/or cash, which is required to remain in escrow for tax matters, and less 110% of the aggregate amount of the outstanding balance of all Doughtie's accounts receivable at the second anniversary of closing, which amount is also required to remain in escrow, and less amounts pertaining to any claims in dispute at the second anniversary of closing; and

     - promptly after the third anniversary of closing, the balance of any amount remaining in escrow, less amounts pertaining to any claims in dispute at the third anniversary of closing, which amounts, if any, will be released to former shareholders following the resolution of such claims in dispute.

     If the $1.13 million is paid into escrow pertaining to the Portsmouth, Virginia warehouse and associated realty, then this amount will be released, with interest, to former shareholders of Doughtie's as follows:

     - on such date that the sale and leaseback is completed, provided that the sale and leaseback occurs before the third anniversary of closing; or

     - on such date that the warehouse and associated realty are sold, provided that SYSCO has the right to occupy the warehouse and associated realty for a period ending no earlier than 90 days after the second anniversary of the closing.

     In the event that the sale and leaseback of the Portsmouth, Virginia warehouse and associated realty are not completed on or before the third anniversary of the closing, the $1.13 million, with interest, shall be forfeited and returned to SYSCO. Further, in the event the sale and leaseback are timely completed, but at a price lower than $2.91 million, an amount equal to the deficiency, with interest, will be forfeited and returned to SYSCO and the balance, with interest, will be released to former shareholders of Doughtie's.

     If the $70,000 is paid into escrow pertaining to the annex property commonly referred to as 2413 and 2415 Wesley Street located in Portsmouth, Virginia, then this amount will be released, with interest, to former shareholders of Doughtie's as follows:

     - on such date that the sale is completed, provided that the sale occurs before the third anniversary of closing.

     In the event that the sale of the Portsmouth, Virginia annex property is not completed on or before the third anniversary of the closing, the $70,000, with interest, will be forfeited and returned to SYSCO. Further, in the event the sale is timely completed, but at a price lower than $190,000, an amount equal to the deficiency, with interest, will be forfeited and returned to SYSCO and the balance, with interest, will be released to former shareholders of Doughtie's.

     The SYSCO common stock and cash paid into escrow will be paid and released, if any funds are available for release, in the relative proportions determined by each shareholder's cash election.

SHAREHOLDER REPRESENTATIVE FUND

     If the merger is approved by Doughtie's shareholders, at closing a fund will be established to compensate the shareholder representative for his services and to pay all expenses and fees incurred by or on behalf of the shareholder representative in connection with the performance of his duties, including without limitation:

     - the cost of suitable insurance coverage for the shareholder representative, estimated to be no more than approximately $4,000 to $5,000 per year; and

     - the fees and costs of attorneys, financial consultants, and other experts consulted by the shareholder representative, if any.

     All fees and expenses incurred by the shareholder representative in carrying out his functions under the merger agreement shall be paid from the representative fund, and if the representative fund becomes exhausted, from escrowed amounts, after satisfaction of all claims of SYSCO against the escrow amounts.

     The shareholder representative fund shall be funded from the merger consideration by reducing the merger consideration otherwise payable to each Doughtie's shareholder and optionholder by twenty cents ($0.20) per share in accordance with such shareholder's cash election percentage, a total aggregate reduction of approximately $305,000. Of this amount, $50,000 per annum for three years following the closing or an aggregate amount of approximately $0.10 per share will be paid as compensation to the shareholder representative from the fund and will not be payable to shareholders of Doughtie's. The fund will be established at closing and transferred to the shareholder representative or as directed in writing by the shareholder representative.

     The shareholder representative will issue periodic reports to Doughtie's shareholders no less than once every twelve months beginning fourteen months after the closing, in which reports the shareholder representative will summarize disbursements from the representative fund and the status of the escrow amounts, any claims filed against the escrow amounts, and any other matters deemed by the shareholder representative to be material to Doughtie's shareholders.

     Upon the completion of the duties of the shareholder representative and satisfaction or final resolution of all claims against the escrow amounts and satisfaction of all compensation, fees, expenses, and other obligations to be paid out of the shareholder representative fund, any funds remaining in the representative fund shall be distributed to the Doughtie's shareholders and optionholders in the same proportion as determined by his or her election in the merger.

     After payment of compensation to Mr. Mules of $50,000 per annum for three years following the closing, and payment of insurance and expenses the maximum amount that Doughtie's shareholders will receive in the merger is approximately $16.90 per share, less other amounts not released from the shareholder representation fund, amounts not released from escrow and the amount of any net worth adjustment. There can be no assurance that any funds will be available for distribution to former Doughtie's shareholders.

SHAREHOLDER REPRESENTATIVE

     If the merger is approved by Doughtie's shareholders, Mr. Vernon W. Mules, a director of Doughtie's, or at Mr. Mules' election, a limited liability company formed and wholly-owned by him, will be appointed as the shareholder representative for each Doughtie's shareholder and optionholder under Doughtie's 1998 Stock Incentive Plan. As the shareholder representative, Mr. Mules will be authorized to take all actions and make any decisions required or permitted to be taken by him under the merger agreement or escrow agreement entered into in connection with the merger. For example, under the merger agreement, the shareholder representative will have the authority to:

     - execute the escrow agreement entered into in connection with the merger;

     - receive or give any notice on behalf of Doughtie's shareholders required by the merger agreement or the escrow agreement;

     - authorize delivery to SYSCO of escrowed amounts in satisfaction of claims;

     - agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any claims;

     - vote the shares placed into escrow;

     - resolve any claims; and

     - take all actions necessary in the judgment of the shareholder representative for the accomplishment of the foregoing.

     Doughtie's shareholders and optionholders will be bound by all actions taken by the shareholder representative in connection with the merger agreement or escrow agreement, and SYSCO will be entitled to rely on any action or decision of the shareholder representative evidenced by a written document executed by the shareholder representative as the action or decision of each of Doughtie's shareholders and optionholders. Except for willful misconduct or gross negligence, the shareholder representative shall not be liable for any action taken in the performance of his duties and shall be entitled to indemnification, to the extent escrow amounts are available after satisfaction of all claims made by SYSCO, from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind which may be imposed on, incurred by, or asserted against the shareholder representative by SYSCO, Doughtie's, Doughtie's shareholders or optionholders or any other person.

     Mr. Mules, as the shareholder representative for Doughtie's shareholders and optionholders, will receive compensation for his services in the amount of $50,000 per annum for three years following the closing, plus expenses. Mr. Mules' compensation will be paid from the shareholder representative fund which will be established at closing, as discussed above.

CASH ELECTION FORM AND PROCEDURES

     Each Doughtie's shareholder will have the opportunity to submit the cash election form enclosed with this proxy statement/prospectus specifying the kind of consideration sought to be received in exchange for his or her Doughtie's shares of common stock. Shareholders of Doughtie's that become holders of Doughtie's common stock after the record date shall receive SYSCO common stock, unless the new holder requests a cash election form from the exchange agent and the cash election form is properly completed, signed and received by the exchange agent, along with the stock certificates to be exchanged, no later than 5:00 p.m. eastern time on the date of the special meeting.

     The cash election form will permit Doughtie's shareholders to elect one of the following in exchange for their shares of Doughtie's common stock:

     - to receive only cash; or

     - to receive a combination of SYSCO common stock and cash.

     To be effective, the cash election form must be properly completed, signed and received by the exchange agent, with stock certificates, no later than 5:00 p.m. eastern time on the date of the special meeting. An election may be changed or revoked, but only by written notice received by the exchange agent prior to 5:00 p.m. eastern time on the date of the special meeting which includes, in the case of a change, a properly completed and signed, revised cash election form. IF YOU DO NOT WISH TO MAKE A CASH ELECTION, DO NOT SEND IN THE CASH ELECTION FORM AND DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

     Any Doughtie's shareholder who does not submit a properly completed and signed cash election form along with the stock certificates to the exchange agent prior to 5:00 p.m. eastern time on the date of the special meeting and any Doughtie's shareholder that properly executes a cash election form but does not indicate his or her choice of consideration or does not include his or her stock certificates will receive only SYSCO common stock in exchange for his or her Doughtie's common stock, other than as to fractional shares. Accordingly, persons who become shareholders of Doughtie's after the close of business on the date of the special meeting shall receive SYSCO common stock.

     SYSCO has the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether the cash election forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in cash election forms. The decision of SYSCO, or the exchange agent, in such matters shall be conclusive and binding. Neither SYSCO nor the exchange agent will be under any obligation to notify any person of any defect in a cash election form submitted to the exchange agent.

     Because the merger agreement provides that the merger is intended to qualify as a tax-free reorganization, the extent to which individual elections will be accommodated will depend upon the number of Doughtie's shareholders who elect cash, who elect SYSCO common stock, and who fail to make an election. Accordingly, a Doughtie's shareholder who elects to receive all cash may instead receive a combination of cash and SYSCO common stock and a Doughtie's shareholder who elects to receive a specific combination of cash and SYSCO common stock may instead receive a different combination of cash and SYSCO common stock.

     As of the effective time, Doughtie's stock transfer books will be closed and no further transfer of Doughtie's shares will be recognized or registered on Doughtie's stock transfer records. Following the effective time and until certificates are surrendered, all share certificates formerly evidencing Doughtie's shares will evidence only the right of the registered holders to receive the merger consideration. Such share certificates may be exchanged for the merger consideration into which holders' Doughtie's shares have been converted.

     Because the tax consequences of receiving cash or SYSCO common stock will differ, Doughtie's shareholders are urged to read carefully the subsection above, "The Merger -- Material Federal Income Tax Consequences" and consult their own tax advisors to determine the particular tax consequences to them of the merger.

     TO MAKE AN EFFECTIVE ELECTION, A DOUGHTIE'S SHAREHOLDER WILL BE REQUIRED TO RETURN A PROPERLY COMPLETED CASH ELECTION FORM, WITH STOCK CERTIFICATES, SUFFICIENTLY IN ADVANCE OF THE ELECTION DEADLINE SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE ELECTION DEADLINE. THE ELECTION DEADLINE IS 5:00 P.M. EASTERN TIME ON THE DATE OF THE SPECIAL MEETING. IF THE MERGER IS NOT APPROVED, THE EXCHANGE AGENT WILL RETURN YOUR STOCK CERTIFICATES TO YOU.

PROCEDURE FOR SURRENDERING DOUGHTIE'S COMMON STOCK CERTIFICATES AFTER THE EFFECTIVE TIME

     Promptly after the effective time, the exchange agent will mail the following materials to each person who held shares of Doughtie's common stock as of the effective time and has not made an effective cash election:

     - a letter of transmittal to be used by the holder to surrender his, her or its shares to the exchange agent in exchange for the merger consideration; and

     - instructions explaining what the holder must do to effect the exchange of shares of Doughtie's common stock for the merger consideration.

     Each Doughtie's shareholder should complete and sign the letter of transmittal and return it to the exchange agent in accordance with the instructions provided by the exchange agent, together with any stock certificates for Doughtie's common stock held by such holder.

     If certificates for any shares of Doughtie's common stock have been lost, stolen or destroyed, the holder must submit an affidavit to that effect to the exchange agent. The exchange agent may prescribe the form of affidavit required and may also require the holder to deliver a bond to the exchange agent in an amount reasonably required to indemnify the exchange agent and SYSCO against claims with respect to the lost certificates.

     If a record holder of Doughtie's common stock at the effective time wishes the merger consideration to be paid to another designated person, then, before the merger consideration can be issued to the designated recipient, such record holder must provide the exchange agent with the following documentation:

     - a properly endorsed certificate for the shares of Doughtie's common stock being exchanged;

     - properly completed and signed originals of any other documents required by the exchange agent to show that a transfer to the designated recipient occurred; and

     - evidence that any transfer taxes resulting from the issuance of any certificate for SYSCO common stock to a person other than the record holder of Doughtie's common stock have been paid.

     To the extent that the merger consideration is payable in SYSCO common stock, holders of Doughtie's common stock exchanged in the merger will be entitled to receive dividends and other distributions with respect to SYSCO common stock that they receive in the merger that are declared or made with a record date after the effective time. No such dividends or other distributions will be paid to any former holder of Doughtie's common stock, however, until such holder surrenders his, her or its shares of Doughtie's common stock to the exchange agent.

     After six months following the effective time, the exchange agent will return to SYSCO any merger consideration which has not been exchanged for Doughtie's common stock, which merger consideration will be exclusive of any amounts held in escrow. After the return of the merger consideration to SYSCO, SYSCO will act as the exchange agent and any former holders of Doughtie's common stock who have not exchanged their shares for merger consideration shall be required to surrender their certificates to SYSCO. Once SYSCO has assumed the role of exchange agent, former holders of Doughtie's common stock, to the extent permitted under applicable law, shall look to SYSCO only as general creditors for payment of the merger consideration, but shall not look to SYSCO in the event merger consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

HOLDERS OF DOUGHTIE'S COMMON STOCK MUST SEND IN THEIR STOCK CERTIFICATES UPON RECEIPT OF THE TRANSMITTAL LETTER FROM THE EXCHANGE AGENT IN ORDER TO RECEIVE THE MERGER CONSIDERATION, UNLESS YOUR STOCK CERTIFICATES WERE PREVIOUSLY SURRENDERED TO THE EXCHANGE AGENT ALONG WITH A CASH ELECTION FORM.

CONDITIONS TO COMPLETION OF THE MERGER

     Each party's obligation to complete the merger is subject to a number of conditions which must be met or, where permitted by law, waived by the closing date. These conditions include:

     - the approval of the merger by the Doughtie's shareholders;

     - the expiration or early termination of the waiting period that applies to the merger under applicable federal antitrust laws;

     - the receipt of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties;

     - the absence of any governmental order, rule or injunction, or any law or regulation prohibiting the merger;

     - the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of a stop order or any proceedings or threats to suspend its effectiveness;

     - the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the shares of SYSCO common stock to be issued in the merger;

     - the receipt of tax opinions by each of SYSCO and Doughtie's that the merger will qualify as a tax-free reorganization under Internal Revenue Code Section 368;

     - the accuracy of the representations and warranties of the other party to the merger agreement, except where the failure of the representations and warranties to be accurate does not have a material adverse effect on the other party;

     - each party's performance of and compliance in all material respects with all of its obligations under the merger agreement at or prior to the closing date; and

     - the non-occurrence of any material adverse change or event having a material adverse effect on Doughtie's.

ENVIRONMENTAL CONDITION

     The closing of the merger is also conditioned upon SYSCO's satisfaction, in its sole discretion, with the results of an environmental due diligence investigation and the financial, regulatory and contractual resolution of any issues which arise from such investigation, with respect to:

     - any release of hazardous substances from the annex property located in Portsmouth, Virginia relating to the property's use as a petroleum storage facility and any other matter discovered prior to closing as a result of such investigation; and

     - any release of hazardous substances from an underground storage tank or other source discovered at Doughtie's property located in Manchester, Maryland and any matters discovered prior to closing as a result of such investigation.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Doughtie's has agreed to take or refrain from taking the actions below from the date of the merger agreement until the completion of the merger. Subject to exceptions contained in the merger agreement, Doughtie's has agreed as follows:

     - to conduct and cause its subsidiary to conduct their businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations;

     - not to grant to any current or former officer or director any increase in compensation, bonus or other benefits, except as required by employment agreements in effect as of the date of the merger agreement;

     - not to adopt or amend any collective bargaining agreement, or other Doughtie's benefit plans, in any manner;

     - not to declare, set aside or pay any dividends on its outstanding shares of capital stock other than regular quarterly dividends, which dividends shall not exceed $0.03 per share;

     - not to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities, except for issuances of Doughtie's common stock upon the exercise of Doughtie's employee stock options outstanding on the date of the merger agreement;

     - not to purchase, redeem or otherwise acquire any shares of its capital stock;

     - not to issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its capital stock or any of its properties or assets;

     - not to amend its articles of incorporation, by-laws or other comparable organizational documents;

     - not to acquire or agree to acquire any business or, except in the ordinary course of business, make any investment;

     - not to make any tax election that individually or in the aggregate would have a material adverse effect on Doughtie's or any of its tax attributes or settle or compromise any material income tax liability;

     - not to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility currently in effect;

     - not to settle any material claim, action or proceeding involving money damages;

     - not to enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts; and

     - not to authorize, commit or agree to take any of the foregoing actions.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by the shareholders of
Doughtie's:

     - by mutual written consent of the Boards of Directors of SYSCO and Doughtie's;

     - by either SYSCO or Doughtie's if:

      - the merger has not been completed by September 30, 1999;

      - approval of the Doughtie's shareholders has not been obtained at a duly convened shareholders meeting; or

      - any court or other governmental body has taken any action enjoining, restraining or otherwise prohibiting the merger;

     - by SYSCO, if Doughtie's materially breaches its representations, warranties or agreements under the merger agreement or fails to perform any of its material obligations under the merger agreement which breach or failure would constitute a failure of a condition to the merger and has not been cured within 45 days after receipt of written notice of the failure;

     - by SYSCO, if prior to the special meeting the Doughtie's Board fails to make, withdraws or adversely modifies its recommendation to approve the merger agreement;

     - by Doughtie's, if SYSCO materially breaches its representations, warranties or agreements under the merger agreement;

     - by SYSCO, if the closing net worth of Doughtie's is less than the December 26, 1998 net worth of Doughtie's, as contained in its audited financial statements, of $9,853,617; or

     - by SYSCO, in its sole discretion, if the results of an environmental due diligence investigation and the financial, regulatory and contractual resolution of any issues which arise from such investigation are not satisfactory to SYSCO.

     Upon termination in accordance with the above provisions, the merger agreement will become void and have no effect, without any liability or obligation on the part of SYSCO or Doughtie's, other than the payment of expenses as described below, and provisions relating to confidentiality and other provisions that survive generally; provided, however, that termination will not relieve any party from liability for any willful breach of the representations, warranties, covenants or agreements set forth in the merger agreement that occurs prior to termination.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, whether or not the merger is completed, except as follows:

     - Each of SYSCO and Doughtie's shall pay one-half of the costs, expenses and fees incurred in connection with the following:

      - filings made under the Hart-Scott Act;

      - filings made with the Securities and Exchange Commission pertaining to the registration of SYSCO's common stock on Form S-4 and to this proxy statement/prospectus;

      - printing and mailing the Form S-4 registration statement and this proxy statement/prospectus; and

      - removal of the underground storage tank at the warehouse located in Portsmouth, Virginia.

     - Doughtie's shall pay to SYSCO a termination fee equal to the actual cost of reasonable and customary expenses associated with the merger if SYSCO terminates the agreement because of:

      - a breach of the merger agreement by Doughtie's;

      - prior to the special meeting, the Doughtie's Board of Directors failing to make, withdrawing or adversely modifying its recommendation to approve the merger agreement;

      - the closing net worth of Doughtie's being less than Doughtie's December 31, 1998 net worth; or

      - the failure of the Doughtie's shareholders to approve the merger agreement.

     - SYSCO shall pay to Doughtie's a termination fee equal to the actual cost of reasonable and customary expenses associated with the merger if Doughtie's terminates the merger because of a breach of the merger agreement by SYSCO.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary and reciprocal representations and warranties by Doughtie's and SYSCO relating, among other things, to:

     - their organization, good standing and corporate power and that of their subsidiaries;

     - ownership of subsidiaries;

     - capital structure;

     - corporate power to enter into, and due authorization, execution and delivery of, the merger agreement;

     - the execution and delivery of the merger agreement not violating their charter documents, applicable law, and other material agreements;

     - the accuracy of reports and financial statements filed by them with the Securities and Exchange Commission;

     - broker's fees and expenses; and

     - the accuracy of information supplied by them in connection with this proxy statement/prospectus.

     In addition to those listed above, Doughtie's has also made other representations and warranties relating to:

     - the absence of material changes or events;

     - the absence of dissenters' rights;

     - the absence of undisclosed liabilities;

     - the absence of pending or threatened litigation, labor matters and compliance with all applicable laws;

     - benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974 and employment matters;

     - the filing of tax returns and payment of taxes;

     - the closing net worth of Doughtie's;

     - immigration, inventory and intellectual property matters;

     - environmental liability;

     - good and marketable title to properties and assets free of liens; and

     - insurance matters and year 2000 compliance.

     In addition to those set forth above, SYSCO has also made a representation and warranty that it will continue to operate at least one significant historic business line of Doughtie's.

OTHER COVENANTS

     The merger agreement contains other covenants of the parties, including covenants relating to:

     - public announcements and notification of material changes;

     - access to information;

     - qualification of the merger as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     - reasonable good faith efforts and further assurances;

     - compliance with legal requirements and cooperation in connection with governmental and regulatory filings and in obtaining consents and approvals;

     - confidential treatment of non-public information; and

     - removal of an underground storage tank at the warehouse located in Portsmouth, Virginia in compliance with applicable law.

AMENDMENT AND WAIVER

     The merger agreement may be amended by the parties at any time before or after approval of the merger by the shareholders of Doughtie's; except that after approval, changes to the amount or form of merger consideration to be received by the Doughtie's shareholders may not be made without further approval by Doughtie's shareholders. Prior to the effective time, the parties may:

     - extend the time for the performance of any obligation or other act of any other party to the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document required to be delivered by the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

     All amendments and waivers must be in writing.

NO SOLICITATION BY DOUGHTIE'S

     Doughtie's has agreed in the merger agreement that, from the date of execution of the merger agreement until its termination, Doughtie's will not directly or indirectly solicit or encourage or authorize any individual, corporation or other entity to solicit or encourage any proposal that may reasonably be expected to lead to a merger, consolidation or other business combination involving Doughtie's or any subsidiary of Doughtie's other than the transactions contemplated by the merger agreement.

                               BUSINESS OF SYSCO

     SYSCO Corporation, together with its subsidiaries and divisions, is the largest U.S. distributor of food and related products to the foodservice or "away-from-home-eating" industry. SYSCO provides its products and services to approximately 300,000 customers, including:

     - restaurants;

     - healthcare and educational facilities;

     - lodging establishments; and

     - other foodservice customers throughout the entire continental United States, as well as portions of Alaska and Canada.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $15 billion in fiscal 1998. SYSCO's innovations in food technology, packaging and transportation provide customers with quality products delivered on time, in excellent condition and at reasonable prices.

     Products distributed by SYSCO include:

     - a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;

     - a full line of canned and dry goods;

     - fresh meats;

     - imported specialties; and

     - fresh produce.

     SYSCO also supplies a wide variety of nonfood items, including:

     - paper products such as disposable napkins, plates and cups;

     - tableware such as china and silverware;

     - restaurant and kitchen equipment and supplies;

     - medical and surgical supplies; and

     - cleaning supplies.

     SYSCO distributes both nationally-branded merchandise and products packaged under its own private brands.

     SYSCO estimates that it purchases from thousands of independent sources, none of which accounts for more than 5% of SYSCO's purchases. These sources consist generally of large corporations selling brand name and private label merchandise and independent private label processors and packers. Generally, purchasing is carried out on a decentralized basis through centrally developed purchasing programs and direct purchasing programs established by SYSCO's various operating subsidiaries and divisions. SYSCO continually develops relations with suppliers but has no material long-term purchase commitments with any supplier.

     The directors and officers of SYSCO will remain unchanged upon completion of the merger. Information concerning directors and the executive officers of SYSCO, including compensation information, is incorporated by reference in this proxy statement/prospectus from information previously filed with the SEC. For more information concerning SYSCO, we encourage shareholders to consult and review information previously filed by SYSCO with the SEC and listed at "Where You Can Find More Information" on page 63.

     On May 17, 1999, SYSCO entered into a non-binding letter of intent to acquire certain assets of the Buckhead Beef Company, Inc. located in Atlanta, Georgia. Buckhead Beef distributes custom-cut fresh steaks and other meats, seafood and poultry products. If completed, this acquisition will not have a material impact on SYSCO's business, financial condition or results of operations.

     On July 9, 1999, SYSCO signed a merger agreement with Newport Meat Co., Inc. located in Irvine, California. Newport Meat distributes fresh aged beef and other meats, seafood and poultry products to the southern California foodservice market. SYSCO currently expects that the merger will be completed by July 30, 1999. This acquisition will not have a material impact on SYSCO's business, financial condition or results of operations.

                             BUSINESS OF DOUGHTIE'S

     Doughtie's Foods, Inc. was incorporated in Virginia in November 1971 to engage in the sale and distribution of a wide variety of meat and seafood products and other food items. Doughtie's has historically manufactured, processed or produced many of the meat and seafood products sold by it, while Doughtie's has always purchased from other sources certain other food items that it sells, such as fruits, vegetables, condiments, and seasonings. In 1997 Doughtie's completed its divestment of its manufacturing operations, which were not profitable. Following these divestitures, Doughtie's has been able to concentrate on its business of distributing food products to commercial and institutional customers, including:

     - supermarkets;

     - restaurants;

     - cafeterias;

     - independent food distributors;

     - schools;

     - hospitals; and

     - other public and private facilities.

     Doughtie's marketing area covers:

     - the central, northern, and eastern portions of Virginia;

     - Maryland;

     - Washington, DC;

     - portions of North Carolina; and

     - small areas of Delaware.

     Although Doughtie's is no longer engaged in the manufacture of food products, it continues to distribute its traditional "Doughtie's" label products pursuant to product supply agreements with the respective buyers of the manufacturing business.

     Doughtie's distribution facilities are located in Portsmouth, Virginia. Prior to the sale of the manufacturing division, these facilities were also involved in the manufacture of pork and beef barbecue, hot dog sauce, meat loaf, chili and other cooked meat products. Doughtie's subsidiary, TWB Gourmet Foods, Inc., also manufactured and sold a line of specialty gourmet food products until that portion of the business was sold in September 1996.

     Doughtie's markets many of its products under its own label. Most of its products are packaged under the registered trade name and service mark "Doughtie's". Registration covering this mark remains in force twenty years from the date of registration and may be renewed for periods of twenty years.

     Doughtie's offers to its institutional and commercial customers a broad range of food items including meat products, frozen, refrigerated, canned, and dry items in the seafood, fruit, vegetable, and other lines. Most items needed by such customers for the operation of their business are offered by Doughtie's, including eggs, produce, staples such as flour and sugar, restaurant supplies, and a limited amount of cooking and processing equipment. Availability of such items is generally good. Doughtie's has no material long-term contract with respect to the supply of any of such items.

     More detailed information regarding the business of Doughtie's is incorporated by reference in this proxy statement/prospectus from information previously filed with the SEC. For more information concerning Doughtie's business, we encourage shareholders to consult and review information previously filed by Doughtie's with the SEC and listed at "Where You Can Find More Information" on page 63.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF DOUGHTIE'S

     The following discussion should be read in conjunction with the accompanying consolidated financial statements and the related notes of Doughtie's contained in this proxy statement/prospectus and incorporated herein by reference.

RESULTS OF OPERATIONS

  Quarter Ended March 27, 1999 Compared to Quarter Ended March 28, 1998

     Sales for the quarter ended March 27, 1999 were $19.1 million or 1.3% lower than sales for the prior year's first quarter of $19.3 million. Reduced sales to the U. S. Military under a Department of Defense Contract were the cause of the decrease.

     Doughtie's gross profit margin, gross profit as a percentage of net sales, increased from 16.83% in the quarter ended March 28, 1998 to 16.93% for the quarter ended March 27, 1999. This increase was due to the reduced lower profit margin sales under the Department of Defense contract.

     Doughtie's selling, general and administrative expenses, expressed as a percentage of net sales, increased from 15.10% in the first quarter of 1998 to 15.91% in 1999. The increase was primarily due to expenses of approximately $80,000 associated with the proposed merger with SYSCO.

     Interest expense for the quarter ended March 27, 1999 decreased to 0.08% of sales compared to 0.24% of sales for the first quarter of 1998. Decreased borrowing levels and lower interest rates were the cause of the decreased expense. As the interest on Doughtie's debt is both London Interbank Offered Rates and prime related, interest expense will increase or decrease in subsequent periods based on fluctuations in these rates and the borrowing levels of Doughtie's.

     Income tax expense was $97,000 for the quarter ended March 27,1999 compared to $108,000 for the corresponding period of 1998. The effective tax rate increased in 1999 due to the nondeductible merger expenses incurred in the first quarter of 1999.

     Doughtie's reported net income of $82,000 or $.06 and $.05 per basic and diluted share, respectively, for the first quarter of 1999 compared to net income of $181,000 or $.12 per basic and diluted share in the first quarter of 1998.

  1998 Compared to 1997 and 1997 Compared to 1996

     Net sales of Doughtie's increased 2.3% in 1998. For the 1998 fiscal year, Doughtie's reported net sales of $87.2 million compared to net sales of $85.2 million in 1997. Sales under the contract with the United States Department of Defense decreased from $13.5 million in 1997 to $11.5 million in 1998, which represented 15.8% and 13.2% of Doughtie's consolidated revenue, respectively. The volume increases from multi-unit accounts more than offset the reduction in sales to the Department of Defense. There were no significant price changes in 1998.

     Net sales of Doughtie's increased 5.7% in 1997. For the 1997 fiscal year, Doughtie's reported net sales of $85.2 million compared to net sales of $80.6 million in 1996. Sales under a contract with the United States Department of Defense increased from $9.3 million in 1996 to $13.5 million in 1997, which represented 11.5% and 15.8% of Doughtie's consolidated revenue, respectively. Additional volume increases resulted from new multi-unit accounts obtained during the third quarter. These increases were offset by a reduction in sales caused by the sales of Doughtie's manufacturing operations. Manufacturing operations represented less than 2% and 8% of sales in 1997 and 1996, respectively.

     Doughtie's gross profit margin, gross profit as a percentage of net sales, decreased slightly from 16.5% in 1997 to 16.2% in 1998. The decline was due to the 1997 disposition of the manufacturing division, which had a higher markup. Doughtie's gross profit margin increased from 16.3% in 1996 to 16.5% in 1997.

     Doughtie's selling, general and administrative expenses, expressed as a percentage of net sales, decreased to 13.8% in 1998 from 14.5% in 1997. Doughtie's selling, general and administrative expenses, expressed as a percentage of net sales, decreased slightly to 14.5% in 1997 from 14.8% in 1996.

     During 1997, Doughtie's experienced an increase in accounts past due greater than 60 days from approximately 10.6% to 20.8% of accounts receivable and an increase in accounts written off which led to an increase of $468,000 in bad debt expense for 1997 as compared to 1996 and an increase in the allowance for doubtful accounts at December 27, 1997. Management attributed the increase in past due accounts to inadequate collection efforts and financial difficulties experienced by several customers. Doughtie's made administrative changes to address the collection issue, including appointment of a new credit manager in March 1998. During 1998, Doughtie's collections improved and accounts past due greater than 60 days decreased to 15.2%. In addition, accounts written off decreased from $387,000 in 1997 to $149,000 in 1998. As a result of improved customer credit quality during the fourth quarter of 1998, including collection of amounts previously considered doubtful, the allowance for doubtful accounts was reduced to $360,000 as compared to $628,000 at December 27, 1997 and bad debt expense for the year ended December 26, 1998 decreased $790,000, as compared to 1997.

     The decline in selling, general and administrative expense as a percentage of sales in both 1998 and 1997 also reflects the increase in sales without a corresponding increase in expenses.

     Interest expense was $162,000 in 1998 compared to $242,000 in 1997 and $469,000 in 1996. Decreased average borrowing levels and lower average interest rates were the cause of the lower expense in 1998 and 1997. As the interest on Doughtie's debt is both London Interbank Offered Rate and prime related, interest expense will increase or decrease in subsequent periods based on fluctuations in these rates and the borrowing levels of Doughtie's.

     Income tax expense was $747,000 for 1998 compared to expense of $566,000 in 1997 and income tax benefit of $202,000 for 1996. During the fiscal year ended December 28, 1996, Doughtie's eliminated the valuation allowance related to the net operating losses of a subsidiary as a result of utilization of the net operating loss carryforward becoming more likely than not.

     During 1994 and 1995, Doughtie's owned 70% of TWB Gourmet Foods, Inc. TWB was not included in Doughtie's consolidated returns for 1994 and 1995, and the realization of the net operating loss carryforward of TWB was not considered to be a likely occurrence. On August 28, 1996, Doughtie's acquired the remaining 30% of TWB's stock and simultaneously merged Dutterer's of Manchester, its wholly-owned subsidiary, into TWB. TWB, as the wholly-owned surviving entity of the merger, was included in Doughtie's 1996 consolidated tax return.

     As a result of the transaction and inclusion of TWB in Doughtie's consolidated tax return during 1996, Doughtie's utilized approximately $600,000 of the TWB net operating loss. Accordingly, Doughtie's concluded that it was now "more likely than not" that the remaining net operating loss would be utilized and did not provide a valuation allowance for the balance of the deferred tax asset. In 1997, Doughtie's utilized an additional $284,000 of the TWB net operating loss carryforward. The remaining $248,000 was utilized in 1998.

     Over the past three years, the effects of inflation on Doughtie's operations have been negligible, averaging less than 4% per year.

     Doughtie's reported net income of $1,197,000 or $0.80 per share in 1998 compared to $947,000 or $0.63 per share for 1997 and $928,000 or $0.62 per share for 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity

     Doughtie's uses a number of liquidity indicators for internal evaluation purposes. The indicators are discussed below as of the close of the past three fiscal years and the thirteen weeks ended March 27, 1999 and March 28, 1998:

                                                        13 WEEKS ENDED
                                                     ---------------------     FISCAL YEAR ENDED
                                                     MARCH 27,   MARCH 28,   ---------------------
                                                       1999        1998      1998    1997    1996
                                                     ---------   ---------   -----   -----   -----
Total Debt to Total Debt Plus Shareholders' Equity       .10         .22      0.11    0.27    0.41
Current Assets to Current Liabilities                   3.28        2.91      2.68    2.81    4.36
Inventory Turnover (The Annualized Cost of Goods
  Sold to Ending Inventory)                            16.95       15.01     15.79   15.23   15.00

     The decrease in total debt to total debt plus shareholders' equity from 1996 to 1997 relates to the sales of the manufacturing operations, the proceeds of which were used to reduce long-term debt. The decrease from 0.27 at December 27, 1997 to 0.11 at December 26, 1998 was due to improved financial results and decreased accounts receivable, which enabled Doughtie's to continue to reduce its long-term debt. The total debt to total debt plus shareholders' equity ratio remained substantially unchanged from .11 on December 26, 1998 to .10 on March 27, 1999.

     The ratio of current assets to current liabilities from 1997 to 1998 remained relatively unchanged. The decrease in current assets to current liabilities in 1997 was the result of an increase in accounts payable due to changes in terms with vendors. The ratio of current assets to current liabilities increased to 3.28 on March 27, 1999 from 2.68 on December 26, 1998 due to the decrease in accounts receivable and inventory of $686,000 and $890,000, respectively, and the decrease in accounts payable of $1,066,000.

     The inventory turnover rate increased from 15.00 in 1996 to 15.23 in 1997 and 15.79 in 1998, as a result of increased sales and management focus on inventory levels, due primarily to warehouse constraints.

     Doughtie's has continued to focus on collections of accounts receivable and improving the inventory turnover rate (15.01 in the first quarter of 1998 to 16.95 in the first quarter of 1999).

     Doughtie's supplements its cash requirements by borrowing against existing credit lines. As of December 26, 1998, and June 26, 1999, Doughtie's had borrowing capacity under its credit line of $6.4 million and $6.8 million, respectively.

  Capital Resources

     Doughtie's debt financing at March 27, 1999 and June 26, 1999, consisted of the following:

          1. A $7,500,000 revolving bank note at LIBOR plus 1.50%. The LIBOR rate at March 27, 1999 was 4.95%. The note is due three years after the annual renewal date, currently July, 2001, subject to annual renewal. As of March 27, 1999 and June 26, 1999, Doughtie's had no borrowings against this credit line.

          2. A $2,000,000 Industrial Revenue Bond from a bank for the purpose of expanding Doughtie's plant and office facilities in Portsmouth, Virginia at an annual interest rate of 91.50% of prime. As of March 27, 1999 and June 26, 1999, the outstanding balance was approximately $433,000 and $400,000, respectively.

          3. A $1,750,000 bank term loan at LIBOR plus 1.50%. The loan is to be repaid in quarterly installments of $100,000 plus interest through January 1, 2001. As of March 27, 1999 and June 26, 1999, the outstanding balance was $650,000 and $550,000, respectively. The funds were used to finance the increased inventory and accounts receivable required to service a one-year contract awarded to Doughtie's in January 1996 by the United States Department of Defense to furnish food items to various military installations. The contract contains three yearly renewal options and was renewed for 1999. The current contract expires in February 2000. The United States Department of Defense had estimated annual sales volume under the contract to be approximately $19 million. Actual sales volume for fiscal 1998 was $11.5 million.

     The loan agreements associated with Doughtie's long-term debt financing contain restrictive covenants, including a minimum amount of tangible net worth, a minimum working capital ratio and a maximum debt to equity ratio. All requirements were met for the fiscal years ended 1998 and 1997 and as of June 26, 1999.

     While Doughtie's does not anticipate any other material increase in its capital requirements in the near future, such an increase, if it occurs, is likely to be met through additional long-term debt financing, if available.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting For Derivative Instruments And Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement was amended June 30, 1999 by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133. The amended statement delays the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement is not currently applicable to Doughtie's, since Doughtie's does not have any derivative instruments and is not involved in hedging activities.

YEAR 2000 COMPLIANCE

     Many computer systems, programs, components, and other hardware with embedded microcontrollers currently record years in a two-digit format. Such systems, if not modified, will be unable to recognize properly dates beyond
1999 -- the so-called "Year 2000 Problem." Doughtie's relies on its computer systems, applications and devices in operating and monitoring various aspects of its business. Doughtie's also relies, directly and indirectly, on systems of customers, suppliers, and financial institutions. Doughtie's has divided this issue into three sections: its own computer systems, its own embedded systems, and the computer systems of third party suppliers and customers.

     With respect to Doughtie's computer systems, Doughtie's believes all critical hardware and third party software to be "Year 2000 Compliant." Doughtie's custom software has been modified. Testing of the computer system began in 1998 and was completed in March 1999. Doughtie's believes its computer systems are "Year 2000 Compliant." Doughtie's estimates the total cost of modifying its computers and software to be about $50,000. About $40,000 has been expended to date, approximately $10,000 of which was in the first quarter of 1999. The remaining $10,000 of Doughtie's estimate is for contingencies. Doughtie's has funded and expects to continue to fund any additional costs of Year 2000 compliance through operating cash flows.

     Doughtie's uses several time-sensitive non-computer systems. Doughtie's has completed an inventory of these systems and related components. Based upon information received from suppliers, Doughtie's believes that all significant non-computer equipment is compliant. Doughtie's is accepting no new equipment of any type that does not meet standards of compliance for the Year 2000.

     Doughtie's relies on the computer systems of third party suppliers and customers. While Doughtie's queried major suppliers and customers regarding their readiness for the Year 2000, Doughtie's cannot guarantee the accuracy of the representations. Doughtie's contacted all of its significant suppliers and customers in March 1999, and will summarize and review the responses and follow-up with suppliers' and customers' assessments. Doughtie's purchases its inventory from numerous vendors and believes that the failure of a limited number of suppliers to be Year 2000 Compliant would not materially affect Doughtie's operations given the number of alternative suppliers. Doughtie's has also considered the possibility of one or more major customers being temporarily unable to meet its financial obligations because of the Year 2000 Problem and believes that Doughtie's existing lines of credit are sufficient to compensate for such potential temporary shortfall in cash flow.

     There are numerous uncertainties relating to addressing Year 2000 issues, including the actual cost and effort of implementing corrective measures, the degree to which outside parties appropriately address their Year 2000 issues, and other factors, some of which are beyond Doughtie's control, and all of which may cause results to be different from those currently anticipated by Doughtie's. Doughtie's has developed contingency plans to cover minor failure due to supplier or customer problems. Doughtie's believes that the internal systems will work properly due to the extensive analysis and testing that was completed in March 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Doughtie's bank credit line and Industrial Development Bonds bear interest at variable rates which expose Doughtie's to risk from interest rate fluctuations. If interest rates were to increase or decrease by 10%, the effect on net income and cash flows would not be material.

                       PRINCIPAL DOUGHTIE'S SHAREHOLDERS

     The following table sets forth information as of June 30, 1999, as to shares of Doughtie's common stock owned by:

     - each director of Doughtie's;

     - the chief executive officer and the four other most highly paid executive officers of Doughtie's;

     - all directors and executive officers, as a group; and

     - each person who is known by Doughtie's to own beneficially more than five percent of Doughtie's common stock,

together with their respective ownership percentages.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT OF
NAME                                                            OWNED(1)       CLASS
----                                                          ------------   ----------
Vernon W. Mules(2)..........................................    134,889         9.02
Steven C. Houfek(3)(9)......................................    777,851        51.64
Marion S. Whitfield, Jr.(9).................................      6,450            *
Adolphus W. Hawkins, Jr.(9).................................      1,448            *
Donald B. Ratcliffe(9)......................................        133            *
James F. Cerza, Jr.(4)(9)...................................        766            *
William R. Waddell(9).......................................      1,579            *
Thomas G. Brown(9)..........................................      2,250            *
Robert F. Horton(9).........................................     12,979            *
Voting Trust u/a dated June 17, 1986, as extended(5)........    747,743        50.02
Mary D. Houfek(6)(7)........................................    766,601        51.28
Elsie D. Waddell(6)(8)......................................    755,079        50.51
Barbara D. Horton(6)(10)....................................    751,592        50.27
Performance Food Group Company(11)..........................    110,750         7.41
All officers and directors as a group (13
  persons)(2)(3)(4)(9)......................................    938,513        61.87

---------------

  *  Less than 1% of outstanding shares of Common Stock.

 (1) Unless otherwise indicated by footnote, each individual has sole voting power and sole investment power with respect to the shares set forth opposite his or her name.

 (2) Includes 1,731 shares owned of record by Mr. Mules' wife, the beneficial ownership of which shares Mr. Mules disclaims. Mr. Mules' business address is Doughtie's Foods, Inc., 2700 Lord Baltimore Drive, Baltimore, Maryland 21244.

 (3) Includes 747,743 shares beneficially held by Mr. Houfek's wife, Mary D. Houfek, and includes 14,673 shares held by Ms. Houfek as custodian for certain of her children, the beneficial ownership of which shares Mr. Houfek disclaims. Ms. Houfek's beneficial holdings are set forth in the table and in Notes 6 and 7. Mr. Houfek's business address is Doughtie's Foods, Inc., 2410 Wesley Street, Portsmouth, Virginia 23707.

 (4) Includes 633 shares owned of record by Mr. Cerza's wife, the beneficial ownership of which shares Mr. Cerza disclaims.

 (5) The shares are owned of record by Mary D. Houfek, Barbara D. Horton and Elsie D. Waddell as trustees of the trust (the "Voting Trust"), which was created under a voting trust agreement among Ms. Houfek, Ms. Horton, Ms. Waddell, and Mary H. Doughtie dated June 17, 1986. Ms. Houfek, Ms. Horton and Ms. Waddell share voting and investment power with respect to these shares. On February 23, 1995, the parties to the voting trust agreement agreed to extend the term of the Voting Trust until December 31, 2004. The Voting Trust's address is 705 Crystal Lane, Virginia Beach, Virginia 23451.

 (6) Includes 747,743 shares held by Ms. Houfek, Barbara D. Horton and Elsie D. Waddell, as trustees of the Voting Trust. See Note 5 above.

 (7) Includes 14,673 shares held by Ms. Houfek as custodian for certain of her children and 4,185 shares owned by Ms. Houfek's husband, the beneficial ownership of which shares Ms. Houfek disclaims. Ms. Houfek's address is 705 Crystal Lane, Virginia Beach, Virginia 23451. Ms. Houfek is the wife of Steven C. Houfek, President and Director of Doughtie's.

 (8) Includes 7,336 shares held by Ms. Waddell as custodian for her children, the beneficial ownership of which shares Ms. Waddell disclaims. Ms. Waddell's address is 2777 Broad Bay Road, Virginia Beach, Virginia 23451.

 (9) Includes shares subject to options exercisable within 60 days as follows:
     Mr. Houfek -- 11,250; Mr. Whitfield -- 2,250; Mr. Hawkins -- 133; Mr. Ratcliffe -- 133; Mr. Cerza -- 133; Mr. Waddell -- 133; Mr. Brown -- 2,250; and Mr. Horton -- 5,625.

(10) Includes 3,849 shares owned of record by Ms. Horton's husband, the beneficial ownership of which shares Ms. Horton disclaims. Ms. Horton's address is 5200 Lake Circle Drive, Portsmouth, Virginia 23703.

(11) Performance Food Group Company's address is 6800 Paragon Place, Suite 500, Richmond, Virginia 23230. Information is based on Schedule 13D filed with the SEC on June 16, 1998.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the merger, Doughtie's common shareholders will become holders of SYSCO common stock. The rights of Doughtie's shareholders are currently governed by the Doughtie's charter and bylaws and the laws of Virginia. Following the merger, the rights of all former holders of Doughtie's common stock will be governed by the SYSCO charter and bylaws and Delaware law, except for former holders, if any, who receive only cash for their Doughtie's common stock. The following is a summary comparison of the material differences between the rights of holders of Doughtie's common stock and holders of SYSCO common stock under the respective charter and bylaws of the companies and under Delaware and Virginia law. For information on how to obtain copies of the charters and bylaws of the companies, see "Where You Can Find More Information" on page 63.

                           AUTHORIZED CAPITAL STOCK:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  1,500,000 shares of preferred stock.            -  4,000,000 shares of common stock.
-  500,000,000 shares of common stock.

                         NUMBER AND TERM OF DIRECTORS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Not less than 3 but no more than 15,            -  Not less than 3, currently 7 directors,
   elected in 3 classes with staggered                elected annually at the shareholders meeting
   3-year terms, with exact numbers to be             with the exact number to be determined by
   determined from time to time by the                a majority of the Board from time to
   Board, currently 15 directors. No class            time.
   may have more than one director more than
   any other class.

                             REMOVAL OF DIRECTORS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Can be removed with or without cause by         -  Can be removed with or without cause at
   the shareholders.                                  any time by shareholders at a special
                                                      meeting of shareholders called for that
                                                      purpose.
-  Can be removed for cause by action of the       -  Can be removed for cause by action of the
   Board.                                             Board.

                        SPECIAL MEETING OF SHAREHOLDERS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Can be called at any time by the Chairman       -  Can be called at any time by the Board or
   of the Board, the Directors or any                 by the President, and shall be called by the
   officer instructed by the Directors.               President or Secretary upon written
                                                      request by holders of at least 25% of the
                                                      outstanding shares entitled to vote.

                              NOTICE FOR MEETINGS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Notice to stockholders of any meeting           -  Notice to shareholders of any meeting
   requires written notice delivered not              requires written notice delivered not less
   less than ten days nor more than 50 days           than ten days, or less than 25 days for
   before the date of the meeting to each             merger transactions, nor more than 50
   stockholder entitled to vote at such               days before the date of the meeting to
   meeting.                                           each shareholder entitled to vote at such
                                                      meeting.

                              CHARTER AMENDMENTS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Requires board approval and the                 -  Requires board approval and the
   affirmative vote of the holders of a               affirmative vote of the holders of more than
   majority of the outstanding shares                 two-thirds of the outstanding stock
   entitled to vote.                                  entitled to vote.

                              AMENDMENT TO BYLAWS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Board has full power to amend, alter and        -  Bylaws may be amended by the affirmative
   repeal the bylaws, and to adopt new                vote of shareholders holding a majority
   bylaws; provided that the Board may                of the outstanding shares entitled to
   delegate such power, in whole or in part,          vote at any annual or special meeting of
   to the stockholders, which power has not           shareholders, or by the Board of
   been delegated; and provided, further,             Directors, except that the Board shall
   that any bylaw which provides for the              have no power to change the quorum for
   election of directors by classes for               meetings of shareholders or of the Board
   staggered terms shall be adopted by the            or change any provisions of the bylaws
   stockholders.                                      with respect to the removal of directors
                                                      or the filling of vacancies in the Board
                                                      resulting from the removal by the
                                                      shareholders. All amendments to the
                                                      by-laws made by the Board are subject to
                                                      amendment by a majority of the
                                                      shareholders entitled to vote.

           ADVANCE NOTICE BYLAW PROVISIONS FOR ELECTION OF DIRECTORS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Only persons who are nominated by or at         -  Doughtie's bylaws do not contain advance
   the direction of:                                  notice provisions for the election of
   -  the Board of Directors, or any duly             directors.
      authorized committee thereof;
   -  a stockholder of SYSCO (1) who is a
      stockholder of record on the date the
      notice to stockholders is mailed and
      on the record date for stockholders
      entitled to notice of and to vote at
      such meeting and (2) who complies with
      the notice and disclosure procedures
      contained in the bylaws,
   are eligible for election as directors of
   SYSCO.
-  To be timely, a stockholder's notice must
   be delivered to SYSCO, in the case of an
   annual meeting, not less than 90 days nor
   more than 130 days prior to the date of
   the anniversary of the previous year's
   annual meeting or in the case of a
   special meeting of stockholders called
   for the purpose of electing directors,
   not later than the close of business on
   the 10th day following the day on which
   notice of the date of the special meeting
   was mailed or public disclosure of the
   date of the special meeting was made,
   whichever first occurs.

                             SHAREHOLDER PROPOSALS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  No business may be transacted at an             -  Doughtie's does not have shareholder
   annual meeting of SYSCO stockholders,              proposal provisions in its bylaws.
   other than business that is either
   specified in the notice of meeting given
   by or at the direction of the Board of
   Directors, otherwise properly brought
   before the annual meeting by or at the
   direction of the Board of Directors, or
   any duly authorized committee thereof, or
   otherwise properly brought before the
   annual meeting by a stockholder of SYSCO
   (1) who is a stockholder of record on the
   date of the notice and on the record date
   for stockholders entitled to notice of
   and to vote at such annual meeting and
   (2) who complies with the notice and
   disclosure provisions procedures
   contained in the bylaws.

- To be timely, a stockholder's notice must be received by SYSCO not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year's annual meeting.

                STATE TAKEOVER LAWS APPLICABLE TO THE COMPANIES:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Section 203 of the Delaware General             -  Under Section 13.1-728.1, et. seq. of the
   Corporation Law restricts a corporation's          Virginia Stock Corporation Act, unless
   right to engage in a business combination          voting rights are granted by the
   with any interested stockholder within a           shareholders to an acquiror in a "control
   period of three years from the date that           share acquisition," as defined under this
   such stockholder became an interested              Act, the acquiror does not receive voting
   stockholder. In general, an interested             rights for its shares. Only Virginia
   stockholder is a stockholder who holds             corporations which have more than 300
   15% or more of the outstanding voting              shareholders are subject to the
   stock of a Delaware corporation;                   provisions regarding control share
   provided, however, if such stockholder             acquisitions. If the shareholders of a
   holds 85% of the outstanding stock, the            Virginia corporation grant voting rights
   board approves either the transaction in           in a control share acquisition in which
   question or the acquisition of shares by           shares having a majority of votes are
   the stockholder, or the transaction is             acquired, those shareholders not
   approved by two-thirds of the company's            approving the grant of voting rights may
   stockholders other than the stockholder            obtain dissenters rights and can demand
   in question, then the prohibition against          fair value for their shares. Doughtie's
   a business combination does not apply.             is not currently subject to these
                                                      provisions.

                        INSPECTION OF BOOKS AND RECORDS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Any stockholder has the right to inspect        -  Any shareholder who has been a
   and copy SYSCO's stock ledger, its list            shareholder for at least six months
   of stockholders and other corporate books          immediately preceding his or her demand
   and records during the usual hours of              or is the holder of at least 5% of all of
   business upon written demand stating a             the outstanding shares has the right to
   purpose reasonably related to such                 inspect and copy excerpts from minutes of
   person's interest as a stockholder.                any meeting of the Board or any committee
                                                      of the Board while acting in place of the
                                                      Board, any meeting of the shareholders
                                                      and records of action taken by the
                                                      shareholders or the Board without a
                                                      meeting; accounting records of the
                                                      corporation; or the record of
                                                      shareholders, by giving five days written
                                                      notice, if the demand is made in good
                                                      faith and for a proper purpose.
                                                   -  Any shareholder has the right to inspect
                                                      and copy corporate records such as the
                                                      articles of incorporation, the bylaws,
                                                      resolutions of the Board creating classes
                                                      of shares, and minutes of shareholder
                                                      meetings, by giving five days written
                                                      notice.

     VOTE REQUIRED FOR MERGERS AND SIMILAR FUNDAMENTAL CORPORATE TRANSACTIONS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Generally requires Board approval and the       -  Generally requires Board approval and the
   affirmative vote of the holders of a               affirmative vote of the holders of more
   majority of the outstanding stock                  than two-thirds of the outstanding stock
   entitled to vote.                                  entitled to vote.

  VOTE REQUIRED FOR SALES OF ALL OR SUBSTANTIALLY ALL OF THE CORPORATE ASSETS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Generally requires Board approval and the       -  Generally requires Board approval and the
   affirmative vote of the holders of a               affirmative vote of the holders of more
   majority of the outstanding stock                  than two-thirds of the outstanding stock
   entitled to vote.                                  entitled to vote.

                                   DIVIDENDS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  Under Delaware corporate law, a                 -  Under Virginia corporate law, a
   corporation's Board of Directors may               corporation's Board of Directors may declare
   declare and pay dividends either:                  distributions to shareholders if, after
   -  out of surplus, the amount of net               the distribution, the corporation can pay
      assets of the corporation in excess of          its debts as they generally become due
      all liabilities, including capital              or to the extent the corporation's
      stock; or                                       total assets exceed its total
   -  if there is no surplus, out of net              liabilities.
      profits generated in the fiscal year
      in which the dividend is declared
      and/or the preceding fiscal year.

                         DISSENTERS' APPRAISAL RIGHTS:

                   SYSCO                                            DOUGHTIE'S
                   -----                                            ----------
-  No appraisal rights are available for           -  No dissenters' rights are available for
   shares of any class or series of stock,            shares of any class or series of stock,
   which stock, at the record date fixed to           which stock, at the record date fixed to
   determine the shareholders entitled to             determine the shareholders entitled to
   receive notice of and to vote at the               notice of and to vote at a meeting to act
   meeting of shareholders to act upon a              upon a merger, share exchange or
   merger, is listed on a national                    disposition of all or substantially all
   securities exchange, as is SYSCO's, or             of a corporation's assets, is listed on a
   designated a national market system                national securities exchange or on the
   security on an interdealer quotation               National Association of Securities
   system by the National Association of              Dealers Automated Quotation System,
   Securities Dealers, Inc.                           including the Nasdaq SmallCap Market, on
                                                      which the Doughtie's common stock is
                                                      listed. Thus, Doughtie's shareholders do
                                                      not have any appraisal or dissenters'
                                                      rights with respect to the merger.

SYSCO RIGHTS PLAN

     Under SYSCO's Amended and Restated Rights Agreement, as amended in May 1999, each share of SYSCO common stock has attached to it one-half of one preferred stock purchase right. Each right entitles the holder to purchase from SYSCO one two-thousandth of a share of SYSCO's junior preferred stock at a price of $175 per one two-thousandth of a share.

     The rights are not exercisable until the earliest to occur of:

     - a public announcement that, without the prior consent of the Board of Directors of SYSCO, a person or group has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of SYSCO common stock; or

     - ten business days, or such later date as the Board may determine, following the commencement or announcement of an intention, which is not subsequently withdrawn, to make a tender offer or exchange offer which would result in any person or group having beneficial ownership of 10% or more of the outstanding shares of SYSCO common stock with the prior consent of the Board of Directors.

     Upon the occurrence of either of the events described above, each holder of a right will have the right for a 60 day period after the later of the date of such occurrence and the effectiveness of registration statement, or such other longer period set by the Board of Directors, to receive upon exercise of the right that number of units of one two-thousandths of a share of preferred stock, or, in some cases, common stock or other securities, having an average market value during a specified time period immediately prior to the occurrence of two times the exercise price of the right.

     In addition, if SYSCO is acquired in a merger or other business combination transaction or 50% or more of SYSCO's assets or earning power is sold, each right will entitle the holder to receive, upon the exercise of the right, that number of shares of common stock of the acquiring company with a market value of two times the exercise price of the right.

     Because an acquiring person or group is not entitled to exercise purchase rights that relate to its shares, the acquiring person's or group's ownership of SYSCO would be severely diluted if the other shareholders exercise their right to purchase the preferred stock, which has preferential dividends, liquidation, voting and other rights. Therefore, the effect of the rights agreement is to encourage any person or group who wants to acquire SYSCO to negotiate with the SYSCO Board to agree on a transaction that is not coercive and is beneficial to all shareholders.

     Prior to there being an occurrence described above, SYSCO may redeem the rights at a price of $0.01 per right. The rights will expire on May 31, 2006, unless earlier redeemed by SYSCO.

     The rights are not triggered by the merger.

                                    EXPERTS

     The consolidated balance sheets of SYSCO and subsidiaries as of June 27, 1998 and June 28, 1997, and the related statements of consolidated results of operations, shareholders' equity and cash flows and financial statement schedule for each of the three years in the period ended June 27, 1998, incorporated by reference in the registration statement of which this proxy statement/prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim financial information of SYSCO for the quarters ended September 26, 1998, December 26, 1998 and March 27, 1999 incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their reports on the unaudited interim information because those reports are not a "report" or a "part" of the registration statement of which this proxy statement/prospectus is a part prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of Doughtie's at December 26, 1998 and December 27, 1997 and for each of the three fiscal years in the period ended December 26, 1998, included in this proxy statement/ prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The legality of the shares of SYSCO common stock to be issued in the merger will be passed upon for SYSCO by Arnall Golden & Gregory, LLP. Jonathan Golden, a partner of Arnall Golden & Gregory, LLP, is a director of SYSCO. As of July 19, 1999, attorneys with Arnall, Golden & Gregory, LLP beneficially owned an aggregate of approximately 66,000 shares of the SYSCO's common stock. Arnall Golden & Gregory, LLP and McGuire, Woods, Battle & Boothe LLP will deliver their opinions to SYSCO and Doughtie's, respectively, as to certain federal income tax consequences of the merger. See "The Merger -- Material Federal Income Tax Consequences."

                             SHAREHOLDER PROPOSALS

     Doughtie's currently does not intend to hold an annual meeting in 1999 if the merger is completed. In the event that the merger is not completed, Doughtie's will notify its shareholders of the date of the 1999 annual meeting. If the date of such meeting has been advanced or delayed by more than thirty days from the date of the 1998 annual meeting, Doughtie's will inform its shareholders of the revised dates by which shareholder proposals must be submitted.

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Doughtie's common stock intended to be presented at the annual meeting of shareholders of Doughtie's if, held in 1999, must have been received by Doughtie's no later than December 26, 1998 to be included in Doughtie's proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules referred to in the preceding paragraph, for business to be properly brought before Doughtie's annual meeting by a shareholder, the shareholder must have given timely notice in writing of the business to be brought before the meeting, which shareholder's notice must have been delivered or mailed on or before March 10, 1999.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Board of Directors of Doughtie's knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any incidental matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the notice of special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     SYSCO and Doughtie's file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any reports, proxy and information statements and other information that SYSCO and Doughtie's file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. SYSCO's and Doughtie's SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     In addition, material and information concerning SYSCO can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the SYSCO common stock is listed. Material and information concerning Doughtie's can be inspected at the Nasdaq Stock Market, Inc. Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

     SYSCO has filed a registration statement on Form S-4 to register with the SEC the SYSCO common stock that SYSCO will issue to the Doughtie's shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of SYSCO in addition to being a proxy statement for Doughtie's special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows SYSCO and Doughtie's to "incorporate by reference" information into this proxy statement/prospectus, which means that SYSCO and Doughtie's can disclose important information to you by referring you to another document filed separately with the SEC by SYSCO or Doughtie's as the case may be. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that SYSCO and Doughtie's have previously filed with the SEC. These documents contain important information about SYSCO and Doughtie's and their financial condition.

     The following documents filed by SYSCO (File No. 1-06544) and filed by Doughtie's (File No. 0-07166) with the SEC are incorporated by reference in and made a part of this proxy statement/ prospectus:

SYSCO:

     - SYSCO's Annual Report on Form 10-K for the year ended June 27, 1998;

     - SYSCO's Quarterly Reports on Form 10-Q for the quarters ended September 26, 1998, December 26, 1998 and March 27, 1999; and

     - The description of SYSCO's common stock contained in SYSCO's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

DOUGHTIE'S:

     - Doughtie's Annual Report on Form 10-K, as amended, for the year ended December 26, 1998;

     - Doughtie's Quarterly Report on Form 10-Q for the quarter ended March 27, 1999; and

     - Doughtie's Current Report on Form 8-K filed January 5, 1999.

     - Doughtie's Current Report on Form 8-K filed July 7, 1999.

     SYSCO and Doughtie's are also incorporating by reference additional documents that either SYSCO or Doughtie's files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the special meeting. These documents will be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of it from the date they are filed with the SEC.

     SYSCO has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to SYSCO, and Doughtie's has supplied all such information contained or incorporated by reference in this proxy statement/prospectus relating to Doughtie's. Neither SYSCO nor Doughtie's assumes any responsibility for the accuracy or completeness of the information provided by the other party.

     A Doughtie's shareholder can obtain any of the documents incorporated by reference through SYSCO and Doughtie's, as the case may be, or through the SEC or the SEC's internet web site as described above. Documents incorporated by reference are available from SYSCO and Doughtie's, as the case may be, without charge, excluding all exhibits unless SYSCO or Doughtie's has specifically incorporated by reference an exhibit in this proxy statement/prospectus or in a document incorporated by reference herein. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from:

                                SYSCO Corporation
                                Toni Spigelmyer
                                Assistant Vice President Investor Relations
                                1390 Enclave Parkway
                                Houston, Texas 77077-2099
                                Telephone: (281) 584-1390

                                or

                                Doughtie's Foods, Inc.
                                Attn: Marion S. Whitfield, Jr., Investor
                                Relations
                                2410 Wesley Street
                                Portsmouth, Virginia 23707
                                (757) 393-6007

     If you would like to request documents from SYSCO or Doughtie's, you must do so no later than five business days prior to the special meeting, or August 23, 1999, in order to receive them prior to the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS TO VOTE ON THE MERGER. NEITHER SYSCO NOR DOUGHTIE'S HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 23, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF SYSCO'S COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             DOUGHTIE'S FOODS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets at December 26, 1998, December
  27, 1997 and March 27, 1999 (unaudited)...................  F-3
Consolidated Statements of Income for the Three Years Ended
  December 26, 1998, December 27, 1997, December 28, 1996
  and the thirteen weeks ended March 27, 1999 (unaudited)
  and March 28, 1998 (unaudited)............................  F-4
Consolidated Statements of Shareholders' Equity for the
  Three Years Ended December 26, 1998, and the thirteen
  weeks ended March 27, 1999 (unaudited)....................  F-5
Consolidated Statements of Cash Flows for the Three Years
  Ended December 26, 1998, and the thirteen weeks ended
  March 27, 1999 (unaudited) and March 28, 1998
  (unaudited)...............................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Doughtie's Foods, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Doughtie's Foods, Inc. and its subsidiaries at December 26, 1998 and December 27, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 26, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Doughtie's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Virginia Beach, Virginia
February 10, 1999, except for
Note 10, which is as of
May 5, 1999

                    DOUGHTIE'S FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                        DECEMBER 26,   DECEMBER 27,     MARCH 27,
                                                            1998           1997            1999
                                                        ------------   ------------   --------------
                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents                             $    16,706    $    26,929     $    16,475
  Accounts receivable, net                                7,651,940      8,566,995       6,965,997
  Inventories                                             4,625,780      4,669,291       3,736,058
  Deferred income taxes                                     175,179        372,220         175,179
  Prepaid expenses and other current assets                 109,042         68,166         302,514
                                                        -----------    -----------     -----------
          Total current assets                           12,578,647     13,703,601      11,196,223
Property, plant and equipment -- at cost:
  Land                                                      280,827        280,827         280,827
  Buildings                                               3,608,055      3,608,055       3,608,055
  Delivery equipment                                        251,980        169,195         236,301
  Plant and refrigeration equipment                       1,648,195      1,590,626       1,731,462
  Office equipment                                          505,698        491,078         508,180
                                                        -----------    -----------     -----------
                                                          6,294,755      6,139,781       6,364,825
  Less -- accumulated depreciation                        3,762,874      3,513,216       3,813,980
                                                        -----------    -----------     -----------
                                                          2,531,881      2,626,565       2,550,845
Other assets                                                112,289        114,651         110,307
                                                        -----------    -----------     -----------
                                                        $15,222,817    $16,444,817     $13,857,375
                                                        ===========    ===========     ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                     $   533,333    $   533,333     $   533,333
  Accounts payable                                        3,375,081      3,198,641       2,308,635
  Income taxes payable                                      468,061        891,657         471,427
  Accrued salaries, commissions and bonuses                 259,873        182,965          43,963
  Other accrued liabilities                                  49,518         63,948          59,001
                                                        -----------    -----------     -----------
          Total current liabilities                       4,685,866      4,870,544       3,416,359
Long-term debt -- less current portion                      683,334      2,737,910         550,000
                                                        -----------    -----------     -----------
          Total liabilities                               5,369,200      7,608,454       3,966,359
Shareholders' equity:
  Common stock -- $1 par value; authorized 4,000,000
     shares at December 26, 1998 and 2,000,000 at
     December 27, 1997; issued and outstanding
     1,495,023 shares at December 26, 1998 and
     December 27, 1997                                    1,495,023      1,495,023       1,495,023
  Additional paid-in capital                              2,807,037      2,807,037       2,807,037
  Retained earnings                                       5,551,557      4,534,303       5,588,956
                                                        -----------    -----------     -----------
          Total shareholders' equity                      9,853,617      8,836,363       9,891,016
                                                        -----------    -----------     -----------
                                                        $15,222,817    $16,444,817     $13,857,375
                                                        ===========    ===========     ===========

---------------

Commitments (Note 8)

                See notes to consolidated financial statements.

                    DOUGHTIE'S FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                              FISCAL YEAR ENDED                     13-WEEKS ENDED
                                  ------------------------------------------   -------------------------
                                  DECEMBER 26,   DECEMBER 27,   DECEMBER 28,    MARCH 27,     MARCH 28,
                                      1998           1997           1996          1999          1998
                                  ------------   ------------   ------------   -----------   -----------
                                                                                      (UNAUDITED)
Net sales                         $87,194,488    $85,233,420    $80,632,688    $19,062,795   $19,308,576
Cost of sales                      73,043,280     71,133,101     67,481,372     15,835,651    16,057,978
                                  -----------    -----------    -----------    -----------   -----------
Gross profit                       14,151,208     14,100,319     13,151,316      3,227,144     3,250,598
Selling, general and
  administrative expenses          12,045,931     12,344,934     11,956,604      3,032,652     2,914,860
Interest expense                      162,087        241,696        468,652         15,059        46,600
                                  -----------    -----------    -----------    -----------   -----------
                                   12,208,018     12,586,630     12,425,256      3,047,711     2,961,460
                                  -----------    -----------    -----------    -----------   -----------
Income before income taxes          1,943,190      1,513,689        726,060        179,433       289,138
Income tax expense (benefit)          746,533        566,191       (201,760)        97,183       108,427
                                  -----------    -----------    -----------    -----------   -----------
Net income                        $ 1,196,657    $   947,498    $   927,820    $    82,250   $   180,711
                                  ===========    ===========    ===========    ===========   ===========
Earnings per share:
  Basic                           $       .80    $       .63    $       .62    $       .06   $       .12
                                  ===========    ===========    ===========    ===========   ===========
  Diluted                         $       .80    $       .63    $       .62    $       .05   $       .12
                                  ===========    ===========    ===========    ===========   ===========
Cash dividends per share          $       .12    $       .11    $       .11    $       .03   $       .03
                                  ===========    ===========    ===========    ===========   ===========
Weighted average shares
  outstanding -- basic              1,495,023      1,496,085      1,500,468      1,495,023     1,495,023
Dilutive effect of stock options        1,275             --             --         12,089            30
                                  -----------    -----------    -----------    -----------   -----------
Weighted average shares
  outstanding -- including
  dilutive potential shares         1,496,298      1,496,085      1,500,468      1,507,112     1,495,053
                                  ===========    ===========    ===========    ===========   ===========

                See notes to consolidated financial statements.

                    DOUGHTIE'S FOODS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            ADDITIONAL       RETAINED
                                           COMMON STOCK   PAID-IN CAPITAL    EARNINGS      TOTAL
                                           ------------   ---------------   ----------   ----------
BALANCES AT DECEMBER 30, 1995               $1,503,791      $2,820,629      $2,978,640   $7,303,060
Cash dividends ($.11 per share)                     --              --        (160,072)    (160,072)
Net income for the year ended December
  28, 1996                                          --              --         927,820      927,820
Acquisition of treasury stock, at cost --
  6,713 shares                                  (6,713)         (9,188)             --      (15,901)
                                            ----------      ----------      ----------   ----------
BALANCES AT DECEMBER 28, 1996                1,497,078       2,811,441       3,746,388    8,054,907
Cash dividends ($.11 per share)                     --              --        (159,583)    (159,583)
Net income for the year ended December
  27, 1997                                          --              --         947,498      947,498
Acquisition of treasury stock, at cost --
  2,055 shares                                  (2,055)         (4,404)             --       (6,459)
                                            ----------      ----------      ----------   ----------
BALANCES AT DECEMBER 27, 1997                1,495,023       2,807,037       4,534,303    8,836,363
Cash dividends ($.12 per share)                     --              --        (179,403)    (179,403)
Net income for the year ended December
  26, 1998                                          --              --       1,196,657    1,196,657
                                            ----------      ----------      ----------   ----------
BALANCES AT DECEMBER 26, 1998                1,495,023       2,807,037       5,551,557    9,853,617
Cash dividends ($.03 per share)
  (unaudited)                                       --              --         (44,851)     (44,851)
Net income for the thirteen weeks ended
  March 27, 1999 (unaudited)                        --              --          82,250       82,250
                                            ----------      ----------      ----------   ----------
BALANCES AT MARCH 27, 1999 (UNAUDITED)      $1,495,023      $2,807,037      $5,588,956   $9,891,016
                                            ==========      ==========      ==========   ==========

                See notes to consolidated financial statements.

                    DOUGHTIE'S FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                FISCAL YEAR ENDED                    13-WEEKS ENDED
                                    ------------------------------------------   -----------------------
                                    DECEMBER 26,   DECEMBER 27,   DECEMBER 28,    MARCH 27,    MARCH 28,
                                        1998           1997           1996          1999         1998
                                    ------------   ------------   ------------   -----------   ---------
                                                                                       (UNAUDITED)
Cash flows from operating
  activities:
  Net income                        $ 1,196,657    $   947,498    $   927,820    $    82,250   $ 180,711
  Adjustments to reconcile net
     income to net cash provided
     by operations:
     Depreciation                       309,097        274,686        469,445         66,785      70,662
     Deferred income taxes              197,041         14,051       (242,863)            --          --
     Provision for doubtful
       accounts                        (120,000)       674,000        206,413           (500)         --
     Loss (gain) on sale of
       property, plant and
       equipment                         (2,264)         5,932        (99,129)            --          --
  (Increase) decrease in assets:
     Accounts receivable              1,035,055     (2,316,339)    (1,369,210)       685,943     981,455
     Inventories                         43,511       (171,592)       351,405        889,722     390,700
     Prepaid expenses and other
       current assets                   (40,876)        22,876        155,637       (193,472)   (121,352)
     Other assets                         2,362        (23,094)       741,612          1,982       1,982
  Increase (decrease) in
     liabilities:
     Accounts payable                   176,440      1,567,527         84,007     (1,066,446)   (124,398)
     Income taxes payable              (423,596)       444,882        446,775          3,366    (295,573)
     Accrued salaries, commissions
       and bonuses                       76,908         42,348         63,911       (215,910)   (146,000)
     Accrued employee group
       insurance                             --             --       (174,026)            --          --
     Other accrued liabilities          (14,430)         3,408        (53,040)         9,483     (22,108)
                                    -----------    -----------    -----------    -----------   ---------
                                      2,435,905      1,486,183      1,508,757        263,203     916,079
Cash flows from investing
  activities:
  Additions to property, plant and
     equipment                         (246,102)      (266,544)      (250,782)       (85,749)   (165,363)
  Proceeds from sale of property,
     plant and equipment                 33,953        927,735            700            500          --
                                    -----------    -----------    -----------    -----------   ---------
                                       (212,149)       661,191       (250,082)       (85,249)   (165,363)
Cash flows from financing
  activities:
  Long-term borrowings                       --             --      2,150,000             --          --
  Reductions of long-term debt       (2,054,576)    (2,327,090)    (3,373,334)      (133,334)   (703,917)
  Cash dividends                       (179,403)      (159,583)      (160,072)       (44,851)    (44,850)
  Acquisition of treasury stock              --         (6,459)       (15,901)            --          --
                                    -----------    -----------    -----------    -----------   ---------
                                     (2,233,979)    (2,493,132)    (1,399,307)      (178,185)   (748,767)
                                    -----------    -----------    -----------    -----------   ---------
Net decrease in cash and cash
  equivalents                           (10,223)      (345,758)      (140,632)          (231)      1,949
Cash and cash equivalents at
  beginning of period                    26,929        372,687        513,319         16,706      26,929
                                    -----------    -----------    -----------    -----------   ---------
Cash and cash equivalents at end
  of period                         $    16,706    $    26,929    $   372,687    $    16,475   $  28,878
                                    ===========    ===========    ===========    ===========   =========

                See notes to consolidated financial statements.

                    DOUGHTIE'S FOODS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation -- The consolidated financial statements include the accounts of Doughtie's Foods, Inc. ("Doughtie's") and its wholly-owned subsidiary in 1998 and 1997 (and its majority-owned and wholly-owned subsidiaries in 1996). All material intercompany accounts and transactions have been eliminated in consolidation. The consolidated group operates in one segment and is engaged in the processing, manufacturing (1997 and 1996 only) and wholesaling of a broad line of meat products and other food items.

     Interim Financial Information (Unaudited) -- The interim financial information at March 27, 1999 and for the 13 weeks ended March 27, 1999 and March 28, 1998 is unaudited. Although this financial information is unaudited, Doughtie's believes that it contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the consolidated financial position at March 27, 1999 and consolidated results of operations and cash flows for the 13 weeks ended March 27, 1999 and March 28, 1998. Because inventory valuations under the LIFO method are based on an annual determination, estimates must be made at interim dates of year-end costs and levels of inventory. The possibility of variations between estimated year-end costs and levels of LIFO inventories and the actual year-end amounts may materially affect the results of operations as finally determined for the full year. The results of operations for the interim periods cited above are not necessarily indicative of the results to be expected for the full year.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash equivalents -- Doughtie's considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Allowance for doubtful accounts -- Doughtie's and its subsidiaries maintain allowances for doubtful accounts based on an analysis of previous loss experience and current conditions.

     Inventories -- Inventories, consisting principally of raw materials and finished food products, are stated at the lower of last-in, first-out (LIFO) cost, or market value.

     Property, plant and equipment -- Property, plant and equipment are stated at cost. Accelerated methods are used to provide for depreciation on all assets other than buildings. The straight-line method is used for buildings.

     The estimated useful asset lives used in computing depreciation are as follows:

Buildings                                                      8 to 40 years
Delivery equipment                                             3 to 7 years
Plant and refrigeration equipment                              3 to 7 years
Office equipment                                               3 to 7 years
Leasehold improvements                                         1 to 7 years

     The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains and losses thereon are included in income.

     Accounts payable -- At December 26, 1998 and December 27, 1997, approximately $1,247,000 and $1,414,000, respectively, of outstanding checks are included in accounts payable.

     Fair value of financial instruments -- The carrying value of financial instruments including cash and cash equivalents, net accounts receivable, accounts payable, accrued liabilities and long-term debt approximated fair value at December 26, 1998 and December 27, 1997.

     Income taxes -- Doughtie's files a consolidated federal income tax return. Prior to the acquisition of the minority interest during 1996, one subsidiary was required to file a separate return.

     Doughtie's accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is based on taxes currently payable and the changes in deferred tax assets and liabilities.

     Earnings per share -- Earnings per share (EPS) are based on the weighted average number of shares outstanding. Doughtie's adopted Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share" during 1997. The statement replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. For Doughtie's, there is no difference between the calculation of basic and primary EPS. Doughtie's had no potentially dilutive securities at December 27, 1997 or December 28, 1996. At December 26, 1998, diluted earnings per share includes the dilutive effect of the stock options issued in 1998.

     Stock split -- On November 25, 1997, the Board of Directors declared a 50% stock split payable on January 12, 1998, to stockholders of record on December 12, 1997. All references in the consolidated financial statements referring to shares, share prices and per share amounts have been adjusted retroactively for the 50% stock split.

     Concentrations of credit risk and significant customers -- One of Doughtie's commercial customers represents 12.5% and 13.1% of trade accounts receivable at December 26, 1998 and December 27, 1997, respectively. During 1998, 1997 and 1996, Doughtie's had sales under a contract with the United States Department of Defense which aggregated approximately 13.2%, 15.8% and 11.5%, respectively, of net sales. This contract expires in February 2000.

     New accounting standard -- In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement is not currently applicable to Doughtie's, since Doughtie's does not have any derivative instruments and is not involved in hedging activities.

     Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 2 -- ACCOUNTS RECEIVABLE

     Accounts receivable are net of allowances for doubtful accounts as follows:

                                                      DECEMBER 26,   DECEMBER 27,
                                                          1998           1997
                                                      ------------   ------------
Trade accounts receivable                              $8,011,565     $9,195,367
Allowances for doubtful accounts                         (359,625)      (628,372)
                                                       ----------     ----------
                                                       $7,651,940     $8,566,995
                                                       ==========     ==========

     Earnings for the year and the quarter ended December 26, 1998 include a $180,000 increase to income after income taxes or $.12 per basic and diluted share related to improved customer credit quality during the fourth quarter of 1998, including collection of certain accounts previously considered doubtful.

NOTE 3 -- INVENTORIES

     Inventories used in determining cost of sales are as follows:

                                                                                FINISHED
                                                    TOTAL      RAW MATERIALS    PRODUCTS
                                                  ----------   -------------   ----------
December 30, 1995                                 $4,849,104    $1,163,240     $3,685,864
December 28, 1996                                 $4,497,699    $  549,161     $3,948,538
December 27, 1997                                 $4,669,291            --     $4,669,291
December 26, 1998                                 $4,625,780            --     $4,625,780
March 27, 1999 (unaudited)                        $3,736,058            --     $3,736,058
                                                  ----------    ----------     ----------

     The differences between first-in, first-out (FIFO) and LIFO inventory values are as follows:

                          MARCH 27     DECEMBER 26,   DECEMBER 27,   DECEMBER 28,   DECEMBER 30,
                            1999           1998           1997           1996           1995
                         -----------   ------------   ------------   ------------   ------------
                         (UNAUDITED)
  FIFO cost              $4,423,160     $5,342,882     $5,419,163    $ 5,517,080     $5,680,063
  LIFO reserves            (687,102)      (717,102)      (749,872)    (1,019,381)      (830,959)
                         ----------     ----------     ----------    -----------     ----------
  LIFO cost              $3,736,058     $4,625,780     $4,669,291    $ 4,497,699     $4,849,104
                         ==========     ==========     ==========    ===========     ==========

     The $32,770 change in LIFO reserves in 1998 increased net income and basic and diluted earnings per share by approximately $20,200 and $.01, respectively. The $269,509 change in LIFO reserves in 1997 increased net income and basic and diluted earnings per share by approximately $166,000 and $.11, respectively. The $188,422 change in LIFO reserves in 1996 decreased net income and basic and diluted earnings per share by approximately $121,000 and $.08, respectively.

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 26,   DECEMBER 27,
                                                                  1998           1997
                                                              ------------   ------------
Long-term revolving bank note                                  $       --     $1,521,243
Bank term loan                                                    750,000      1,150,000
Industrial Revenue Bond                                           466,667        600,000
                                                               ----------     ----------
                                                                1,216,667      3,271,243
Less -- current portion                                           533,333        533,333
                                                               ----------     ----------
Long-term debt -- less current portion                         $  683,334     $2,737,910
                                                               ==========     ==========

     Principal payments are due as follows: 1999 -- $533,333, 2000 -- $483,333, and 2001 -- $200,001.

     Doughtie's has a $7,500,000 revolving bank note at LIBOR plus 1.50%. The LIBOR rate at December 26, 1998 was 5.63%. The note is due three years after the annual renewal date, currently July 2001, subject to annual renewal. The amount available under this line is limited to the sum of 85% of qualifying accounts and notes receivable and 20% of qualifying inventory on hand. Doughtie's had $6,400,000 of borrowing capacity available on this credit line at December 26, 1998. Doughtie's has a bank term loan at LIBOR plus 1.50%. The loan is payable in quarterly installments of $100,000 plus interest through January 1, 2001.

     Doughtie's has a $2,000,000 Industrial Revenue Bond from a bank for the purpose of expanding its plant and office facilities in Portsmouth, Virginia, at an interest rate of 91.5% of prime. The prime rate at December 26, 1998, was 7.75%. The bond is payable in monthly installments of $11,111 plus interest through July 1, 2001 with a final payment of the outstanding balance due on July 1, 2001.

     Cash paid for interest totaled $162,087, $241,696, and $468,652 in 1998, 1997 and 1996, respectively.

     Each of the three loans is collateralized by all accounts and notes receivable, inventories, contract rights and property, plant and equipment of the consolidated group. These loan agreements contain restrictive covenants including a minimum amount of tangible net worth, a minimum working capital ratio, and a maximum debt to equity ratio. All requirements were met for 1998.

NOTE 5 -- RETIREMENT PLANS

     Doughtie's has a retirement savings and 401(k) plan which covers substantially all full-time employees except those covered by a collective bargaining agreement. Doughtie's makes contributions to the plan based on 50% of the participants' contributions, which can range from 1% to 6% of their total compensation. In addition to the matched contribution, participants may make additional unmatched contributions of up to 9% of their compensation. Doughtie's may also make discretionary contributions to the plan. Contributions to the retirement savings and 401(k) plan for 1998, 1997 and 1996 were $75,765, $79,955 and $91,517, respectively.

NOTE 6 -- INCOME TAXES

     The provision for income taxes is based on taxes currently payable and the changes in deferred tax assets and liabilities.

     The components of income tax expense (benefit) are as follows:

                                                        1998       1997       1996
                                                      --------   --------   ---------
Current federal                                       $498,949   $459,623   $  52,109
Current state                                           50,543     92,517     (11,006)
Deferred federal                                       163,591      2,386    (201,635)
Deferred state                                          33,450     11,665     (41,228)
                                                      --------   --------   ---------
                                                      $746,533   $566,191   $(201,760)
                                                      ========   ========   =========

     The effective income tax rates vary from the statutory U.S. federal income tax rate as follows:

                                     1998                  1997                   1996
                              ------------------   ---------------------   -------------------
                                         PERCENT               PERCENT                 PERCENT
                                           OF                     OF                     OF
                               DOLLAR    PRETAX     DOLLAR      PRETAX      DOLLAR     PRETAX
                               AMOUNT    INCOME     AMOUNT      INCOME      AMOUNT     INCOME
                              --------   -------   --------   ----------   ---------   -------
Federal income taxes
  computed at statutory
  rates                       $660,685    34.0%    $514,654      34.0%     $ 246,860     34.0%
State income taxes, net of
  federal income tax benefit    60,444     3.1       64,937       4.3         31,148      4.3
Fuel tax credit                (15,278)   (0.8)     (15,278)     (1.0)       (15,278)    (2.1)
Nondeductible merger
  expenses                      25,996     1.3           --        --             --       --
Recognition of subsidiary
  operating loss                    --      --           --        --       (467,954)   (64.5)
Other                           14,686     0.8        1,878       0.1          3,464      0.5
                              --------    ----     --------      ----      ---------    -----
                              $746,533    38.4%    $566,191      37.4%     $(201,760)   (27.8)%
                              ========    ====     ========      ====      =========    =====

     Significant components of Doughtie's deferred tax assets and liabilities are as follows:

                                                             DECEMBER 26,    DECEMBER 27,
                                                                 1998            1997
                                                             ------------    ------------
Simplified LIFO differences                                    $ 54,916        $ 57,425
Capitalized inventory cost                                       25,836          24,687
Allowances for doubtful accounts                                137,700         240,604
Net operating loss of subsidiary                                     --          94,996
                                                               --------        --------
Gross deferred tax asset                                        218,452         417,712
Involuntary conversion                                          (43,273)        (45,492)
                                                               --------        --------
Net deferred tax asset                                         $175,179        $372,220
                                                               ========        ========

     Cash paid (refunded) for income taxes totaled $973,088, $73,037 and $(185,033) in 1998, 1997 and 1996, respectively.

NOTE 7 -- STOCK INCENTIVE PLAN

     In 1998, Doughtie's adopted a Stock Incentive Plan. Doughtie's has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its employee stock options. In electing to account for its stock options under APB 25, Doughtie's is required by FAS No. 123, "Accounting for Stock-Based Compensation," to disclose pro forma information regarding net income and earnings per share as if Doughtie's had adopted FAS No. 123.

     Under Doughtie's Stock Incentive Plan, selected employees of Doughtie's and certain directors may be granted options to purchase common stock. The exercise price of the options may not be less than 100% of the fair market value of Doughtie's common stock on the date of grant of such options, and the options must be exercised within ten years. A maximum of 112,500 shares of common stock may be granted under this plan. The options vest immediately upon a change of ownership (Note 10) or one-half at the grant date and the remaining balance over a two year period.

     During 1998, Doughtie's issued 40,500 options to certain employees and 1,600 options to certain directors at a weighted average exercise price of $6.54. The range of exercise prices for options issued during 1998 was $6.50-$7.50. At December 26, 1998, all options were outstanding and 21,050 of the options were vested at a weighted-average exercise price of $6.54.

     The fair value of each stock option granted in fiscal 1998 was estimated using the Black-Scholes option model with the following weighted average assumptions: dividend yield of 1.83%, expected volatility of 53.83%, weighted average risk-free interest rate of 4.30% and an expected life of one and one half years. The weighted average fair value of options granted in fiscal 1998 is $1.73. Had compensation cost for Doughtie's stock options been determined based on the fair value at the grant dates for awards consistent with the requirements of FAS No. 123, Doughtie's pro forma net income would have decreased by $34,000 or $.02 per basic and diluted share for the year ended December 26, 1998. No options were granted in prior years.

NOTE 8 -- OPERATING LEASES

     In January 1996, Doughtie's entered into a seven-year full service operating lease covering thirty-six new trucks and ten new trailers. The lease provides for increases in rentals based on increases in the Consumer Price Index.

     Minimum annual rentals under the aforementioned lease are set forth in the table below. These minimum rental commitments do not include contingent rentals which are based on usage.

                                                             TRUCKS
                                                              AND
                                                            TRAILERS
                                                           ----------
1999                                                       $  527,724
2000                                                          527,724
2001                                                          527,724
2002                                                          527,724
2003                                                          263,862
                                                           ----------
                                                           $2,374,758
                                                           ==========

     Total rent expense charged to consolidated operations in 1998, 1997, and 1996 was $1,251,975, $1,182,909 and $1,043,642, respectively. Rental expense in
1998, 1997 and 1996 included contingent rentals of approximately $437,489, $380,681 and $396,191, respectively.

NOTE 9 -- SALE OF ASSETS

     On August 28, 1996, Doughtie's merged its Dutterer's of Manchester Corporation subsidiary into TWB Gourmet Foods, Inc. in order to streamline operations. Simultaneously, Doughtie's acquired the remaining 30% interest in TWB from the minority stockholder.

     On September 6, 1996, Doughtie's sold certain assets of TWB and discontinued manufacturing of the associated gourmet food products. The terms of the sale were a $30,000 cash down payment, $20,000 assigned accounts receivable and $137,000 of free trade credit from the buyer for a total sale price of $187,000. No gain or loss was recognized as a result of this sales transaction.

     On February 28, 1997, Doughtie's sold the assets of its manufacturing division's barbecue and chili business for approximately $840,000 in cash. Barbecue and chili sales accounted for less than 5% of consolidated 1996 sales volume. The net pretax gain on the sale was approximately $50,000.

     On April 14, 1997, Doughtie's sold the assets of its manufacturing division's deli meats business for approximately $486,000. The terms of the sale were a $286,000 cash down payment with the $200,000 balance in the form of secured notes to be paid prior to April 15, 1998. Deli meat sales accounted for less than 5% of consolidated 1996 sales volume. The net pretax gain on the sale was approximately $140,000.

NOTE 10 -- SUBSEQUENT EVENT

     On February 8, 1999, Doughtie's and SYSCO signed a letter of intent whereby Doughtie's will merge into a wholly owned subsidiary of SYSCO. On May 5, 1999, SYSCO and Doughtie's entered into a definitive merger agreement to effect the merger of Doughtie's into a wholly owned subsidiary of SYSCO. Under the merger agreement, the shareholders of Doughtie's will receive $17.00 per share in cash and/or shares of SYSCO common stock for each share owned, subject to possible adjustment. In addition, all options outstanding will become immediately vested and exercisable and convert into the right to receive cash in the amount of $17.00 per share, subject to possible adjustment, less the applicable per share exercise price and any required tax withholding as of the closing of the merger. Completion of the merger is subject to, among other things, approval by Doughtie's shareholders.

NOTE 11 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the results of operations by quarters:

                                                                                BASIC AND
                                                                                 DILUTED
                                                                               EARNINGS PER
QUARTER                               NET SALES    GROSS PROFIT   NET INCOME      SHARE
-------                              -----------   ------------   ----------   ------------
1998
  First                              $19,308,576   $ 3,250,598    $  180,711    $      .12
  Second                              22,987,483     3,638,347       252,685           .17
  Third                               23,596,821     3,657,243       271,994           .18
  Fourth                              21,301,608     3,605,020       491,267           .33
                                     -----------   -----------    ----------    ----------
                                     $87,194,488   $14,151,208    $1,196,657    $      .80
                                     ===========   ===========    ==========    ==========
1997
  First                              $18,692,236   $ 3,182,477    $  143,543    $      .09
  Second                              21,683,108     3,587,253       341,622           .23
  Third                               24,172,942     3,720,523       329,462           .22
  Fourth                              20,685,134     3,610,066       132,871           .09
                                     -----------   -----------    ----------    ----------
                                     $85,233,420   $14,100,319    $  947,498    $      .63
                                     ===========   ===========    ==========    ==========

     Unusual items affecting 1998 and 1997 net income in the above quarterly data are discussed in Notes 2 and 9.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time, the "Agreement") is made as of May 5, 1999, among SYSCO CORPORATION, a Delaware corporation ("SYSCO"), SYSCO FOOD SERVICES OF EASTERN VIRGINIA, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of SYSCO, and DOUGHTIE'S FOODS, INC., a Virginia corporation ("DFI").

                                    RECITALS

     A. The respective Boards of Directors of SYSCO, Merger Sub and DFI have each approved the merger of DFI with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of DFI ("DFI Common Stock"), other than any shares owned by SYSCO, will be converted into the right to receive the Merger Consideration (as defined in Section 1.01).

     B. The respective Boards of Directors of SYSCO, Merger Sub and DFI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

     C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. For financial accounting purposes, it is intended that the Merger will be accounted for under the purchase method of accounting.

     E. SYSCO, Merger Sub and DFI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.01  THE MERGER.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA"), DFI shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of DFI shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of DFI in accordance with the DGCL and VSCA.

     (i) Pursuant to the Merger and the terms of this Agreement: (A) all holders of DFI Common Stock, in exchange for the surrender and cancellation of the DFI Common Stock, shall be entitled to receive consideration in the form of shares of SYSCO Common Stock and/or cash as a result of a Cash Election (Section 2.01(f)) and any cash in lieu of fractional shares of SYSCO Common Stock (Section 2.02(e)), and (B) all holders of Options (as hereinafter defined) shall be entitled to receive cash in accordance with Section 2.01(e).

     (ii) The consideration to be delivered to each holder of DFI Common Stock or Option Shares (as hereinafter defined) pursuant to clause (i) above is referred to hereinafter as the "Merger Consideration." The total consideration payable by SYSCO hereunder to all holders of DFI Common Stock and Option

Shares is referred to hereinafter as the "Aggregate Merger Consideration." The dollar value of the Aggregate Merger Consideration (the "Merger Price") is equal to (A) the number of issued and outstanding shares of DFI Common Stock times the Average SYSCO Price (defined below) times the Exchange Ratio (as defined in
Section 2.01(b) plus (B) the Option Share Consideration (as defined in Section 2.01(e)) times the total number of Option Shares. "Average SYSCO Price" means the average of the closing prices of the SYSCO Common Stock as reported on the NYSE Composite Reporting Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten (10) trading days ending two (2) trading days prior to the Closing Date (but in no event greater than $31 per share of SYSCO Common Stock or less than $21 per share of SYSCO Common Stock).

SECTION 1.02  CLOSING.

     The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of McGuire, Woods, Battle & Boothe, LLP, in Norfolk, Virginia, or such other location as may be agreed to by the parties hereto.

SECTION 1.03  EFFECTIVE TIME.

     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and the VSCA and shall make all other filings or recordings required under the DGCL and the VSCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware and is declared effective by the Virginia State Corporation Commission, or at such subsequent date or time as SYSCO and DFI shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.04  STATUTORY EFFECTS OF THE MERGER.

     The Merger shall have the effects set forth in Section 259 of the DGCL and
Section 13.1-721 of the VSCA.

SECTION 1.05  CERTIFICATE OF INCORPORATION AND BYLAWS.

     (i) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

     "The name of the Corporation (which is hereinafter referred to as the "Corporation") is Doughtie's SYSCO Food Services, Inc."

     (ii) At the Effective Time, the bylaws of the Surviving Corporation shall be amended as set forth in Exhibit A and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06  DIRECTORS AND OFFICERS.

     The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

SECTION 1.07  RESERVATION OF RIGHT TO REVISE TRANSACTION.

     If each of DFI and SYSCO agree, the parties hereto, prior to the receipt of the DFI Stockholder Approval (as defined herein), may change the method of effecting the business combination between SYSCO and DFI, and each party shall cooperate in such efforts, including to provide for a merger of DFI with and into SYSCO with SYSCO being the surviving corporation, provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the tax treatment to SYSCO, DFI or their respective stockholders as a result of receipt of the Merger Consideration, or
(iii) materially delay receipt of any approval referred to in Section 6.01(c) or the consummation of the transactions contemplated by this Agreement.

SECTION 1.08  CLOSING DELIVERIES.

     (a) DFI Deliveries. At Closing, DFI shall deliver to SYSCO and Merger Sub each of the following, together with any additional items which SYSCO may reasonably request to effect the transactions contemplated herein:

          (i) a certified copy of the corporate resolutions of the Board of Directors of DFI and of the stockholders of DFI authorizing and approving the Merger and the execution, delivery and performance of this Agreement, together with an incumbency certificate with respect to officers of DFI executing documents or instruments on behalf of DFI;

          (ii) a certificate of the President of DFI certifying as to the matters set forth in Sections 6.01 and 6.02 hereof and as to the satisfaction of all other conditions set forth in this Agreement;

          (iii) the Escrow Agreement duly executed by the Stockholder Representative on behalf of the DFI Stockholders, the DFI Optionholders and Escrow Agent;

          (iv) the Non-competition Agreements referred to in Section 5.18 hereof duly executed by Steven C. Houfek ("Houfek") and Vernon W. Mules ("Mules");

          (v) written consents from all persons, entities and regulatory bodies whose consent to the Merger is required;

          (vi) the corporate minute books, seals and stock transfer books of DFI and each subsidiary certified by the corporate secretary thereof as true, correct and complete;

          (vii) an opinion of McGuire Woods Battle & Boothe, LLP, counsel to DFI, substantially in the form of Exhibit B attached hereto;

          (viii) the Certificate of Merger executed by DFI;

          (ix) Tax Opinion of McGuire Woods Battle & Boothe, LLP, pursuant to
     Section 6.01(g); and

          (x) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

     (b) SYSCO and Merger Sub Deliveries. At Closing, SYSCO and Merger Sub shall deliver to DFI each of the following, together with any additional items which DFI may reasonably request to effect the transactions contemplated herein:

          (i) written confirmation from SYSCO's transfer agent that stock certificates evidencing the shares of SYSCO Common Stock to be issued in the Merger (including the Escrow Shares) have been issued;

          (ii) the Escrow Agreement duly executed by SYSCO and Merger Sub;

          (iii) certified copies of the corporate resolutions of the Board of Directors of SYSCO and of the Board of Directors and sole stockholder of Merger Sub authorizing and approving the Merger and the execution, delivery and performance of this Agreement by SYSCO and Merger Sub, together with incumbency certificates with respect to the respective officers of SYSCO and Merger Sub executing documents or instruments on behalf of SYSCO and Merger Sub;

          (iv) a certificate of an authorized officer of SYSCO and Merger Sub certifying as to the matters set forth in Sections 6.01 and 6.03 hereof and as to the satisfaction of all other conditions set forth herein;

          (v) the Certificate of Merger executed by Merger Sub;

          (vi) Opinion of Arnall Golden & Gregory, LLP, counsel to SYSCO, substantially in the form of Exhibit B-2 attached hereto and the opinion of Clark & Stant, P.C., special counsel to SYSCO, as provided for in the last paragraph of Exhibit B-2;

          (vii) Tax Opinion of Arnall Golden & Gregory, LLP, pursuant to Section 6.01(g); and

          (viii) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

                                   ARTICLE II

    EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND CASH

SECTION 2.01  EFFECT ON CAPITAL STOCK.

     As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DFI or the holder of any shares of the following securities:

     (a) Cancellation of Stock Owned by SYSCO. Each share of DFI Common Stock that is owned by Merger Sub or SYSCO shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Except for purposes of using the total number of shares of issued and outstanding DFI Common Stock in calculations, the term "DFI Common Stock" in this Agreement shall be deemed to exclude any shares owned by Merger Sub or SYSCO.

     (b) Conversion of DFI Common Stock. Subject to Section 2.01(f) and Section 2.02(e), each issued and outstanding share of DFI Common Stock shall be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of common stock, par value $1.00 per share of SYSCO ("SYSCO Common Stock") equal to the Exchange Ratio. "Exchange Ratio" means the quotient resulting from dividing (A) $17.00 less the Net Worth Adjustment by (B) the Average SYSCO Price. As of the Effective Time, the DFI Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of DFI Common Stock (a "DFI Stockholder") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     (d) SYSCO Common Stock. At and after the Effective Time, each share of SYSCO Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of SYSCO and shall not be affected by the Merger.

     (e) DFI Options. (i) In accordance with action duly taken by the Compensation Committee of the board of directors of DFI pursuant to Section 13(b) of the Doughtie's Foods, Inc. 1998 Stock Incentive Plan (the "DFI Option Plan"), all options granted under the DFI Option Plan and any other DFI Employee Stock Options, as defined in Section 3.01(c), outstanding as of the Effective Time (collectively, the "Options") shall, effective upon Closing, become fully vested and exercisable notwithstanding any other provision of the DFI Option Plan or any grant agreement to the contrary and shall be deemed exercised in full. Each share deemed to be issued pursuant to such exercise is referred to herein as an "Option Share" and is not included for any purposes of this Agreement in calculating the number of issued and outstanding shares of DFI Common Stock.

     (ii) Each Option Share shall, as of the Effective Time, be converted into the right to receive cash equal to $17.00 less (A) the Net Worth Adjustment, less (B) the per share exercise price of the underlying Option, less (C) any amounts required for Tax withholding (the "Option Share Consideration"). Each holder of an Option Share is referred to hereinafter as a "DFI Optionholder").

     (f) Cash Election. (i) Each DFI Stockholder shall have the right to elect to receive, in cash, $17.00 less the Net Worth Adjustment per share of DFI Common Stock designated by such holder to be converted/ to cash (the "Cash Election"), provided, however, that if DFI Stockholders elect in the aggregate to receive more than 49% of the Merger Price in cash (counting the aggregate amount of the Option Share Consideration and cash paid in lieu of fractional shares as equivalent to Cash Elections for purposes of this calculation), then each DFI Stockholder shall be deemed to have made a Cash Election for that number of shares of DFI Common Stock equal to the product of (A) the number of shares of DFI Common Stock actually designated for the Cash Election by such DFI Stockholder times (B) a fraction, the numerator of which is 49% of the Merger Price divided by $17 (less the Net Worth Adjustment) and the denominator of which is the total number of shares of DFI Common Stock designated for Cash Election by all of the DFI Stockholders. The percentage of the Merger Price elected in the aggregate to be received by the DFI Stockholders in cash including Option Share Consideration and fractional share payments (after adjustment, if any, as provided herein) shall be referred to hereinafter as the "Cash Election Percentage."

     (ii) DFI Stockholders shall effect their respective Cash Elections through an election mechanism to be provided in connection with the solicitation of proxies in respect of the DFI Stockholders Meeting.

     (g) Closing Balance Sheet; Net Worth Adjustment. (i) As of a date not more than 15 days prior to the Closing Date (the "Pre-Closing Balance Sheet Date"), DFI, in consultation with SYSCO, shall prepare an unaudited consolidated balance sheet of DFI (the "Pre-Closing Balance Sheet") prepared from the books and records of DFI in accordance with GAAP (as defined in Section 3.01(j)) applied on a basis consistent with the balance sheet for the fiscal year ended December 26, 1998 included in the Financial Statements (as defined in Section 3.01(j)). The Pre-Closing Balance Sheet shall be reviewed by PricewaterhouseCoopers in accordance with Statements on Standards for Accounting and Review Services issued by the AICPA Accounting and Review Services Committee and, after any necessary adjustments, shall be delivered to SYSCO. In addition, DFI shall prepare a calculation of Pre-Closing Adjusted Net Worth. "Pre-Closing Adjusted Net Worth" means Net Worth as of the Pre-Closing Balance Sheet Date calculated exclusive of (A) the proceeds of any sale by DFI of the Facility (as defined in Section 5.19), the Annex Property (as defined in Section 5.21) or the Maryland Property (as defined in Section 6.02(f) prior to Closing (in each case in excess of the book values thereof) and any other non-recurring event (in connection with this Agreement or otherwise), (B) the tax benefit of any deduction in respect of payments to holders of Options pursuant hereto and (C) a reserve which includes a reasonable estimate of DFI's maximum transaction costs relating to the Merger not to exceed $750,000.

     (ii) During the period between the date when the Pre-Closing Balance Sheet is delivered to SYSCO and the Closing Date, SYSCO and DFI shall jointly monitor the business and financial performance of DFI and agree upon such adjustments to the Pre-Closing Adjusted Net Worth as are appropriate to determine the projected adjusted Net Worth of DFI as of the Closing Date (the "Closing Adjusted Net Worth") in accordance with the accounting principles used to prepare the Pre-Closing Balance Sheet and to calculate the Pre-Closing Adjusted Net Worth.

     (iii) At all times during the period from the preparation of the Pre-Closing Balance Sheet to the determination of the Closing Adjusted Net Worth, SYSCO's designated financial officers and representatives shall have the opportunity to be physically present at DFI's Facility and to review all of DFI's financial books and records as appropriate for SYSCO's monitoring and participation in the determination of the Closing Adjusted Net Worth as set forth herein.

     (iv) If the Closing Adjusted Net Worth is equal to or greater than the Net Worth reflected on the December 26, 1998 balance sheet included in the Financial Statements (the "1998 Net Worth"), then the Net Worth Adjustment for all purposes under this Agreement shall be zero.

     (v) If the Closing Adjusted Net Worth is less than the 1998 Net Worth in violation of the representation and warranty in Section 3.01(gg), then SYSCO shall have, as its sole remedy in connection with such breach, the option to either (A) terminate this Agreement or (B) proceed to closing of the transaction with the Merger Price adjusted by the Net Worth Adjustment. "Net Worth Adjustment" shall mean the amount (rounded to the nearest cent) equal to (x) the 1998 Net Worth minus the Closing Adjusted Net Worth divided by (y) 1,520,927 (i.e. 1,495,023 (the number of issued and outstanding shares of DFI Common Stock) plus 25,904 (the total number of Options (42,100) times the quotient of
17.00 less 6.54 (the weighted average exercise price of the Options) divided by 17.00)).

     For purposes hereof, "Net Worth" shall mean total consolidated assets of DFI less total consolidated liabilities of DFI determined in accordance with GAAP, applied as expressly provided for herein.

SECTION 2.02  EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. As of the Effective Time, SYSCO shall enter into an agreement with SYSCO's transfer agent or such other bank or trust company as may be designated by SYSCO and reasonably satisfactory to DFI (the "Exchange Agent") which shall provide that SYSCO shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the DFI Stockholders, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of SYSCO Common Stock to be issued in the Merger, equal to the number of shares of DFI Common Stock times the Exchange Ratio (such shares of SYSCO Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time as well as cash payable in lieu of any fractional shares of SYSCO Common Stock or payable as a result of any Cash Election, (collectively, the "Exchange Fund"), less the Escrow Cash and the Escrow Shares constituting the Escrow Fund (as defined in
Section 2.04) which shall be delivered to the Escrow Agent.

     (b) Exchange Procedures. (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each DFI Stockholder (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the DFI Common Stock shall pass, only upon delivery of the Certificates representing the shares of DFI Common Stock (the "Certificates") to the Exchange Agent, and shall be in such form and have such other provisions as SYSCO and DFI may reasonably specify) and (B) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.

     (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of SYSCO Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c), cash payable as a result of any Cash Election and cash in lieu of any fractional share of SYSCO Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled.

     (iii) If a surrendered Certificate is not registered in the transfer records of DFI under the name of the person surrendering such Certificate, Merger Consideration may be delivered to the surrendering person only if such Certificate has been properly endorsed for transfer and the surrendering person pays any applicable transfer or other taxes.

     (iv) Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest, dividends or distributions shall be paid or will accrue on any Merger Consideration payable to holders of unsurrendered Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. With respect to any unsurrendered Certificate, any interest, dividends or other distributions otherwise payable to the holder therefor shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Certificate: (i) a certificate representing whole shares of SYSCO Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of dividends or other distributions without interest, with a record date after the Effective Time theretofore paid with respect to such whole shares of SYSCO Common Stock, and (iii) the amount of any cash payable as a result of any Cash Election and cash payable in lieu of a fractional share of SYSCO Common Stock to which such holder is entitled pursuant to Section 2.02(e).

     (d) Further Ownership Rights in DFI Common Stock. All shares of SYSCO Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed in full satisfaction of all rights pertaining to the shares of DFI Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of DFI Common Stock. If, after the Effective Time, Certificates are presented to SYSCO, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of SYSCO Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of SYSCO shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SYSCO. In lieu of the issuance of such fractional shares, SYSCO shall deliver to the Exchange Agent, and the Exchange Agent shall distribute to each former DFI Stockholder, an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled times (B) the Average SYSCO Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to SYSCO, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to SYSCO for payment of their claim for Merger Consideration.

     (g) No Liability; Escheat. None of SYSCO, DFI, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of SYSCO Common Stock, any dividends or distributions with respect thereto, any cash payable as a result of any Cash Election, any cash in lieu of fractional shares of SYSCO Common Stock or any other cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by SYSCO, on a daily basis. Any interest and other income resulting from such investments shall be paid to SYSCO.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay to such person in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

SECTION 2.03  CERTAIN ADJUSTMENTS.

     (a) Pre-Closing Adjustments. If between the date hereof and the Effective Time, the outstanding shares of DFI Common Stock or of SYSCO Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of DFI Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     (b) Post-Closing Adjustments. Following Closing, to the extent provided in
Section 2.04, there shall be a reduction (collectively, the "Post-Closing Adjustments") of the Merger Price in the amount of:

          (i) all claims, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise, but net of any identifiable tax savings) arising out of and sustained by SYSCO or the Surviving Corporation due to or relating to any misrepresentation or breach of any representation, warranty, covenant or agreement of DFI contained in this Agreement (including without limitation Section 4.01(a) hereof) or in any document or instrument delivered pursuant hereto; and

          (ii) any adjustment effected pursuant to Sections 5.19 or 5.21.

SECTION 2.04  ESCROW AT CLOSING.

     (a) Escrow Fund. At Closing, in order to give effect to the Post-Closing Adjustments in Section 2.03(b)(i) in the manner described herein and in the escrow agreement in the form of Exhibit C attached hereto (the "Escrow Agreement"), a portion of the Aggregate Merger Consideration consisting of shares of SYSCO Common Stock (the "Escrow Shares") and cash equal to a value of $3 million ( the "Escrow Fund") shall be delivered to Crestar Bank (the "Escrow Agent"). The portion of the Escrow Fund to be in cash (the "Escrow Cash") shall be equal to the product of $3 million times the Cash Election Percentage. The number of Escrow Shares constituting the balance of the Escrow Fund shall be equal to the quotient of (A) $3 million less the Escrow Cash divided by (B) the Average SYSCO Price. Escrow Shares and the Escrow Cash deposited in the Escrow Fund equal to (i) ten percent (10%) of the Escrow Shares and Escrow Cash plus
(ii) Escrow Shares and Escrow Cash equal to 110% of the aggregate amount of the outstanding balance of all of the Closing Accounts Receivable (as hereinafter defined) at the second anniversary of the Closing Date shall be referred to hereinafter as the "Tax and Receivables Escrow Fund."

     (b) Facility Escrow Fund and Annex Escrow Fund. To the extent, if any, that additional shares of SYSCO Common Stock and cash are deposited in the Escrow Fund pursuant to the provisions of Section 5.19 and/or Section 5.21, such shares and cash shall be referred to hereinafter as the "Facility Escrow Fund" and the "Annex Escrow Fund," respectively. Claims on the Facility Escrow Fund and the Annex Escrow Fund shall be made only pursuant to Sections 5.19 and 5.21 of this Agreement, respectively; the Facility Escrow Fund and the Annex Escrow Fund shall not be subject to claims in connection with Post-Closing Adjustments under
Section 2.03(b)(i).

     (c) Interest and Dividends. The Escrow Cash and cash dividends, if any, on the Escrow Shares, shall be deposited in a federally insured interest-bearing account selected by the Escrow Agent and approved by the Stockholder Representative and SYSCO. Earnings on the Escrow Cash and interest accrued thereon is referred to hereinafter as the "Escrow Cash Interest." The cash dividends on the Escrow Shares and any earnings thereon are referred to hereinafter as collectively, the "Escrow Shares Dividends." Any stock dividends or other non-cash earnings or distributions attributable to the Escrow Shares shall be added to and become part of the Escrow Shares.

     (d) Voting and Other Rights of Beneficial Owners of Escrow Shares. All voting and other rights of the beneficial owners of the Escrow Shares shall be determined in accordance with the provisions of the Escrow Agreement.

     (e) Notice of Claims. If SYSCO or the Surviving Corporation (an "Indemnified Party") believes that it has suffered or incurred any liabilities under Section 2.03(b)(i) for which it is entitled to claim against the Escrow Fund, such Indemnified Party shall so notify the Stockholder Representative with reasonable promptness and reasonable particularity in light of the circumstances then existing, and with a statement in reasonable detail of the factual basis of such claim. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Post-Closing Adjustments, such Indemnified Party shall promptly notify the Stockholder Representative of such action or suit.

     (f) Defense of Third Party Claims. (i) With respect to a particular third party claim, including Tax claims, action or suit, and without limiting any adjustment to the Merger Consideration pursuant to Section 2.03(b), the Stockholder Representative shall have the right to defend the Indemnified Party against the third party claim with counsel of the Stockholder Representative's choice reasonably satisfactory to the Indemnified Party so long as (A) the Stockholder Representative notifies the Indemnified Party in writing

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within 15 days after the Indemnified Party has given notice of the third party claim that the Stockholder Representative will indemnify the Indemnified Party from and against any Post-Closing Adjustments the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the third party claim,
(B) the Escrow Fund is sufficient to defend against the third party claim and pay any Post-Closing Adjustments hereunder, (C) the third party claim involves only money damages and does not seek an injunction or other equitable relief,
(D) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Stockholder Representative conducts the defense of the third party claim actively and diligently.

     (ii) So long as the Stockholder Representative is conducting the defense of the third party claim in accordance with Section 2.04(f)(i), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Stockholder Representative (not to be withheld unreasonably), and (C) the Stockholder Representative will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

     (iii) In the event and during such period that the Stockholder Representative is defending the Indemnified Party against any third party claim, SYSCO shall retransfer to the Stockholder Representative all defenses, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment to the extent necessary solely for the purpose of such defense (and subject to retransfer to SYSCO in the event the Stockholder Representative does not defend) and all original books, records and documents relating to such third party claim to the extent required for evidentiary purposes.

     (iv) If any of the conditions in Section 2.04(f)(i) above is or becomes unsatisfied, or if the Stockholder Representative does not elect to defend, then the Indemnified Party shall use its reasonable good faith efforts to minimize any claim against the Escrow Fund, but subject to such duty may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the third party claim in any manner it reasonably may deem appropriate and the Stockholder Representative shall provide reasonable cooperation in facilitating the transition of such defense to the Indemnified Party.

     (g) Release From Escrow. Except as provided in Section 5.19 with respect to the Facility Escrow Fund and Section 5.21 with respect to the Annex Escrow Fund, claims timely made by the Indemnified Party against the Escrow Fund with reasonable particularity and with statements in reasonable detail of the factual basis therefor, and which are undisputed by the Stockholder Representative or resolved as provided in the Escrow Agreement, shall be paid to the Indemnified Party (and release of funds to the Stockholder Representative shall be made) in accordance with the principles and procedures set forth in Section 2.04(h) and as follows:

          (i) Prior to the second anniversary of the Closing, the Indemnified party may make claims for Post-Closing Adjustment pursuant to Sections 2.03(b)(i) and 2.04(e) (except for claims related to breaches of Sections 3.01(l) (Taxes) and 3.01(aa) (Accounts Receivable)) from time to time and may receive a return of Merger Consideration in respect thereof as and to the extent provided in the Escrow Agreement. Promptly after the second anniversary of Closing, the Indemnified Party shall be entitled to receive from the Escrow Fund a return of Merger Consideration equal in value to the sum of (A) all valid claims for Post-Closing Adjustments pursuant to
     Section 2.03(b)(i) to which the Indemnified Party has not previously received a return of Merger Consideration, (except for claims related to breaches of Sections 3.01(l) (Taxes) and 3.01(aa) (Accounts Receivable)), less (B) the amount of the General Basket (hereinafter defined), less (C) the amount of any claims in dispute at the second anniversary of Closing (to be disbursed upon and in accordance with the resolution of such disputed claims).

          (ii) From and after the second anniversary of the Closing until the third anniversary of the Closing, the Indemnified Party may make claims for Post-Closing Adjustment pursuant to Sections 2.03(b)(i) and 2.04(e) with respect to breaches of Section 3.01(l) from time to time and may receive a return of

     Merger Consideration in respect thereof as and to the extent provided in the Escrow Agreement. Promptly after the third anniversary of Closing, the Indemnified Party shall be entitled to receive from the Escrow Fund a return of Merger Consideration equal in value to the sum of (A) all valid claims for Post-Closing Adjustments pursuant to Section 2.03(b)(i) with respect to breaches of Sections 3.01(l) as to which the Indemnified Party has not previously received a return of Merger Consideration and breaches of Section 3.01(aa), less (B) the excess of the Tax and Receivables Basket over the amount of any DFI Tax liabilities paid by the Surviving Corporation from Closing through the third anniversary thereof, less (C) any amount remaining in the General Basket after performance of the calculation set forth in Section 2.04(g)(i), less (D) the amount of any claims in dispute at the third anniversary of Closing, with the remainder of the Escrow Fund to be disbursed following the resolution of such dispute as provided in the Escrow Agreement. The "Tax and Receivables Basket" (as defined below) means the sum of the reserves for Taxes and for bad debts shown on the balance sheet prepared pursuant to Section 2.01(g)(ii) less $100,000 (which the parties acknowledge equaled $780,000 as of February 22, 1999).

          (iii) With respect to any amounts payable to the Indemnified Party for claims under Section 2.03(b)(i), the Indemnified Party shall also be entitled to a "Claims Fee" in an amount equal to the sum of (A) the Claims Percentage times the total funds constituting the Escrow Cash Interest at the time of payment plus (B) the Claims Percentage times the total funds constituting the Escrow Shares Dividends. "Claims Percentage" means the percentage resulting from dividing the total amount of claims payable to the Indemnified Party under clause (i) or (ii) above, as applicable, by the combined dollar value of the Escrow Shares and the Escrow Cash in the Escrow Fund at the time of payment.

          (iv) Immediately after the second anniversary payment to the Indemnified Party as provided in the preceding clauses (i) and (iii), the Escrow Agent shall release to the Stockholder Representative the balance of the Escrow Fund except for the Facility Escrow Fund, if any, the Annex Escrow Fund, if any, the Tax and Receivables Escrow Fund, and Escrow Cash Interest and Escrow Cash Dividends attributable to the Facility Escrow Fund, the Annex Escrow Fund and the Tax and Receivables Escrow Fund.

          (v) Upon the completion of the third anniversary payment, if any, from the Escrow Fund to the Indemnified Party pursuant to the preceding clauses
     (ii) and (iii), the balance of the Escrow Fund shall be released by the Escrow Agent to the Stockholder Representative, subject to the provisions of Section 5.19.

     (h) Distribution Principles and Procedures. Payments and releases from the Escrow Fund shall be made in accordance with the following principles and procedures:

          (i) The amount of the claims payable to the Indemnified Party from Escrow Cash shall be equal to the product of the claims amount and the Cash Election Percentage. The balance of the claims amount shall be paid by delivery to the Indemnified Party of the number of Escrow Shares equal to the amount of the balance of the claims amount divided by the average of the closing prices of the SYSCO Common Stock as reported on the NYSE Composite Recording Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten (10) trading days ending two (2) trading days prior to the applicable payment date.

          (ii) Escrow Cash (plus Escrow Cash Interest) and Escrow Shares (plus Escrow Shares Dividends) shall be distributed by the Stockholder Representative to each former DFI Stockholder in accordance with any Cash Election made by each such former DFI Stockholder.

     (i) Basket. Notwithstanding any other provision of this Agreement, the Indemnified Party shall have no right to receive proceeds from the Escrow Fund for Post-Closing Adjustments under Section 2.03(b)(i) unless the aggregate amount of valid claims for such Post-Closing Adjustments exceeds $100,000 (the "General Basket"), and then only to the extent that the aggregate amount of such Post-Closing Adjustments exceeds $100,000.

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

SECTION 2.05  EXCLUSIVE REMEDY.

     Except as provided in Section 7.05 for termination expenses, SYSCO's and the Surviving Corporation's sole and exclusive right to monetary damages with respect to breaches of this Agreement shall be claims against the Escrow Fund as set out in this Section 2.04.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01  REPRESENTATIONS AND WARRANTIES OF DFI.

     Except as disclosed in the Disclosure Schedule delivered by DFI to SYSCO and attached hereto prior to the execution of this Agreement as supplemented and amended (the "DFI Disclosure Schedule"), DFI represents and warrants to SYSCO as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of DFI and its subsidiaries (as defined in Section 8.03) is a corporation or other legal entity duly organized, validly existing and (with respect to jurisdictions which recognize such concept) in good standing under the laws of the jurisdiction in which it is organized, has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation or other legal entity in each jurisdiction in which the character of its activities or ownership of its assets requires such qualification, except for those jurisdictions where the failure to be so organized, existing, in good standing or qualified individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on DFI.

     (ii) DFI has delivered to SYSCO prior to the execution of this Agreement complete and correct copies of any amendments to its articles of incorporation (the "DFI Certificate") and bylaws not filed as of the date hereof with the DFI Filed SEC Documents (as defined in Section 3.01(g)(v)) below.

     (b) Subsidiaries. Exhibit 21 to DFI's Annual Report on Form 10-K for the fiscal year ended December 26, 1998 includes all the subsidiaries of DFI which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). Section 3.01(b) of the DFI Disclosure Schedule lists all subsidiaries of DFI not listed on said Exhibit 21. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by DFI, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than Liens and restrictions imposed by DFI's debt agreements included as exhibits to the DFI Filed SEC Documents.

     (c) Capital Structure. (i) The authorized capital stock of DFI consists of 4,000,000 shares of DFI Common Stock, (A) 1,495,023 shares of which are issued and outstanding; and (B) 112,500 shares of which are reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of DFI or its subsidiaries participate as of the date hereof (including, without limitation, the DFI Option Plan) (collectively, the "DFI Stock Plans"). Section 3.01(c) of the DFI Disclosure Schedule lists all DFI Stock Plans, if any, other than the DFI Option Plan.
Section 3.01(c) of the DFI Disclosure Schedule sets forth a complete and correct list of the number of shares of DFI Common Stock subject to employee stock options or other rights to purchase or receive DFI Common Stock granted under the DFI Stock Plans (collectively, "DFI Employee Stock Options"), the dates of grant and exercise prices thereof.

     (ii) All outstanding shares of capital stock of DFI are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of DFI, (B) any securities of DFI or any DFI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of

DFI, (C) any warrants, calls, options or other rights to acquire from DFI or any DFI subsidiary, and any obligation of DFI or any DFI subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of DFI, and (y) there are no outstanding obligations of DFI or any DFI subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of DFI or any DFI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any DFI subsidiary, (B) warrants, calls, options or other rights to acquire from DFI or any DFI subsidiary, and any obligation of DFI or any DFI subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any DFI subsidiary or (C) obligations of DFI or any DFI subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of DFI subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     (iii) Except as described in Section 3.01(b) of the DFI Disclosure Schedule, neither DFI nor any DFI subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the DFI Employee Stock Options, anti-dilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the DFI subsidiaries, DFI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

     (d) Authority; Non-contravention. (i) DFI has all requisite corporate power and authority to enter into this Agreement and, subject to the DFI Stockholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated hereby.

     (ii) The execution and delivery of this Agreement and the consummation by DFI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DFI, subject to the DFI Stockholder Approval. This Agreement has been duly executed and delivered by DFI and, assuming the due authorization, execution and delivery thereof by SYSCO, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of DFI, enforceable against DFI in accordance with its terms.

     (iii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, give rise to any termination or other right under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, (A) the DFI Certificate or the bylaws of DFI or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization applicable to DFI or any of its subsidiaries or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DFI or any of its subsidiaries or their respective properties or assets.

     (iv) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to DFI or any of its subsidiaries in connection with the execution and delivery of this Agreement by DFI or the consummation by DFI of the transactions contemplated hereby, except for:

          1) the filing of a pre-merger notification and report form by DFI under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

          2) the filing with the SEC of (A) a proxy statement relating to the DFI Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, as amended or supplemented from time to time, the

     "Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

          3) the filing of the Certificate of Merger with the Secretary of State of Delaware and the Virginia State Corporation Commission, and appropriate documents with the relevant authorities of other states in which DFI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and

          4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on DFI or (y) reasonably be expected to impair the ability of DFI to perform its obligations under this Agreement.

     (e) SEC Documents; Undisclosed Liabilities. DFI has filed all DFI SEC Documents (as defined in Section 8.03) with the SEC since December 31, 1996. As of their respective dates, the DFI SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DFI SEC Documents, and none of the DFI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DFI included in the DFI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of DFI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). DFI has not treated as restructuring charges any significant expenses that DFI would otherwise have expensed against operating income in the ordinary course of business. Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions expressly contemplated hereby, neither DFI nor any of its subsidiaries has any liabilities or obligations which, individually or in the aggregate, would have a material adverse effect on DFI.

     (f) Information Supplied. None of the information supplied or to be supplied by DFI specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as defined in Section 8.03) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will, at the date it is first mailed to DFI's stockholders or at the time of the DFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by DFI with respect to statements made or incorporated by reference therein based on information supplied by SYSCO, if any, specifically for inclusion or incorporation by reference in the Proxy Statement.

     (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions expressly contemplated hereby, and except as permitted by Section 4.01(a), since December 26, 1998, DFI and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any DFI SEC Document filed since such date and prior to the date hereof, and there has not been

          (i) any material adverse change (as defined in Section 8.03) in DFI,

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of DFI's capital stock,

          (iii) any split, combination or reclassification of any of DFI's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of DFI's capital stock, except for issuances of DFI Common Stock upon exercise or conversion of DFI Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms,

          (iv) (A) any granting by DFI or any of its subsidiaries to any current or former director, executive officer or other key employee of DFI or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of December 26, 1998 or disclosed in
     Section 3.01(i) of the DFI Disclosure Schedule, (B) any granting by DFI or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or
     (C) any entry by DFI or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee,

          (v) any change in accounting methods, principles or practices by DFI materially affecting its assets, liabilities or business except insofar as may have been disclosed in DFI SEC Documents filed and publicly available prior to the date of this Agreement or required by a change in GAAP,

          (vi) any tax election that individually or in the aggregate would have a material adverse effect on DFI or any of its tax attributes or any settlement or compromise of any material income tax liability except insofar as may have been disclosed in the DFI SEC Documents, or

          (vii) any action taken by DFI or any of the DFI subsidiaries during the period from December 26, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.01(a).

     (h) Compliance with Applicable Laws; Litigation. (i) DFI, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of DFI and its subsidiaries (the "DFI Permits"), except where the failure to have any such DFI Permits individually or in the aggregate would not have a material adverse effect on DFI. Section 3.01(h) of the DFI Disclosure Schedule lists all of the Permits. DFI and its subsidiaries are in compliance with the terms of the DFI Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on DFI. As of the date of this Agreement, except as disclosed in the DFI SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to DFI or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.03) of DFI, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on DFI or (B) reasonably be expected to impair the ability of DFI to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

     (ii) Neither DFI nor any DFI subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on DFI.

     (i) Absence of Changes in Benefit Plans. (i) DFI has delivered to SYSCO true and complete copies of (A) all severance and employment agreements of DFI with directors, executive officers or key employees, (B) all severance programs and policies of each of DFI and each DFI subsidiary, and (C) all plans or arrangements of DFI and each DFI subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to a DFI SEC Document. DFI has also delivered (in each case which has not been filed as an exhibit to DFI SEC Document) to SYSCO true and complete copies of (x) any "employee benefit plan (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (y) any other material bonus, pension, profit sharing, deferred compensation, commission, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, retention, vacation, fringe benefit, severance, disability, death benefit, hospitalization, sick leave, medical or other plan, trust fund, arrangement or understanding providing benefits to any current or former employee, officer or director of DFI or any of its wholly owned subsidiaries or any beneficiary thereof (each such plan, agreement, policy, trust fund or arrangement, together with the agreements and policies described in clauses (A), (B) and (C) of the preceding sentence, are referred to herein as a "DFI Benefit Plan", and collectively, the "DFI Benefit Plans").

     (ii) Since December 26, 1998, there has not been any adoption or amendment in any material respect by DFI or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement, or DFI Benefit Plan, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any DFI Benefit Plan which is an 'employee pension benefit plan' (as defined by Section 3(2) of ERISA) (a "DFI Pension Plan"), or any material change in the manner in which contributions to any DFI Pension Plans are made or the basis on which such contributions are determined. Since December 26, 1998, neither DFI nor any DFI subsidiary has amended any DFI Employee Stock Options or any DFI Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

     (j) Financial Statements. The financial statements included in DFI's Annual Report on Form 10-K for the fiscal year ended December 26, 1998 and such other periodic reports filed with the SEC under the Exchange Act since such date (collectively, together with DFI's Annual Report on Form 10-K for the fiscal year ended December 26, 1998, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except as may be indicated in the notes thereto) and fairly present the consolidated financial position of DFI and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments).

     (k) ERISA Compliance. (i) DFI has delivered to SYSCO, with respect to each DFI Benefit Plan, true and complete copies of (A) the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (B) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust, (C) actuarial valuation reports and financial statements for the last three (3) years, and (D) each communication involving the plan or any related trust received since December 31, 1995 to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any DFI Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

     (ii) DFI has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (A) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or
(B) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

     (iii) Each DFI Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any DFI Benefit Plan that individually or in the aggregate would not have a material adverse effect on DFI. DFI, its subsidiaries, any ERISA Affiliate (hereby defined to include any trade or business, whether or not incorporated, other than DFI, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or
Section 414 of the Code as employees of a single employer which includes DFI) and all the DFI Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on DFI. No fact or event has occurred since the date of any determination letter from the IRS that is reasonably likely to affect adversely the qualified status of any such DFI Benefit Plan or the exempt status of any such trust, except for the enactment of legislation that requires changes in any DFI Benefit Plan the date for adoption of which has not yet passed.

     (iv) No DFI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. There are not any facts or circumstances that would materially adversely change the funded status of any DFI Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

     (v) With respect to any DFI Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (A) neither DFI nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (B) the aggregate withdrawal liability of DFI and its subsidiaries, computed as if a complete withdrawal by DFI and any of its subsidiaries had occurred under each such DFI Benefit Plan on the date hereof, would not be material.

     (vi) No employee of DFI will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any DFI Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all DFI Employee Stock Options will vest as of the date on which DFI Stockholder Approval is obtained.

     (vii) All payments required by any DFI Benefit Plan, any collective bargaining agreement or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods through the date hereof have been made.

     (viii) Other than ordinary claims for benefits, no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against any DFI Benefit Plan, any trustee or fiduciaries thereof, DFI or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of a DFI Benefit Plan or any related trust.

     (ix) No DFI Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

     (x) If a DFI Benefit Plan purports to be a voluntary employees beneficiary association ("VEBA"), a request for a determination letter for the VEBA has been submitted to and approved by the IRS that the VEBA is exempt from federal income tax under Section 501(c)(9) of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any tax, interest or penalty with respect thereto.

     (xi) No DFI Benefit Plan has been terminated under circumstances which would result in liability to the PBGC.

     (xii) In the case of a DFI Benefit Plan that is subject to Title IV of ERISA, no proceeding has been or is expected to be initiated to terminate the plan.

     (xiii) DFI is not subject to any liens, and excise or other taxes under ERISA, the Code or other applicable law relating to any DFI Benefit Plan; has not ceased operations at a facility so as to become subject to the provisions of
Section 4062(e) of ERISA; has not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; and has not ceased making contributions to any DFI Benefit Plan subject to 4064(a) of ERISA to which DFI or any ERISA Affiliate made contributions at any time during the six
(6) years prior to the date hereof.

     (xiv) No amounts payable under any DFI Benefit Plan or any agreements with DFI employees will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

     (xv) No DFI Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any DFI Benefit Plan qualified under Section 401(a) of the Code) to any DFI Employee who, at the time the benefit is to be provided, is a former director or employee of, or other provider of services to, DFI or an ERISA Affiliate (or a beneficiary of any such person), nor have any representations, agreements, covenants or commitments been made to provide such benefits. Neither SYSCO nor the Surviving Corporation will have any liability with respect to such benefits or as a result of any representations, agreements, covenants or commitments to provide such benefits offered or made by or on behalf of DFI.

     (xvi) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any DFI Benefit Plan which is attributable to any period or any portion of any period prior to the Closing shall be reflected as a liability on the Closing Balance Sheet, including, without limitation (A) any portion of the matching contribution required with respect to the Doughtie's Foods, Inc. Retirement Savings and 401(k) Plan for the plan year ending after the Closing which is attributable to elective contributions made by participants in such plan prior to the Closing and assuming that all participants are employed by DFI as of the end of such plan year, and (B) an amount equal to a pro rata portion of the quarterly contribution requirement with respect to any DFI pension plan for the quarter beginning immediately prior to the Closing, based on the number of days that will have elapsed from such date through the Closing.

     (l) Taxes. For purposes of this Agreement, "Income Tax" shall mean any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not; "Income Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof. "Tax" shall mean all Income Taxes and any other franchise, capital stock, property, personal property, tangible, intangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, registration, license, occupation, environmental, alternative or add-on minimum, estimated and all other Taxes (including interest, penalties or additions associated therewith), for which DFI or any of its subsidiaries may have any liability imposed by the United States or any State, county, city, or municipality or other governmental subdivision thereof, whether disputed or not. Except as disclosed in Section 3.01(1) of the DFI Disclosure Schedule:

          (i) all Income Tax Returns, including estimated returns and reports of every material kind which are due to have been filed by DFI or any of its subsidiaries in accordance with applicable law, have been duly filed and are true, correct and complete in all respects;

          (ii) all Taxes paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (whether accrued as currently payable or deferred) on the books of DFI or its subsidiaries and reflected in the Closing Balance Sheet will be adequate to satisfy all liabilities for Taxes of DFI or any of its subsidiaries in any jurisdiction for all periods ending on or before the Closing Date (excluding, however, any liability for Taxes attributable to the transactions contemplated by this Agreement);

          (iii) no Income Tax claims have been asserted, or to DFI's knowledge proposed or threatened against DFI or any of its subsidiaries, and (other than the pending audit identified in Section 3.01(1) of the DFI Disclosure Schedule) no audit or investigation of any return or report of Taxes is currently underway, pending or, to DFI's knowledge, threatened;

          (iv) there are no outstanding waivers or agreements by DFI or any of its subsidiaries for an extension of time for the assessment of any Income Taxes or deficiencies thereof, nor are there any requests for Income Tax rulings, outstanding subpoenas, requests for information, or any other matter pending between DFI or any of its subsidiaries and any Income Tax authority;

          (v) neither DFI nor any of its subsidiaries is a party to any Income Tax allocation or sharing agreement, except for agreements which relate exclusively to DFI and its subsidiaries;

          (vi) neither DFI nor any of its subsidiaries has any liability for the Income Taxes of any Person (other than DFI or any of its subsidiaries) under Treasury Regulation sec.1.1502-6 (or any similar provision of State, local or foreign law);

     (m) Voting Requirements. The affirmative vote at the DFI Stockholders Meeting of the holders of a two-thirds majority of all outstanding shares of DFI Common Stock to adopt this Agreement (the "DFI Stockholder Approval") is the only vote of the holders of any class or series of DFI's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     (n) State Takeover Statutes; Certain Provisions of DFI Certificate. The Board of Directors of DFI has adopted a resolution or resolutions approving this Agreement and the transactions contemplated hereby and, assuming the accuracy of SYSCO's representation and warranty contained in Section 3.02(g), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the DFI Board of Directors under the provisions of Article 14, to the extent applicable, of the VSCA such that Article 14 of the VSCA does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of DFI, except for Article 14 of the VSCA (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     (o) Brokers. No broker, investment banker, financial advisor or other person other than Mann, Armistead & Epperson, Ltd., the fees and expenses of which will be paid by DFI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DFI. DFI has furnished to SYSCO true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

     (p) Opinion of Financial Advisors. DFI has received the opinion of Mann, Armistead & Epperson, Ltd., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of DFI Common Stock into SYSCO Common Stock is fair from a financial point of view to holders of shares of DFI Common Stock (other than SYSCO and its affiliates), signed copies of which opinion have been delivered to SYSCO on or before the date of this Agreement, it being understood and agreed by SYSCO that such opinion is for the benefit of the Board of Directors of DFI and may not be relied upon by SYSCO or its affiliates.

     (q) Intellectual Property. DFI and its subsidiaries own or have a valid license to use, and Section 3.01(q) of the DFI Disclosure Schedule lists, all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "DFI Intellectual Property") necessary to carry on its business substantially as currently conducted except for such DFI Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on DFI. Neither DFI nor any such subsidiary has received any notice of infringement of or conflict with, and, to DFI's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any DFI Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on DFI.

     (r) Certain Contracts. (i) Except as set forth in Section 3.01() of the DFI Disclosure Schedule, neither DFI nor any of its subsidiaries is a party to or bound by (A) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of DFI and its subsidiaries, taken as a whole, is or would be conducted, (C) any exclusive supply or purchase contracts or any exclusive requirements contracts or (D) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (A) through (D) being referred to herein as "DFI Material Contracts").

     (ii) Section 3.01(r) of the DFI Disclosure Schedule sets forth a list of the contracts dealing with current or future rights or obligations of DFI and meeting any of the criteria set forth in clauses 1) through 13) below and denotes which of those are DFI Material Contracts.

          1) Any single contract or purchase order (other than purchase orders for inventory in the ordinary course of business) providing for an expenditure by DFI in excess of $5,000.

          2) Any contract providing for an expenditure by DFI for the purchase of real property.

          3) any contract with respect to any DFI Intellectual Property (other than licenses for widely available, off-the-shelf software).

          4) Any contract pursuant to which DFI is the lessee or sublessee of any real or personal property (other than leases of personal property leased in the ordinary course of business with annual lease payments no greater than $5,000).

          5) Any contract pursuant to which DFI is the lessor or sublessor of any real or personal property.

          6) Any loan agreement, indenture, promissory note, conditional sales agreement, security agreement, letter of credit arrangement, guarantee, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

          7) Any written sales agency, sales representation, distributorship or franchise agreement.

          8) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of DFI or a substantial portion of its assets.

          9) Any joint venture, partnership and other contract (however named) involving a sharing of profits, losses, costs or liabilities by any of DFI or its subsidiaries with any other person or entity.

          10) Any contract containing covenants that restrict the business activity of any of DFI or its subsidiaries or limit the freedom of any of DFI or its subsidiaries to engage in any line of business.

          11) Any power of attorney that is currently effective and outstanding.

          12) Any contract with any director, officer, shareholder, employee, or affiliates of any of the foregoing entered into by any of DFI or its subsidiaries.

          13) any other written or unwritten agreement that is Material to the business of any of DFI or its subsidiaries.

     (iii) DFI has delivered to SYSCO, prior to the execution of this Agreement, complete and correct copies of all DFI Material Contracts not filed as exhibits to the DFI Filed SEC Documents. Each DFI Material Contract is valid and binding on DFI (or, to the extent a DFI subsidiary is a party, such subsidiary) and is in full force and effect, and DFI and each DFI subsidiary have in all material respects performed all obligations required to be performed by them to date under each DFI Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on DFI. Neither DFI nor any DFI subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of DFI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any DFI Material Contract.

     (s) Environmental Liability. (i) To DFI's knowledge after due investigation:

          1) All of the real property currently or formerly owned or leased by DFI or its subsidiaries along with any other property at which DFI or its subsidiaries have operated (the "Property") is (or, as to Property formerly owned or leased, was during the period of such ownership or lease, and currently is) free of Hazardous Substances (as defined below) or underground storage tanks.

          2) The Property is not and never has been subject to a release, emission, spill, dislocation or discharge of any Hazardous Substances.

          3) Section 3.01(s) of the DFI Disclosure Schedule lists any environmental site assessments or similar reports pertaining to the Property commissioned or controlled by DFI or in its possession, and copies of same have been provided to SYSCO.

          4) DFI has not caused or permitted, nor is it aware that any predecessor in interest has caused or permitted the generation, treatment, handling, production, storage, disposal, release, refinement, dumping or burying of any Hazardous Substances, disposal in, on, or under the Property, nor has DFI caused any of such materials to be delivered to any other property for dumping, burying or any other purpose which was not in accordance with the Environmental Laws (as defined below) in such a manner or to such a location that has or will cause DFI, SYSCO or the Surviving Corporation to incur any liability under the Environmental Laws, including with regard to the handling of Hazardous Substances, and is not a "notifier" under CERCLA or "generator" under RCRA.

          5) Except as set forth in Section 3.01(s) of the DFI Disclosure Schedule, any underground storage tank on the Property currently or formerly used in the operations of DFI complies with all Environmental Laws.

          6) The information which DFI has provided SYSCO pertaining to the environmental history of the Property for the period during which the Property has been owned or used by DFI is true, correct and complete in all material respects.

     (ii) There are no agreements between DFI and any governmental agency or any private party concerning the Environmental Laws or relating to Hazardous Substances.

     (iii) There are no Environmental Laws applicable to DFI or the Property that would require DFI to obtain the approval of or provide notice to any governmental authority which has not been obtained or provided as a condition to the consummation of the transactions contemplated by this Agreement.

     (iv) DFI has not given, nor, to DFI's knowledge after due investigation, is it required to give, notice of the presence or detection of Hazardous Substances pursuant to any of the Environmental Laws, except as required generally by such laws, nor has DFI received notice that any property currently or formerly owned or operated by DFI is on any state or federal list of "Superfund" sites, or any list of inactive hazardous substance sites.

     (v) There is no pending or, to DFI's knowledge after due investigation, threatened claim, litigation or proceeding before any court or any governmental or administrative body in which any person or entity alleges the presence, disposal, transportation, arranging for disposal, discharge, spill, release, or threat of release of any Hazardous Substances at or from the Property which, if determined adversely, could create liability on the part of DFI, SYSCO or the Surviving Corporation, nor is DFI aware of any facts or circumstances that would reasonably lead it to believe that any person or governmental authority may allege any of the foregoing. To DFI's knowledge after due investigation, the Property and the business of DFI and its subsidiaries are and have been in material compliance with all Environmental Laws, and neither DFI, its subsidiaries nor the Property has incurred any liability thereunder.

     (vi) For the purposes of this Agreement, "Hazardous Substances" shall mean petroleum products, flammable explosives, radioactive materials, asbestos or any material containing polychlorinated biphenyls and/or any hazardous, toxic or dangerous waste, substance or any similar item so defined by and as regulated under Environmental Laws. Excepted from such definition are those building materials within, or on or a part of structures on the Property in compliance with the Environmental Laws and Hazardous Substances typically used in a business such as DFI's, but only to the extent that of such quantities normally used in such a business, and only to the extent that such Hazardous Substances have been used, stored and disposed of in accordance with all Environmental Laws.

     (vii) For the purposes of this Agreement, "Environmental Laws" shall mean all applicable federal, state and local rules, laws, statutes, ordinances and regulations that govern health, safety and the environment, including without limitation, the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.A. sec.sec. 6901 et seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.A. sec.sec. 9601 et seq.)("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.A. sec.sec. 11001 et seq.), the Clean Air Act, as amended (42 U.S.C.A. sec.sec. 7401), the Federal Water Pollution Control Act, as amended (33 U.S.C.A. sec.sec. 1251 et seq.), the Toxic Substances Control Act and the Occupational Health & Safety Act of 1970, as amended (29 U.S.C.A. sec.sec. 651 et seq.).

     (viii) For the purposes of this Section 3.01(s), "to DFI's knowledge after due investigation" means that officers of DFI have reviewed or caused the review of internal files regarding the environmental condition and compliance with Environmental Laws of the Property or DFI and have interviewed employees of DFI who are known to such officers to have knowledge regarding the environmental condition and compliance with Environmental Laws of the Property or DFI.

     (t) Inventory. The inventory of DFI and its subsidiaries, net of reasonable (in accordance with past practices of DFI and industry standards) reserves, consists of Salable inventory of a quality and quantity generally maintained and sold in the ordinary course of business. For purposes hereof, inventory is "Salable" only if it (including its packaging) is in the physical condition to be sold to customers in the ordinary course of business and in accordance with industry standards and applicable government regulations; provided, however, that "Salable" inventory does not include

          (i) any item whose supplier notifies either SYSCO, Merger Sub or DFI prior to the Closing that such item may not be distributed by SYSCO or the Surviving Corporation following Closing,

          (ii) any items which are private label products for customers who immediately prior to the Closing are no longer customers of DFI,

          (iii) items which are, pursuant to industry or government standards, including, without limitations, U.S.D.A. standards, out-of-date (or perishable product in excess, in days supply, of the normal shelf life of such product) or

          (iv) items of obsolete inventory.

     (u) Collective Bargaining Agreements. Section 3.01(u) of the DFI Disclosure Schedule sets forth a true and complete list of all labor union contracts covering any current employees of DFI or its subsidiaries.

     (v) Title to and Condition of Assets. (i) DFI and its subsidiaries have good and marketable title to all assets used or held for use in its respective business (and a valid and enforceable leasehold interest in all assets subject to leases, if any) free and clear of all encumbrances, claims, security interests, liens, charges, or restrictions of any kind (including those, if any, arising in respect of the Perishable Agricultural Commodities Act).

     (ii) All items of tangible personal property of DFI and its subsidiaries, including each item of equipment, used in the day-to-day business of DFI and its subsidiaries are in good working condition, ordinary wear and tear excepted.

     (iii) Section 3.01(v) of the DFI Disclosure Schedule contains a true and correct listing of all items of machinery, trucks, tractors, trailers and other vehicles, personal and laptop computers, refrigeration units and other warehouse and materials handling equipment owned or leased (as denoted thereon) by DFI or its subsidiaries.

     (w) Internet Presence. Section 3.01(w) of the DFI Disclosure Schedule describes DFI's public, private or reserved presence on the world wide web, multi-party extranet, virtual private network, or similar internet based, linked system, if any, ("Internet Presence"). DFI's domain name(s), if any, are currently registered with the currently authorized Internet Domain Name Registrar and are in good standing. DFI warrants that its Internet Presence, if any, is wholly passive and informational in nature and involves no interactivity between third parties and DFI including purchases, sales, leases or other commercial transactions conducted in any degree by or through the Internet Presence.

     (x) Year 2000 Compliance. For the purposes of this Section 3.01(x), "Computer Systems" means all computer software, hardware, related systems and equipment, and all other devices containing or utilizing embedded computer chips, which are owned, leased, or used by DFI or its subsidiaries and which are reasonably necessary for the performance of the business obligations and operations of DFI and its subsidiaries. Section 3.01(x) of the DFI Disclosure Schedule summarizes the actions taken and to be taken by DFI (collectively, the "Y2K Actions") to ensure that the Computer Systems will function normally before, during, and after the change from the year 1999 to the year 2000. Subject to the uncertainties set forth in Section 3.01(x) of the Disclosure Schedule, upon completion of the Y2K Actions, the Computer Systems will, to DFI's knowledge, process data which includes date values from, into and between the twentieth (20th) and the twenty-first (21st) centuries and all uses in any manner of such date values ("Calendar Related Data") with such accuracy so as not to have a material adverse effect on the day to day operation of DFI's business taken as a whole or the servicing of its customers in the ordinary course of its business.

     (y) Immigration Matters. (i) With respect to all employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of DFI and its subsidiaries, DFI and its subsidiaries have complied with the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all current and former employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

     (ii) Section 3.01(y) of the DFI Disclosure Schedule contains a true and complete list of all employees of DFI who are not citizens of the United States of America and who are not permanent residents of the United States of America, together with a true and complete list of the visa status and visa expiration dates of such employee.

     (iii) DFI has employed only individuals authorized to work in the United States, DFI has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined, or otherwise penalized by reason of any failure to comply with IRCA.

     (iv) The consummation of the transactions contemplated by this Agreement will not, (i) give rise to any liability for the failure to properly complete and update Forms I-9, (ii) give rise to any liability for the employment of individuals not authorized to work in the United States and (iii) or cause any current employee to become unauthorized to work in the United States.

     (z) Books and Records; Copies of Documents. (i) DFI has provided SYSCO with reasonable access to its books and records. DFI has maintained all books and records in the ordinary course of its business and has not disposed of or destroyed any books and records other than in the ordinary course of its business.

     (ii) DFI has delivered or made available to SYSCO true and correct copies of each agreement or other document listed or referred to herein or in the DFI Disclosure Schedule not previously filed as an exhibit to the DFI Filed SEC Documents.

     (aa) Accounts Receivable. (i) All of DFI's accounts receivable outstanding at the date hereof and those arising from and after the date hereof prior to the Effective Time (collectively, the "Closing Accounts Receivable") are and will be bona fide, and arose or will arise in the ordinary course of business. No person has any liens on such Closing Accounts Receivable, or any part thereof, and no agreement for deduction or discount has been made with respect to any such accounts receivable which is not reflected in the outstanding balance thereof.
Section 3.01(aa) of the DFI Disclosure Schedule sets forth all receivables of DFI as of March 31, 1999 and at Closing will set forth all Closing Accounts Receivable, showing the face amount of each and denoting which such accounts are, by their terms, past due (the "Past Due Accounts"). All Closing Accounts Receivable are fully collectible within three years from the Closing Date.

     (ii) For purposes of measuring DFI's compliance with the representation and warranty set forth in clause (i): (A) the measure of DFI's non-compliance with clause (i) above shall equal the excess of the face amount of the Closing Accounts Receivable as of the Closing Date over the collections received by the Surviving Corporation on the Closing Accounts Receivable from the Closing Date through the third anniversary thereof and applied as provided in clause (B) immediately following; (B) all collections received by the Surviving Corporation on Past Due Accounts shall be applied to the latest invoice of the respective payor account debtor except to the extent otherwise expressly directed in writing by such account debtor and all collections received by the Surviving Corporation on the Closing Accounts Receivable which are not Past Due Accounts shall be applied in accordance with the past practices of DFI; and (C) SYSCO and the Surviving Corporation shall use their customary accounts receivable collection practices in respect of the Closing Accounts Receivable and shall be entitled to make all decisions as to credit-worthiness of Closing Accounts Receivable account debtors in their sole discretion.

     (iii) Following Closing, SYSCO shall control collections of the Closing Accounts Receivable until the first anniversary of the Closing Date, from and after which time SYSCO shall, upon request of the Stockholder Representative, transfer responsibility for such collections to Stockholder Representative provided that Stockholder Representative agrees at the time of such request to continue any legal proceedings that may have been initiated prior thereto in connection with such collections. At any time from and after the first anniversary of the Closing Date, the Stockholder Representative shall have the right to buy from SYSCO or the Surviving Corporation any one or more of the Closing Accounts Receivable for the face amount of its outstanding balance at the time of such purchase and a Claims Fee as provided in an undisputed or resolved claim to SYSCO or the Surviving Corporation. Funds for any such purchase before the second anniversary of the Closing shall be provided from the Representative's Fund or such other funding arrangements as may be arranged by and at the discretion of the Stockholder Representative; funds for any such purchase after the second anniversary of the Closing Date shall be provided from the Tax and Receivables Escrow Fund.

     (iv) SYSCO and the Stockholder Representative shall provide each other with periodic (no less often than quarterly) reports of the status and results of the collection activities of each of them with respect to the Closing Accounts Receivable under their respective control as well as the then-current outstanding balance of each of such accounts.

     (bb) Insurance. Section 3.01(bb) of the DFI Disclosure Schedule contains a list of all current policies of insurance, including without limitation, workers compensation, vehicular, general liability, casualty, medical, dental and disability, maintained by DFI or any of its subsidiaries. None of such policies provides for a retroactive adjustment based on DFI's claims experience. True and complete copies of all such policies have been delivered to SYSCO. Section 3.01(bb) of the DFI Disclosure Schedule includes a list of the policies, the name of the insurer, the nature of the insurance coverage, the policy limits and the deductible, all of which policies are in full force and effect and there is no delinquency in the payment of all applicable premiums thereon.

     (cc) Liabilities as Guarantor. Neither DFI nor any subsidiary is directly or indirectly (i) liable by guaranty, indemnity, surety or similar obligation upon or with respect to, (ii) obligated in any way to make investments in or loans to, or (iii) obligated to guarantee or assume any debt, liability or other obligation of, any person, corporation, association, partnership or other entity.

     (dd) Bank Accounts; Powers of Attorney. Section 3.01 (dd) of the DFI Disclosure Schedule sets forth a complete and accurate list of:

          (i) the name of each financial institution in which DFI has any account or safe deposit box;

          (ii) the names in which the accounts or boxes are held;

          (iii) the type of account;

          (iv) the name of each person authorized to draw thereon or having access thereto; and

          (v) the name of each person, corporation, firm or other entity holding a general or special power of attorney from DFI and a description of the terms of such power.

     (ee) Unlawful Payments. Neither DFI nor to the knowledge of DFI any director, officer, agent, employee, or other person associated with or acting on behalf of DFI has, directly or indirectly

          (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

          (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds;

          (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

          (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

          (v) made any false or fictitious entry on the books or records of DFI;

          (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment;

          (vii) given any favor or gift which is not deductible for federal income tax purposes; or

          (viii) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     (ff) Labor and Employment Matters. (i) DFI has been and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the non-compliance with which would have a material adverse effect and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice that would have a material adverse effect;

     (ii) there is not now, nor within the past three years has there been, any unfair labor practice complaint against DFI pending, or to DFI's knowledge threatened, before the National Labor Relations Board or any other comparable authority;

     (iii) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending, or to DFI's knowledge threatened, against or directly affecting DFI;

     (iv) to DFI's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years; and

     (v) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to DFI's knowledge, no claims therefor exist or have been threatened.

     (gg) Closing Adjusted Net Worth. The Closing Adjusted Net Worth of DFI, determined as provided in Section 2.01(g)(ii), will equal or exceed the Net Worth of DFI as reflected on the audited consolidated balance sheet of DFI as of December 26, 1998, contained in the Financial Statements.

     (hh) No Dissenters' Rights. Neither the execution and delivery hereof by the parties hereto nor the consummation of the transactions contemplated hereby will give rise to any dissenters' rights under the VSCA.

SECTION 3.02  REPRESENTATIONS AND WARRANTIES OF SYSCO AND MERGER SUB.

     SYSCO and Merger Sub jointly and severally represent and warrant to DFI as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of SYSCO and its subsidiaries is a corporation or other legal entity duly organized, validly existing and (with respect to jurisdictions which recognize such concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case maybe, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on SYSCO.

     (ii) SYSCO has delivered to DFI prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "SYSCO Certificate") and bylaws not filed as of the date hereof with the SYSCO SEC Documents.

     (b) Capital Structure. The authorized capital stock of SYSCO consists of 500,000,000 shares of SYSCO Common Stock and 1,500,000 shares of preferred stock, par value $1.00 per share ("SYSCO Preferred Stock"), and shares of SYSCO Common Stock issued and outstanding (including shares of restricted SYSCO Common Stock) and held by SYSCO in its treasury are as disclosed in the appropriate SYSCO SEC Documents; no shares of SYSCO Preferred Stock are issued and outstanding. Other than the SYSCO subsidiaries, SYSCO does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to SYSCO and its subsidiaries as a whole.

     (c) Authority; Non-contravention. Each of SYSCO and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of SYSCO and Merger Sub and the consummation by SYSCO and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SYSCO and Merger Sub. This Agreement has been duly executed and delivered by SYSCO and Merger Sub and, assuming the due authorization, execution and delivery thereof by DFI, constitute (or will constitute, as the case may be) the legal, valid and binding obligation of SYSCO and Merger Sub enforceable against SYSCO and Merger Sub in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, (i) the SYSCO Certificate or the bylaws of SYSCO or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to SYSCO or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SYSCO or any of its subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SYSCO or any of its subsidiaries in connection with the execution and delivery of this Agreement by SYSCO and Merger Sub or the consummation by SYSCO or Merger Sub of the transactions contemplated hereby, except for (1) the filing of a pre-merger notification and report form by SYSCO under the HSR Act; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and the Virginia State Corporation Commission and appropriate documents with the relevant authorities of other states in which SYSCO is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of SYSCO Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on SYSCO or (y) reasonably be expected to impair the ability of SYSCO or Merger Sub to perform its obligations under this Agreement.

     (d) SEC Documents; Undisclosed Liabilities. SYSCO has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC since December 31, 1996 (the "SYSCO SEC Documents"). As of their respective dates, the SYSCO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SYSCO SEC Documents, and none of the SYSCO SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Information Supplied. None of the information supplied or to be supplied by SYSCO specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to DFI's stockholders or at the time of the DFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by SYSCO with respect to statements made or incorporated by reference therein based on information supplied by DFI specifically for inclusion or incorporation by reference in the Form S-4.

     (f) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by SYSCO, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SYSCO.

     (g) Continuity of Business. SYSCO will continue at least one significant historic business line of DFI, will use at least a significant portion of DFI's historic business assets in a business, and will otherwise satisfy the continuity of business enterprise requirement set forth within Treasury Regulations sec.1.368-1(d).

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01  CONDUCT OF BUSINESS.

     (a) Conduct of Business by DFI. (i) Except (A) as otherwise expressly contemplated by this Agreement or the transactions contemplated hereby, or (B) as expressly consented to by SYSCO in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time,

          1) DFI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and, to the extent consistent therewith, use good faith reasonable efforts to preserve intact their current business organizations,

          2) except as may be required by law or any plan, program, contract or arrangement in effect on the date of this Agreement, during the period from the date of this Agreement to the Effective Time, DFI shall not, and shall not permit any of its subsidiaries to, (A) grant to any current or former director, officer, any regional vice president or president of any division of DFI or its subsidiaries any increase in compensation, bonus or other benefits, except as required by employment agreements in effect as of the date hereof; (B) grant to any such current or former director, officer, any regional vice president or president of any division any increase in severance or termination pay; or (C) enter into, or amend, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, regional vice president or president of any division, or

          3) except as may be required by law or any plan, program, contract or arrangement in effect on the date of this Agreement, during the period from the date hereof through the Effective Time, DFI shall not, and shall not permit any of its subsidiaries to adopt or amend (and to DFI's knowledge since December 26, 1998, DFI has not and has not permitted any of its subsidiaries to, adopt or amend) any collective bargaining agreement (other than renegotiations required by any such collective bargaining agreement), or other DFI Benefit Plans, in any manner. Anything in this Section 4.01(a) to the contrary notwithstanding, DFI and any DFI subsidiary shall not be deemed in violation of this Section 4.01(a) if such violation is cured to the satisfaction of SYSCO prior to the Effective Time.

     (ii) Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, DFI shall not, and shall not permit any of its subsidiaries to:

          1) other than dividends and distributions declared by a direct or indirect wholly owned subsidiary of DFI to its parent, or declared by a subsidiary that is partially owned by DFI or any of its subsidiaries, provided that DFI or any such subsidiary receives or is to receive its proportionate share thereof, or regular quarterly dividends not to exceed $.03 per share, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of DFI Common Stock upon the exercise of DFI Employee Stock Options, outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or (z) purchase, redeem or otherwise acquire any shares of capital stock of DFI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of DFI Employee Stock Options outstanding on the date hereof, or in connection with withholding obligations relating thereto);

          2) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities.

          3) amend its articles of incorporation, by-laws or other comparable organizational documents;

          4) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or pursuant to DFI's current capital and operating budgets (in each case, as previously provided to SYSCO), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of DFI;

          5) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          6) make any tax election that individually or in the aggregate would have a material adverse effect on DFI or any of its tax attributes or settle or compromise any income tax liability;

          7) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility in effect as of the date hereof, in the ordinary course of business consistent with past practice;

          8) settle any claim, action or proceeding involving money damages in excess of $10,000, except with the prior written consent of SYSCO, which shall not be unreasonably withheld;

          9) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms; or

          10) authorize, or commit or agree to take, any of the foregoing actions;

          11) provided that the limitations set forth in this Section 4.01(a)(ii) (other than clause 3)) shall not apply to any transaction between DFI and any wholly owned subsidiary or between any wholly owned subsidiaries of DFI.

     (b) Other Actions. Except as required by law, DFI and SYSCO shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (c) Advice of Changes. DFI and SYSCO shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.02  NO SOLICITATION OR NEGOTIATIONS.

     DFI shall not, directly or indirectly, solicit or encourage (including by way of furnishing information), or authorize any individual, corporation or other entity to solicit or encourage (including by way of furnishing information), from any third party any inquiries or proposals relating to, or conduct negotiations or discussions with any third party with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its subsidiaries with or into any corporation or other entity other than as provided in this Agreement (and DFI shall promptly notify SYSCO of all of the relevant details relating to all inquiries and proposals which it may receive relating to any such matters). Nothing contained in this Section 4.02 or Section 5.01 shall prohibit DFI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.01  S-4 AND PROXY STATEMENT.

     As soon as practicable following the date of this Agreement, DFI shall prepare and file with the SEC the Proxy Statement, and SYSCO shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of DFI and SYSCO shall use reasonable good faith efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. DFI will use best efforts to cause the Proxy Statement to be mailed to DFI's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. SYSCO shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of SYSCO Common Stock in the Merger and DFI shall furnish all information concerning DFI and the holders of DFI Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by SYSCO without DFI's prior consent (which shall not be unreasonably withheld or delayed) and without providing DFI the opportunity to review and comment thereon. SYSCO will advise DFI, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SYSCO Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to DFI or SYSCO, or any of their respective affiliates, officers or directors, should be discovered by DFI or SYSCO which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of DFI.

SECTION 5.02  DFI STOCKHOLDERS MEETING.

     DFI shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "DFI Stockholders Meeting") in accordance with the VSCA for the purpose of obtaining the DFI Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. DFI will use reasonable good faith efforts to hold the DFI Stockholders Meeting as soon as reasonably practicable after the date hereof.

SECTION 5.03  LETTERS OF DFI'S ACCOUNTANTS.

     DFI shall use reasonable good faith efforts to cause to be delivered to SYSCO two letters from DFI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to SYSCO, in form and substance reasonably satisfactory to SYSCO and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.04  LETTERS OF SYSCO'S ACCOUNTANTS.

     SYSCO shall use best efforts to cause to be delivered to DFI two letters from SYSCO's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to DFI, in form and substance reasonably satisfactory to DFI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.05  ACCESS TO INFORMATION; CONFIDENTIALITY.

     From and after the date hereof through the earlier of the Effective Time or the date of termination hereof, SYSCO and its officers, employees, accountants, counsel and other representatives may perform a continuing due diligence review of DFI and its subsidiaries, which review may include full Phase I and Phase II environmental investigations by an independent environmental engineering and consulting firm. Subject to the Confidentiality Agreement dated November 17, 1998 between SYSCO and DFI (the "Confidentiality Agreement"), and subject to applicable law, DFI shall, and shall cause each of its subsidiaries to, afford to SYSCO and to the officers, employees, accountants, counsel, financial advisors and other representatives of SYSCO, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, DFI shall, and shall cause each of its subsidiaries to, furnish promptly to SYSCO (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.05 shall affect any representation or warranty given by DFI. SYSCO will hold, and will cause its officers,
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employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.06  REASONABLE GOOD FAITH EFFORTS.

     (i) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (B) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (C) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (ii) In connection with and without limiting the foregoing, DFI and SYSCO shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (B) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

SECTION 5.07  EMPLOYMENT ARRANGEMENTS AND BENEFITS.

     For the purpose of any DFI Benefit Plan or other agreement that contains a provision relating to a change in control of DFI and that is disclosed as such on Section 5.07 of the DFI Disclosure Schedule, SYSCO acknowledges that the consummation of the Merger constitutes such a change in control. DFI and SYSCO will cooperate on and after the date of this Agreement to develop appropriate employee benefit arrangements, including, but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employees and directors of the Surviving Corporation and its subsidiaries from and after the Effective Time. Nothing in this Section 5.07 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any DFI Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, or be deemed to constitute an employment contract between SYSCO or the Surviving Corporation and any individual, or a waiver of SYSCO's or the Surviving Corporation's right to discharge any employee at any time, with or without cause. Any employees of DFI as of Closing shall be given credit, under and in accordance with applicable employee benefit plans of SYSCO, toward eligibility and vesting but not benefit accrual for the period of time prior to Closing during which such persons were employees of DFI if such period of time would otherwise qualify for eligibility and vesting under SYSCO's plans. SYSCO will not waive pre-existing conditions limitations in any of its applicable employee welfare benefit plans for employees of DFI as of Closing but will recognize service with DFI in meeting the pre-existing conditions limitations of SYSCO's employee welfare benefit plans.

SECTION 5.08  DIRECTOR AND OFFICER INDEMNIFICATION, EXCULPATION, AND INSURANCE.

     (i) SYSCO agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of DFI and its subsidiaries. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions (and the

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Surviving Corporation's Certification of Incorporation and bylaws may be amended to incorporate such provisions) with respect to indemnification that are set forth in the articles of incorporation and bylaws of DFI (in each case in effect as of the Effective Time and as provided to SYSCO prior to such date), which provisions shall not be amended, repealed or otherwise modified, except as required by law, for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at (or at any time prior to) the Effective Time were directors or officers of DFI or its subsidiaries (or any of its predecessors). In addition, from and after the Effective Time, directors and officers of DFI, if any, who become directors or officers of SYSCO will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of SYSCO.

     (ii) In the event that SYSCO, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of SYSCO or the Surviving Corporation (as the case may be) assume the obligations set forth in this Section 5.08.

     (iii) SYSCO shall use its reasonable good faith efforts to provide to DFI's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by DFI's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall SYSCO be required to expend more than 200% of the current amount expended by DFI to maintain such coverage.

     (iv) The provisions of this Section 5.08 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (v) Without limiting the generality of the foregoing, the provisions of this Section 5.08 shall apply to any litigation, action, suit, claim, investigation or proceeding described in the DFI Disclosure Schedule.

SECTION 5.09  FEES AND EXPENSES.

     All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (x) to the extent set forth in Section 7.05 hereof and (y) that each of SYSCO and DFI shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (2) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

SECTION 5.10  PUBLIC ANNOUNCEMENTS.

     SYSCO and DFI will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release issued with respect to the transactions contemplated by this Agreement was in the form heretofore agreed to by the parties.

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SECTION 5.11  AFFILIATES.

     As soon as practicable after the date hereof, DFI shall deliver to SYSCO a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of DFI, "affiliates" of DFI for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date hereof. DFI shall use reasonable good faith efforts to cause each person identified on such list to deliver to SYSCO not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit D hereto.

SECTION 5.12  NYSE LISTING.

     SYSCO shall use best efforts to cause the SYSCO Common Stock issuable under
Article II to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

SECTION 5.13  TAX TREATMENT.

     Each of SYSCO and DFI shall use reasonable good faith efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.01(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

SECTION 5.14  STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS.

     During the period from the date of this Agreement through the Effective Time, except as SYSCO and DFI otherwise mutually agree pursuant to a written instrument, DFI shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party. Except as SYSCO and DFI otherwise mutually agree pursuant to a written instrument, during such period, DFI shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

SECTION 5.15  CONVEYANCE TAXES.

     SYSCO and DFI shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.16  CERTAIN TAX MATTERS.

     (a) Tax Returns. SYSCO will cause to be prepared and filed all Tax returns for DFI and its subsidiaries (the "DFI Group"). The Tax returns shall be prepared in a manner consistent with the Tax returns previously filed by the DFI Group and shall be filed by the due date of such returns (taking into account any extensions). All Taxes due and payable by the DFI Group shall be paid by the Surviving Corporation, and SYSCO shall allow the Stockholder Representative or his designee a reasonable period of time to review and comment on each such Tax return prior to filing. SYSCO shall make such revisions to such Tax returns as are reasonably requested by the Stockholder Representative or its designee that are consistent with DFI's past practice and that in the reasonable judgment of counsel to SYSCO will not result in the imposition of any penalty as a result of taking such position. If the amount of Taxes paid by the Surviving Corporation exceeds the amounts specifically accrued as such on the Closing Balance Sheet, the amount of such excess shall be released from the Escrow Fund and paid to SYSCO as provided in the Escrow Agreement, subject, however, to the limitations provided in Section 2.04 of this Agreement.

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

     (b) Tax Audits. Tax audits for any period ending on or prior to the Closing Date shall be treated as third party claims pursuant to Section 2.04(f) provided that with respect to any audits of DFI for income Taxes, including the federal income Tax audit currently pending, the Stockholder Representative will keep SYSCO informed on a current basis of all communications from the Internal Revenue Service and of any meetings and communications with the Internal Revenue Service so that SYSCO will have a full opportunity to participate in the process through its counsel as provided in Section 2.04(f)(ii).

SECTION 5.17  STOCKHOLDER REPRESENTATIVE.

     (a) Appointment; Authority. If the Merger is approved by the DFI Stockholders, the DFI Stockholders and the DFI Optionholders shall, without any further action on the part of any DFI Stockholders, be deemed to have consented to the appointment of Vernon W. Mules (or at his election, a limited liability company formed and which shall be wholly-owned by him during the term of the Escrow Agreement) as their representative (the "Stockholders' Representative"), as the attorney-in-fact for and on behalf of each DFI Stockholder, and the Stockholders' Representative shall be authorized thereby to take any and all actions and make any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement in connection with the consummation of the transactions contemplated herein and therein, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement, (ii) receive or give any notice on behalf of DFI Stockholders pursuant to this Agreement or the Escrow Agreement, (iii) authorize delivery to SYSCO or the Surviving Corporation of the Escrow Fund, or any portion thereof, in satisfaction of claims as provided in Section 2.04 and Section 5.19 of this Agreement and the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (v) to vote the Escrow Shares as provided in the Escrow Agreement, (vi) resolve any claims and (vii) take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Each of the DFI Stockholders and the DFI Optionholders will be bound by all actions taken by the Stockholders' Representative in connection with this Agreement and the Escrow Agreement; SYSCO, the Surviving Corporation and the Escrow Agent shall be entitled to rely on any action or decision of the Stockholders' Representative evidenced by a written document executed by the Stockholders' Representative as the action or decision of each of the DFI Stockholders and the DFI Optionholders and SYSCO and the Surviving Corporation shall be held harmless from and indemnified out of the Escrow Fund against any claim of any DFI Stockholder in respect of this Section 5.17.

     (b) No Liability; Indemnification. (i) The Stockholders' Representative (in his capacity as Stockholders' Representative and not as DFI Stockholder) shall not be liable with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholders' Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders' Representative based on such advice, the Stockholders' Representative shall not be liable to anyone.

     (ii) By approval of the Merger, the DFI Stockholders and DFI Optionholders shall be deemed to have agreed, jointly and severally, to indemnify the Stockholders' Representative (but only to the extent funds are available in the Escrow Fund after satisfaction of all claims made by SYSCO or the Surviving Corporation) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Stockholders' Representative by SYSCO or the Surviving Corporation, DFI, other DFI Stockholders, DFI Optionholders or any other person in connection with this Agreement or the Escrow Agreement.

     (c) Appointment of Successors. The Stockholders' Representative may be changed by the DFI Stockholders from time to time upon not less than 30 days' prior written notice to SYSCO or the Surviving Corporation and the Escrow Agent, if the holders of at least a majority in interest of the Escrow Fund agree to
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

such removal and to the identity of the substituted agent. In the event that the Stockholders' Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, the DFI Stockholders holding, prior to Closing, a majority in interest of the Escrow Fund shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement and the documents delivered pursuant hereto. No provision of this Agreement shall restrict in any way the ability or right of the Stockholders' Representative to voluntarily resign from such position at any time, and any such resignation shall be done without any liability on the part of the Stockholders' Representative.

     (d) Representative's Fund. Approval of the Merger by the DFI Stockholders shall also be deemed to be approval of the establishment of a fund (the "Representative's Fund") to compensate the Stockholders' Representative for his services hereunder and to pay all expenses and fees incurred by or on behalf of the Stockholders' Representative in connection with the performance of his duties hereunder, including without limitation, the cost of suitable insurance coverage for the Stockholders' Representative and the fees and costs of attorneys, financial consultants, and other experts consulted by the Stockholders' Representative pursuant to his duties hereunder. The Representative's Fund shall be funded from the Merger Consideration by reducing the Merger Consideration otherwise payable to each DFI Stockholder and DFI Optionholder by twenty cents ($ .20) per share of DFI Common Stock exchanged pursuant to the Merger and transfer at Closing of the Representative's Fund to, or as directed in writing by, the Stockholder Representative. Upon the completion of the duties of the Stockholders' Representative hereunder and satisfaction or final resolution of all claims against the Escrow Fund and satisfaction of all compensation, fees, expenses, and other obligations to be paid out of the Representative's Fund, any funds remaining in the Representative's Fund shall be distributed to the DFI Stockholders and the DFI Optionholders in the same proportion as initially withheld.

     (e) Compensation; Fees and Expenses. (i) No fidelity bond shall be required of the Stockholders' Representative, and the Stockholders' Representative shall receive compensation for his or her services in the amount of $50,000 per annum, payable monthly.

     (ii) All fees and expenses incurred by the Stockholders' Representative in carrying out his functions under this Agreement shall be paid (A) from the Representative's Fund, and if the Representative's Fund becomes exhausted, (B) from amounts, remaining in the Escrow Fund after satisfaction of all claims of SYSCO or the Surviving Corporation against the Escrow Fund. Upon application by the Stockholders' Representative to the Escrow Agent and SYSCO prior to the satisfaction of all claims of SYSCO or the Surviving Corporation against the Escrow Fund, SYSCO may in its sole and absolute discretion authorize the Escrow Agent to release a portion of the Escrow Fund to the Stockholders' Representative in reimbursement of fees and expenses incurred prior to such time. It is the intent of the parties hereto that such funds be released only if, and only to the extent that, at the time of the application by the Stockholders' Representative, SYSCO determines in its sole and absolute discretion that the Escrow Fund is more than adequate to provide such funds to the Stockholder Representative after full payment of all claims then made, pending, or threatened against the Escrow Fund.

     (iii) If the Representative's Fund has been exhausted and immediate funds are not available from the Escrow Fund, the Stockholder's Representative shall not be required to take any further action hereunder but shall be permitted, in his discretion, to borrow from any person or commercial lender of his choice, and on terms as negotiated by and at the discretion of the Stockholder Representative, funds in an amount sufficient to cover the anticipated expenses associated with any necessary or appropriate act hereunder. The repayment of any such loans from the Escrow Fund shall be at the discretion of SYSCO until the final disbursement of the Escrow Fund has occurred as provided in the Escrow Agreement, shall be subordinate to claims of SYSCO and the Surviving Corporation against the Escrow Fund and shall have priority over any distributions to the DFI Stockholders and the DFI Optionholders under Section 2.04.

     (f) Reports; Audits. (i) The Stockholders' Representative shall issue periodic reports to the DFI Stockholders no less than once every twelve months beginning fourteen months after the Closing Date, in which the Stockholders' Representative shall summarize the status of the Escrow Fund, any claims filed

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against the Escrow Fund, disbursements from the Representative's Fund, and any other matters deemed by the Stockholders' Representative to be material to the DFI Stockholders in connection with the Escrow Fund.

     (ii) Upon the written request of holders of more than ten percent (10%) in interest of the former DFI Stockholders, the accounts and records of the Stockholders' Representative with respect to his duties and performance hereunder shall be audited at the expense of the DFI Stockholders by PricewaterhouseCoopers for an evaluation of compliance with the terms of this Agreement and the Escrow Agreement.

     (g) Acceptance. The Stockholder Representative has executed this Agreement as acknowledgment and acceptance of the provisions of this Section 5.17.

SECTION 5.18  NON-COMPETITION AGREEMENTS.

     DFI shall use its reasonable good faith efforts to cause Mules to execute and deliver at Closing a three (3) year (from the Effective Time) covenant not to compete substantially in the form of Exhibit E attached hereto and to cause Houfek to execute and deliver at Closing a two (2) year (from the Effective
Time) covenant not to compete substantially in the form of Exhibit E-2 attached hereto (which Exhibit E-2 provides that the restrictions contained therein shall lapse in the event that during such two-year period Houfek's employment with the Surviving Corporation is terminated by the Surviving Corporation other than for cause as provided therein)

SECTION 5.19  SALE/LEASEBACK.

     (i) DFI shall use its reasonable good faith efforts prior to Closing, and the Stockholder Representative shall use his reasonable good faith efforts following Closing (with the reasonable cooperation of SYSCO) to bring about a sale of the warehouse and associated realty (other than the Annex Property (as hereinafter defined)) currently owned by DFI located in Portsmouth, Virginia (the "Facility"), and the lease of the Facility back to the Surviving Corporation substantially in accordance with the terms contained in the sale/leaseback agreement attached hereto as Exhibit F as modified by such other terms (including completion of the blanks in such agreement) as may be commercially reasonable in the area of Portsmouth, Virginia (the "Sale/Leaseback Agreement") which provides for a purchase price of not less than $2.91 million.

     (ii) In the event that (a) a contract for such sale and leaseback substantially in accordance with the Sale/Leaseback Agreement has not been fully executed at or prior to the Closing or (b) as of Closing such contract has been executed but (A) the purchaser named therein has the right to terminate the contract without forfeiture of any monetary deposit or (B) SYSCO does not have the right to specifically enforce such contract, an additional number of shares of SYSCO Common Stock (and cash payable in lieu thereof in the same proportion as the Cash Election Percentage) otherwise constituting Merger Consideration equal in value to $1.13 million (the "Facility Escrow Fund") will be placed in the Escrow Fund at Closing for a period of up to three (3) years as provided in
Section 2.04.

     (iii) If the transactions contemplated by the Sale/Leaseback Agreement are consummated on or before the end of such period, the Facility Escrow Fund and interest thereon will be released from escrow to the Stockholder Representative for distribution to the former DFI stockholders.

     (iv) If such transaction is not consummated (through no fault of SYSCO or failure by SYSCO to reasonably cooperate with the Stockholder Representative) on or before the end of such period (or is so effected but on terms (other than purchase price) which are not substantially in accordance with those contained in the Sale/Leaseback Agreement) the Facility Escrow Fund and interest thereon shall be forfeited and returned to SYSCO.

     (v) If such transaction is timely consummated at a price lower than that specified in the Sale/Leaseback Agreement but otherwise substantially in accordance with the terms and provisions of the Sale/Leaseback Agreement, a portion of the Facility Escrow Fund equal to the amount of such deficiency and interest thereon will be forfeited and returned to SYSCO, and the balance of the Facility Escrow Fund and interest thereon will be released to the Stockholder Representative for distribution to the former DFI Stockholders.

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

     (vi) All payments and distributions made pursuant to this Section 5.19 shall be in accordance with the principles and procedures set forth in Section 2.04(h).

     (vii) Notwithstanding the foregoing, the Stockholder Representative shall be entitled, with the cooperation of SYSCO, to bring about the sale of the Facility on such terms and conditions as it shall deem appropriate (generally in accordance with the Sale/Leaseback Agreement) if the terms of such sale are such that SYSCO may occupy the Facility until at least ninety (90) days after the second anniversary of the Closing Date.

SECTION 5.20  UNDERGROUND STORAGE TANK OR PORTSMOUTH FACILITY.

     Prior to Closing DFI shall cause the underground storage tank located at the Facility to be removed in compliance with applicable law and (i) SYSCO and DFI shall share equally the cost of such tank removal and (ii) DFI shall be solely responsible for all costs of remediation arising in connection with said tank and/or such removal.

SECTION 5.21  SALE OF ANNEX PROPERTY.

     (i) DFI shall use its reasonable good faith efforts prior to Closing, and the Stockholder Representative shall use his reasonable good faith efforts following Closing (with the reasonable cooperation of SYSCO) to bring about a sale of the annex property and improvements currently owned by DFI and commonly identified as 2413 and 2415 Wesley Street, Portsmouth, Virginia (the "Annex Property"), substantially in accordance with the terms contained in the sale agreement attached hereto as Exhibit G (the "Sale Agreement") which provides for a purchase price of not less than $190,000.00.

     (ii) In the event that (a) a contract for such sale substantially in accordance with the Sale Agreement has not been fully executed at or prior to the Closing or (b) as of Closing such contract has been executed but (A) the purchaser named therein has the right to terminate the contract without forfeiture of any monetary deposit or (B) SYSCO does not have the right to specifically enforce such contract, an additional number of shares of SYSCO Common Stock (and cash payable in lieu thereof in the same proportion as the Cash Election Percentage) otherwise constituting Merger Consideration equal in value to $70,000 (the "Annex Escrow Fund") will be placed in the Escrow Fund at Closing for a period of up to three (3) years as provided in Section 2.04.

     (iii) If the transactions contemplated by the Sale Agreement are consummated on or before the end of such period, the Annex Escrow Fund and interest thereon will be released from escrow to the Stockholder Representative for distribution to the former DFI stockholders.

     (iv) If such transaction is not consummated (through no fault of SYSCO or failure by SYSCO to reasonably cooperate with the Stockholder Representative) on or before the end of such period (or is so effected but on terms (other than purchase price) which are not substantially in accordance with those contained in the Sale Agreement) the Annex Escrow Fund and interest thereon shall be forfeited and returned to SYSCO.

     (v) If such transaction is timely consummated at a price lower than that specified in the Sale Agreement but otherwise substantially in accordance with the terms and provisions of the Sale Agreement, a portion of the Annex Escrow Fund equal to such deficiency and interest thereon will be released to the Stockholder Representative for distribution to the former DFI Stockholders.

     (vi) All payments and distributions made pursuant to this Section 5.22 shall be in accordance with the principles and procedures set forth in Section 2.04(h).

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                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.01  CONDITIONS TO ALL PARTIES' OBLIGATION TO EFFECT THE MERGER.

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The DFI Stockholder Approval shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.03 and filings pursuant to the HSR Act (which are addressed in Section 6.01(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of DFI, SYSCO or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.01(b), the "Requisite Regulatory Approvals") shall have been obtained.

     (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties hereto shall have used its reasonable good faith efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by DFI to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

     (f) NYSE Listing. The shares of SYSCO Common Stock issuable to DFI's stockholders as contemplated by Article II shall have been approved for listing on the NYSE subject to official notice of issuance.

     (g) Tax Opinions. SYSCO shall have received from Arnall Golden & Gregory, LLP, counsel to SYSCO, and DFI shall have received from McGuire, Woods, Battle & Boothe LLP, counsel to DFI, an opinion, dated the Closing Date, substantially to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and SYSCO and DFI will each be a party to such reorganization within the meaning of Section 368(b)of the Code; (ii) no gain or loss will be recognized by SYSCO or DFI as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of DFI upon the exchange of their shares of DFI Common Stock for shares of SYSCO Common Stock pursuant to the Merger, except with respect to any cash, if any, received in the Merger;
(iv) the aggregate tax basis of the shares of SYSCO Common Stock received solely in exchange for shares of DFI Common Stock pursuant to the Merger (including fractional shares of SYSCO Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of DFI Common Stock exchanged therefor increased by any gain recognized and decreased by any cash received; and (v) the holding period for shares of SYSCO Common Stock received in exchange for shares of DFI Common Stock pursuant to the Merger will include the holding period of the shares of DFI Common Stock exchanged therefor, provided such shares of DFI Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, each of counsel for SYSCO and DFI shall be entitled to receive and rely upon representations of fact contained in certificates of officers of SYSCO, DFI and stockholders of DFI, which representations shall be in form and substance satisfactory to such counsel.

SECTION 6.02  CONDITIONS TO OBLIGATIONS OF SYSCO AND MERGER SUB.

     The obligation of SYSCO and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of DFI set forth herein shall be true and correct both when made, and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on DFI.

     (b) Performance of Obligations of DFI. DFI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) Consents. DFI shall have obtained and delivered to SYSCO and Merger Sub all consents and approvals set forth in Section 3.01(d) of the DFI Disclosure Schedule (other than Requisite Regulatory Approvals), each of which consent and approvals shall be in full force and effect at and as of the Closing.

     (d) Closing Deliveries. All Closing deliveries required by Section 1.08(a) to be effected by DFI shall have been effected.

     (e) No Material Adverse Event. There shall not have occurred a material adverse change or an event having a material adverse effect (as such terms are defined in Section 8.03).

     (f) SYSCO shall be satisfied in its sole discretion with the results of the environmental due diligence investigation, and the financial, regulatory and contractual resolution of any issues which arise therefrom, in respect to (i) any release from the Annex Property relating to the property's use as a petroleum storage facility and any matter, whether or not related thereto, discovered after the date hereof and prior to Closing as a result of the investigation of such presence or use, and (ii) any underground storage tank or other source of the releases discovered prior to the date hereof at the property owned by DFI located at 3051 Monroe Street, Manchester, Maryland consisting of approximately 48 acres (the "Maryland Property") and any matters discovered after the date hereof and prior to Closing as a result of the investigation of such tank or other source, whether or not related thereto.

SECTION 6.03  CONDITIONS TO OBLIGATIONS OF DFI.

     The obligation of DFI to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of SYSCO set forth herein shall be true and correct both when made, and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on SYSCO.

     (b) Performance of Obligations of SYSCO and Merger Sub. Each of SYSCO and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) Closing Deliveries. All Closing deliveries required by Section 1.08(b) to be effected by SYSCO and Merger Sub shall have been effected.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01  TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.01(b)(ii) or 7.01(c)(ii)) whether before or after the DFI Stockholder Approval:

     (a) By SYSCO and DFI Jointly. By mutual written consent of SYSCO and DFI, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

     (b) By SYSCO or DFI. By either the Board of Directors of SYSCO or the Board of Directors of DFI:

          (i) if the Merger shall not have been consummated by September 30, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if the DFI Stockholder Approval shall not have been obtained at a DFI Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iii) if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used reasonable good faith efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

     (c) By SYSCO. By the Board of Directors of SYSCO:

          (i) (provided that SYSCO is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if DFI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or if DFI shall have breached or failed to perform in any respect its covenants and agreements set forth in Section 4.01(a)(ii), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by DFI or is not cured within 45 days of written notice thereof;

          (ii) at any time prior to the DFI Stockholders Meeting, if the DFI Board of Directors shall have (A) failed to make, no later than the date of the first mailing of the Proxy Statement to the DFI Stockholders, its recommendation referred to in Section 5.01(b), (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of SYSCO; and

          (iii) in the event that the Closing Net Worth as shown on the Closing Balance Sheet is less than the 1998 Net Worth in breach of Section 3.01(gg).

     (d) By DFI. By the Board of Directors of DFI (provided that DFI is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if SYSCO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement.

SECTION 7.02  EFFECT OF TERMINATION.

     In the event of termination of this Agreement by either DFI or SYSCO as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SYSCO or DFI, other than the provisions of the last sentence of Section 5.05, Section 5.09, this
Section 7.02, Section 7.05 and Article VIII, which provisions shall survive such termination, and except that, notwithstand-ing anything to the contrary contained in this Agreement, neither SYSCO nor DFI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

SECTION 7.03  AMENDMENT.

     Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the DFI Stockholder Approval; provided, however, that after such approval, there may not be, without further approval of such by the stockholders of DFI, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of DFI Common Stock hereunder, or which by law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

SECTION 7.04  EXTENSION; WAIVER.

     At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.03, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this
Section 7.04 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 7.05  TERMINATION EXPENSES.

     (i) In the event of a termination of this Agreement and the abandonment of the Merger at any time (A) by SYSCO pursuant to Section 7.01(c) or (B) by SYSCO or DFI pursuant to Section 7.01(b)(ii), and in order to compensate SYSCO for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, DFI shall, within one business day following such termination, pay SYSCO a fee equal to the actual cost of such reasonable and customary expenses, in immediately available funds.

     (ii) In the event of a termination of this Agreement and the abandonment of the Merger at any time (i) by DFI pursuant to Section 7.01(d) and in order to compensate DFI for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, SYSCO shall, within one business day following such termination, pay DFI a fee equal to the actual cost of such reasonable and customary expenses, in immediately available funds.

     (iii) A party's right to receive the fee contemplated by this Section 7.05, and its ability to enforce the provisions this Section 7.05, shall not be subject to approval by the stockholders of DFI.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01  SURVIVAL OF AGREEMENTS.

     DFI's representations, warranties, covenants, other agreements and all other obligations in this Agreement or in any document, disclosure schedule or instrument attached to or delivered pursuant to this Agreement shall survive the Effective Time until the second (2nd) anniversary of the Closing, except for representation, warranties, covenants and obligations with respect to tax matters, accounts receivable, and the provisions of Section 5.19 and Section 5.21, which shall survive until the third (3rd) anniversary of the Closing, in each case, at which time they shall expire and be of no further force or effect, with the sole exception of claims theretofore made against the Escrow Fund with particularity and with a statement in reasonable detail of the factual basis for such claim. (See Section 2.04). This
Section 8.01 shall not limit any covenant or agreement of the parties which contemplates performance after the Effective Time.

SECTION 8.02  NOTICES.

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed in writing) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SYSCO, to:                  SYSCO Corporation
                                  1390 Enclave Parkway
                                  Houston, Texas 77077-2099
                                  Attn: General Counsel
                                  Facsimile: (281) 584-2510

with a copy to:                   Robert P. Finch, Esq.
                                  Arnall Golden & Gregory, LLP
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309-3450
                                  Facsimile: (404) 873-8617

if to DFI, to:                    Doughtie's Foods, Inc.
                                  2410 Wesley Street
                                  Portsmouth, Virginia 23707
                                  Attn: Steven C. Houfek
                                  Facsimile: (757) 399-3558

with a copy to:                   William R. Waddell, Esq.
                                  McGuire, Woods, Battle & Boothe, LLP
                                  World Trade Center, Suite 9000
                                  101 West Main Street
                                  Norfolk, VA 23510-1655
                                  Facsimile: (757) 640-3972

SECTION 8.03  DEFINITIONS.

     For purposes of this Agreement:

          (i) except for purposes of Section 5.11, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (ii) "material adverse change" or "material adverse effect" means any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, that it shall not be a "material adverse change" or "material adverse effect" with respect to DFI in connection with any change, effect, event, occurrence or state of facts relating to, or arising or resulting from (A) any actions taken or omitted to be taken by DFI with the prior written approval of SYSCO in anticipation or reliance upon the consummation of the Merger or the transactions contemplated thereby, or (B) the loss, despite the reasonable good faith efforts of DFI, of the services of up to twenty percent (20%) of the sales employees employed by DFI, of the Chief Executive Officer, Senior Vice President and Chief Financial Officer of DFI or of up to 20% of the other officers of DFI as of the date of this Agreement;

          (iii) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (iv) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (v) "knowledge" of any person means the actual knowledge of such person after reasonable inquiry;

          (vi) "Securities Act" means the Securities Act of 1933, as amended;

          (vii) "DFI SEC Documents" means all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed with the SEC by DFI since December 31, 1996, and the Form S-4 as filed prior to the date of this Agreement;

          (viii) "SYSCO SEC Documents" means all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed with the SEC by SYSCO since December 31, 1996, and the Form S-4 as filed prior to the date of this Agreement;

          (ix) "To DFI's knowledge" means the knowledge of Mules, Houfek, and Michael S. LaRock;

          (x) "To SYSCO's knowledge" means the knowledge of John K. Stubblefield and Robert G. Culak;

          (xi) "Form S-4" means the registration statement on Form S-4 to be filed with the SEC by SYSCO in connection with the issuance of SYSCO Common Stock in the Merger; and

          (xii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

SECTION 8.04  INTERPRETATION.

     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.

     This Agreement (including the documents and instruments referred to herein), the Escrow Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.07  GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.08  ASSIGNMENT.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that without the consent of DFI, Merger Sub may assign all of its respective rights, interests and obligations hereunder to any other wholly owned subsidiary of SYSCO. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09  CONSENT TO JURISDICTION.

     Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Commonwealth of Virginia or a Virginia state court.

SECTION 8.10  HEADINGS.

     The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11  SEVERABILITY.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12  DISPUTE RESOLUTION

     Notwithstanding any provision of this Agreement to the contrary, all disputes, controversies or claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be resolved by agreement among the parties, or, if not so resolved within forty-five (45) days following written notice of dispute given by either party hereto to the other, and if written notice of desire to arbitrate is given by either of the parties as provided below and the matter is not then otherwise resolved by the parties hereto, by resort to arbitration in accordance with Title 9 of the United States Code (the United States Arbitration Act), the Commercial Arbitration Rules, and the Optional Rules for Emergency Measures of Protection, all as amended from time to time (the "Rules") of the American Arbitration Association and the following provisions; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules. The parties agree that they shall use their best efforts to cause the matter to be presented to a panel of three arbitrators (at least one of whom shall have at least ten years of industry experience relating to the subject matter of the dispute) within thirty (30) days after the establishment of such panel. Such selection of arbitrators shall be made in accordance with the Rules. There shall be no discovery. Pending the arbitration hearing, any provisional remedy that would be available to a party from a court of law shall be available from the arbitration panel. The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties to the dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any person who is a party to the arbitration proceeding. The costs and expenses incurred in the course of such arbitration shall be borne by the party or parties against whose favor the decisions and conclusions of the arbitration panel are rendered; provided, however, that if the arbitration panel determines that its decisions are not rendered wholly against the favor of one party or parties or the other, the arbitration panel shall be authorized to apportion such costs and expenses in the manner that it deems fair and just in light of the merits of the dispute and its resolution. The arbitration panel shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive or consequential damages against any party.

                         (Signatures on following page)

     IN WITNESS WHEREOF, SYSCO, Merger Sub and DFI have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SYSCO:
SYSCO CORPORATION:

      /s/ KENT R. BERKE
--------------------------------

By:       Kent R. Berke
Its:      Assistant Vice President

MERGER SUB:
SYSCO FOOD SERVICES OF EASTERN VIRGINIA, INC.

      /s/ KENT R. BERKE
--------------------------------

By:       Kent R. Berke
Its:      Vice President

DFI:
DOUGHTIE'S FOODS, INC.:

    /s/ STEVEN C. HOUFEK
--------------------------------

By:      Steven C. Houfek
Its:     President and Chief Executive Officer

                                                                      APPENDIX B
                                            May 5, 1999

Board of Directors
Doughtie's Foods, Inc.
2410 Wesley Street
Portsmouth, Virginia 23707

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Doughtie's Foods, Inc. (the "Company") of the Merger Consideration, as defined below, in the proposed merger (the "Merger") of the Company with and into SYSCO MERGER, INC. (the "Purchaser"), which is a wholly-owned subsidiary of SYSCO CORPORATION ("SYSCO"). Pursuant to the Agreement And Plan Of Merger dated as of May 5, 1999 (the "Agreement"), the Company will merge with and into Purchaser and each share of the Company's common stock, par value $1.00 per share, shall be converted into the right to receive (i) $17.00 in cash, (ii) the equivalent value paid in shares of SYSCO common stock, or (iii) a combination of cash and SYSCO common stock, all subject to possible adjustments under certain circumstances as set forth in the Agreement (the "Merger Consideration").

     In arriving at our opinion, we, among other things: (i) reviewed the Agreement; (ii) solicited the interest of selected outside third parties as to their level of interest in pursuing a possible transaction with the Company;
(iii) met with directors, officers and certain members of management of the Company to discuss the respective business, financial condition, operating results and future prospects for the Company; (iv) reviewed the Company's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the two years ended December 31, 1997; (v) reviewed the Company's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998 and the press release announcing earnings for the quarterly period and year ended December 31, 1998; (vi) SYSCO'S Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the two years ended June 27, 1998; (vii) SYSCO'S Quarterly Reports on Form 10-Q and related financial information for the quarterly periods ended September 26, 1998 and December 26, 1998; (viii) certain publicly available information with respect to historical market prices and trading activities for the Company's common stock, SYSCO's common stock and for certain publicly traded food service industry companies which we deemed relevant; (ix) certain publicly available information with respect to selected food industry companies; (x) certain other merger and acquisition transactions which we deemed relevant; and (xi) such other financial studies, analyses, inquiries and other matters as we deemed reasonable and appropriate.

     In rendering this opinion, we have relied upon the accuracy and completeness of all financial and other information furnished to us by, or on behalf of, the Company and SYSCO, and other information that we considered in our review and we have not assumed any responsibility for independent verification of such information. We have relied upon the Company's management as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases thereof and assumed that such forecasts and projections reflect the best currently available estimates and judgements of the Company's management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated. We also assumed, without independent verification, that the Company's aggregate reserves for losses, litigation and other contingencies are adequate to cover such losses. Additionally, we did not undertake any independent valuation or appraisal of the real estate owned by the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Although subsequent developments may affect this opinion, we do no have any obligation to update or revise this opinion. Furthermore, we are not expressing any opinion herein as to the range of value or prices at which SYSCO'S common stock will trade in the public markets subsequent to the consummation of the Merger.

     Mann, Armistead & Epperson, Ltd., as part of its investment banking services, is regularly engaged in the valuation of private and public businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes, and acting as financial advisor in connection with other forms of strategic corporate transactions. Pursuant to our engagement in connection with this fairness opinion, we will receive a fee for our services in rendering said opinion, a substantial portion of which is contingent upon the consummation of the Merger.

     The opinion expressed herein is provided solely for the benefit of the Board of Directors of the Company and the opinion, and any supporting analyses or other material supplied by us may not be quoted, referred to, or used in any public filing or in any written document or for any other purpose without the prior written approval of Mann, Armistead & Epperson, Ltd. This letter is not intended to, and shall not, confer any rights or remedies upon any security holder of the Company or any other person or entity.

     Based upon the foregoing considerations, it is our opinion that as of May 5, 1999, the Merger Consideration to be received by the stockholders of the Company upon consummation of the Merger is fair, from a financial point of view, to the stockholders of the Company.

                                            Truly yours,

                                            /s/ MANN, ARMISTEAD & EPPERSON, LTD.

                                            MANN, ARMISTEAD & EPPERSON, LTD.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors and other persons for losses and expenses incurred under certain circumstances. The Registrant's Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Pursuant to the Registrant's By-laws, the Registrant maintains insurance on behalf of, and may indemnify, officers, directors, employees and agents of the Registrant against any liability asserted against them or incurred by them in any such capacity, or arising out of their status as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          5.1*           -- Opinion of Arnall Golden & Gregory, LLP with respect to legality of the securities to be registered
          8.1*           -- Opinion of Arnall Golden & Gregory, LLP regarding tax
                            matters
          8.2*           -- Opinion of McGuire, Woods, Battle & Boothe LLP regarding tax matters
         15.1*           -- Letter re unaudited financial statements
         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of PricewaterhouseCoopers LLP
         23.3            -- Consent of Arnall Golden & Gregory, LLP (included in the opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement)
         23.4            -- Consent of McGuire, Woods, Battle & Boothe LLP (included in the opinion filed as Exhibit 8.2 to this Registration
                            Statement)
         24.1            -- Powers of Attorney (included in the signature page of
                            this Registration Statement)
         99.1            -- Agreement and Plan of Merger, dated as of May 5, 1999, by and between SYSCO, SYSCO Food Services of Eastern
                            Virginia, Inc. and Doughtie's Foods, Inc. (attached as
                            Appendix A to the Proxy Statement/Prospectus included as
                            a part of this Registration Statement).
         99.2            -- Opinion of Mann, Armistead & Epperson, Ltd. (attached as
                            Appendix B to the Proxy Statement/Prospectus included as
                            a part of this Registration Statement)
         99.3*           -- Form of Proxy Card for Doughtie's Special Meeting
         99.4*           -- Cash Election Form

---------------

* Filed herewith

     (b) Financial Statement Schedules -- None

     (c) Report, Opinion or Appraisal -- Furnished as part of the prospectus

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          7. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas, on the 21st day of July, 1999.

                                            SYSCO CORPORATION

                                            By:     /s/ BILL M. LINDIG
                                              ----------------------------------
                                                        Bill M. Lindig
                                                           Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints John F. Woodhouse, Bill M. Lindig and John K. Stubblefield, Jr., or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ BILL M. LINDIG                    Chairman, Chief Executive          July 21, 1999
-----------------------------------------------------    Officer and Director
                   Bill M. Lindig                        (principal executive officer)

            /s/ JOHN K. STUBBLEFIELD, JR.              Senior Vice President Financial    July 21, 1999
-----------------------------------------------------    and Administration (principal
              John K. Stubblefield, Jr.                  financial and accounting
                                                         officer)

                /s/ JOHN F. WOODHOUSE                  Senior Chairman of the Board of    July 21, 1999
-----------------------------------------------------    Directors
                  John F. Woodhouse

                /s/ JOHN W. ANDERSON                   Director                           July 21, 1999
-----------------------------------------------------
                  John W. Anderson

                /s/ GORDON M. BETHUNE                  Director                           July 21, 1999
-----------------------------------------------------
                  Gordon M. Bethune

                /s/ COLIN G. CAMPBELL                  Director                           July 21, 1999
-----------------------------------------------------
                  Colin G. Campbell

                /s/ CHARLES H. COTROS                  Director                           July 21, 1999
-----------------------------------------------------
                  Charles H. Cotros

                /s/ JUDITH B. CRAVEN                   Director                           July 21, 1999
-----------------------------------------------------
                  Judith B. Craven

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

              /s/ FRANK A. GODCHAUX III                Director                           July 21, 1999
-----------------------------------------------------
                Frank A. Godchaux III

                 /s/ JONATHAN GOLDEN                   Director                           July 21, 1999
-----------------------------------------------------
                   Jonathan Golden

               /s/ RICHARD G. MERRILL                  Director                           July 21, 1999
-----------------------------------------------------
                 Richard G. Merrill

               /s/ FRANK H. RICHARDSON                 Director                           July 21, 1999
-----------------------------------------------------
                 Frank H. Richardson

              /s/ RICHARD J. SCHNIEDERS                Director                           July 21, 1999
-----------------------------------------------------
                Richard J. Schnieders

                /s/ PHYLLIS S. SEWELL                  Director                           July 21, 1999
-----------------------------------------------------
                  Phyllis S. Sewell

                /s/ ARTHUR J. SWENKA                   Director                           July 21, 1999
-----------------------------------------------------
                  Arthur J. Swenka

              /s/ THOMAS B. WALKER, JR.                Director                           July 21, 1999
-----------------------------------------------------
                Thomas B. Walker, Jr.

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          5.1*           -- Opinion of Arnall Golden & Gregory, LLP with respect to legality of the securities to be registered
          8.1*           -- Opinion of Arnall Golden & Gregory, LLP regarding tax
                            matters
          8.2*           -- Opinion of McGuire, Woods, Battle & Boothe LLP regarding tax matters
         15.1*           -- Letter re unaudited financial statements
         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of PricewaterhouseCoopers LLP
         23.3            -- Consent of Arnall Golden & Gregory, LLP (included in the opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement)
         23.4            -- Consent of McGuire, Woods, Battle & Boothe LLP (included in the opinion filed as Exhibit 8.2 to this Registration
                            Statement)
         24.1            -- Powers of Attorney (included in the signature page of
                            this Registration Statement)
         99.1            -- Agreement and Plan of Merger, dated as of May 5, 1999, by and between SYSCO, SYSCO Food Services of Eastern
                            Virginia, Inc. and Doughtie's Foods, Inc. (attached as
                            Appendix A to the Proxy Statement/Prospectus included as
                            a part of this Registration Statement).
         99.2            -- Opinion of Mann, Armistead & Epperson, Ltd. (attached as
                            Appendix B to the Proxy Statement/Prospectus included as
                            a part of this Registration Statement)
         99.3*           -- Form of Proxy Card for Doughtie's Special Meeting
         99.4*           -- Cash Election Form

---------------

* Filed herewith